                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-58711

PROSPECTUS
ISSUED OCTOBER 1, 1998

                               FRESH FOODS, INC.
                            OFFER TO EXCHANGE UP TO
                              $115,000,000 OF ITS
                         10 3/4% SENIOR NOTES DUE 2006
     (FRESH FOODS, INC. LOGO)                               (PIERRE LOGO)
                             FOR ANY AND ALL OF ITS
                            OUTSTANDING $115,000,000
                         10 3/4% SENIOR NOTES DUE 2006

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                     ON NOVEMBER 2, 1998, UNLESS EXTENDED.

     Fresh Foods, Inc. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate of up to $115.0 million principal amount of its 10 3/4% Senior Notes Due 2006 (the "Exchange Notes") for an identical face amount of the issued and outstanding 10 3/4% Senior Notes Due 2006 (the "Initial Notes"). (The Exchange Notes and the Initial Notes are referred to herein collectively as the "Notes.") As of the date of this Prospectus, the aggregate principal amount of Initial Notes outstanding is $115.0 million.

     The terms of the Exchange Notes are identical in all material respects to the terms of the Initial Notes, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for an increase of interest rate on the Initial Notes under certain circumstances relating to the Registration Rights Agreement (as defined herein), which provisions will terminate as to all of the Notes upon consummation of the Exchange Offer.

     Interest on the Exchange Notes will be payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1998. The Notes will mature on June 1, 2006, unless previously redeemed, and will not be subject to any sinking fund requirement. The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the date of redemption. Prior to June 1, 2001, the Company, at its option, may redeem in the aggregate up to 35.0% of the original principal amount of the Notes at 110.75% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon to the redemption date with the Net Cash Proceeds (as defined herein) of one or more Public Equity Offerings (as defined herein), provided that at least 65.0% of the original principal amount of the Notes remains outstanding after each such redemption. See "Description of the Exchange Notes -- Optional Redemption."

     The Exchange Notes will represent senior unsecured obligations of the Company, ranking senior in right and priority of payment to any indebtedness of the Company that by its terms is expressly subordinated to the Exchange Notes. The Exchange Notes will be unconditionally guaranteed, on a senior unsecured basis, by all present and future direct and indirect Restricted Subsidiaries as defined herein (each such guarantee being a "Guarantee" and each such guarantor being a "Guarantor"). Currently, no indebtedness of the Company is subordinated to the Exchange Notes. The Exchange Notes, however, will be effectively subordinated to secured indebtedness of the Company and the Guarantors (including indebtedness under the Bank Facility (as defined herein) with respect to the assets securing such indebtedness).

     As of June 9, 1998, after giving effect to the Transactions (as defined herein), the Company and its Restricted Subsidiaries had $33.9 million of secured indebtedness outstanding. In addition, the Company had $20.5 million of additional borrowing availability under the Bank Facility. See "Capitalization of the Company," "Description of Bank Facility" and "Description of the Exchange Notes -- Ranking of the Exchange Notes."

     In the event of a Change of Control (as defined herein), holders of the Exchange Notes will have the right to require the Company to purchase their Exchange Notes at 101.0% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the purchase date. See "Description of the Exchange Notes -- Change of Control."
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF THE INITIAL NOTES PRIOR TO TENDERING INITIAL NOTES IN THE EXCHANGE OFFER.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
          HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                             (cover continued on following page)
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(cover continued from previous page)

     In addition, the Company is obligated in certain instances to make offers to purchase the Exchange Notes at a purchase price in cash equal to 100.0% of the principal amount thereof plus accrued and unpaid interest thereon to the purchase date with the Net Available Cash (as defined herein) from certain asset sales. See "Description of the Exchange Notes -- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

     The Initial Notes were issued and sold on June 9, 1998 in a transaction not registered under the Securities Act in reliance upon an exemption from the registration requirements thereof (the "Initial Notes Offering"). In general, the Initial Notes may not be offered or sold unless registered under the Securities Act or unless offered or sold pursuant to an exemption from, or in a transaction not subject to, the Securities Act.

     The Exchange Notes are being offered hereby to satisfy certain obligations of the Company and the Guarantors contained in the Registration Rights Agreement. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to other persons, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for resale, resold or otherwise transferred by any holder thereof (other than any holder that is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of the Exchange Notes. The Company has not sought, however, and does not intend to seek, its own no-action letter, and there can be no assurance that the Commission staff would make a similar determination with respect to the Exchange Offer. Notwithstanding the foregoing, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Initial Notes acquired directly from the Company). The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Initial Notes are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc. (the "NASD"). There is no established trading market for the Exchange Notes. The Company does not currently intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The certificates representing the Exchange Notes will be issued in fully registered form.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange. Initial Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. The Company will not receive any proceeds from the Exchange Offer. The Company and the Guarantors will pay certain expenses incident to the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on November 2, 1998 (the "Expiration Date"). The Company does not currently intend to extend the Expiration Date.

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder and, in accordance therewith, files reports, proxy statements and other information with the Commission via EDGAR. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Commission's following Regional Offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Materials filed electronically with the Commission via EDGAR can also be accessed through the Commission's home page at http://www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the NASD, 1735 K Street, N.W., Washington, D.C. 2006.

     The Company has agreed that, notwithstanding that it may not be required to do so by the rules and regulations of the Commission, it will furnish to the holders of Notes and the Trustee (as defined herein), and will file with the Commission, all information, documents and reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, the Company will make available, upon request, to any holder and any prospective purchaser of Notes, the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to Matthew V. Hollifield, Fresh Foods, Inc., 3437 E. Main Street, Claremont, North Carolina 28610, telephone number: (800) 222-9771.

     This Prospectus constitutes a part of a registration statement on Form S-4 filed by the Company and the Guarantors with the Commission under the Securities Act (the "Registration Statement"). As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto. Reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company, the Guarantors and the Exchange Notes. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

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                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that the Company expects, believes, intends or anticipates will or may occur in the future, are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Important factors that could contribute to such differences are set forth herein under "Risk Factors," including, but not limited to, the substantial leverage of the Company upon completion of the Offering, the holding company structure of the Company and limitations on access to cash flow, restrictions imposed on the Company by the Bank Facility and the Indenture (each as defined herein), risks relating to the Acquisition and the Company's ability to execute its business strategy, competitive considerations, government regulation and general risks of the food industry, the possibility of adverse changes in food costs and the availability of supplies, personnel, potential labor disruptions, "Year 2000" issues, the potential inability of the Company to repurchase Notes upon a change of control and the potential impact of fraudulent conveyance laws.

               CAUTIONARY STATEMENT REGARDING INDUSTRY FORECASTS

     Market data and certain industry forecasts used throughout this Prospectus were obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, industry forecasts, while believed to be reliable, have not been independently verified and the Company does not make any representation as to the accuracy of such information.

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                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the financial statements and the related notes thereto, included elsewhere in this Prospectus. In this Prospectus, unless the context otherwise requires: the term "Company" refers to Fresh Foods, Inc., formerly known as WSMP, Inc., and its subsidiaries upon consummation of the purchase (the "Acquisition") by a wholly-owned subsidiary of Fresh Foods of substantially all of the business in Cincinnati, Ohio, and a portion of the business in Caryville, Tennessee (collectively, "Pierre"), conducted by the Pierre Foods Division of Hudson Foods, Inc. ("Hudson"), a subsidiary of Tyson Foods, Inc. ("Tyson"); and the term "Fresh Foods" refers to Fresh Foods, Inc. prior to the Acquisition. The Company, a North Carolina corporation organized on March 12, 1970, is located at 3437 E. Main Street, Claremont, North Carolina 28610; its telephone number at that address is (800) 222-9771. The Company's fiscal year ended February 23, 1996 is referred to herein as "fiscal 1996"; its fiscal year ended February 28, 1997 is "fiscal 1997"; its fiscal year ended February 27, 1998 is "fiscal 1998"; and its current fiscal year is "fiscal 1999." Holders of the Initial Notes should carefully consider the information set forth under the caption "Risk Factors" prior to tendering Initial Notes in the Exchange Offer.

                                  THE COMPANY

OVERVIEW

     The Company is a leading vertically-integrated producer and marketer of fully-cooked branded and private label meat products and microwaveable sandwiches for the domestic foodservice and home meal replacement ("HMR") markets. The Company sells its high-quality, value-added products through various distribution channels under the Pierre, Fast Choice and Mom 'n' Pop's brand names, which are widely recognized in the food industry. The Acquisition is the culmination of a ten-year partnership, during which Pierre became Fresh Foods' largest customer, representing approximately 58% of Fresh Foods' fiscal 1998 food processing revenues. In addition to its food processing business, the Company owns and operates 65, and franchises an additional 39, restaurants operating under the Sagebrush, Western Steer, Prime Sirloin and Bennett's concepts. For fiscal 1998, the Company had revenues and Adjusted Pro Forma EBITDA (as defined herein) of $269.3 million and $30.0 million, respectively.

     The Company produces high-margin specialty beef, poultry and pork products that provide superior quality and are typically custom-developed to meet specific customer requirements. The Company adds value for its customers by offering comprehensive food solutions, including proprietary product development, special ingredients and recipes as well as custom packaging programs. The Company purchases beef, poultry and pork, which it processes into a broad range of fully-cooked food products such as: flame-broiled chicken; beef, turkey and pork patties; country-fried steak; chicken nuggets; and beef and pork fingers. These products are (i) sold to foodservice customers such as restaurant chains, schools and healthcare providers, (ii) sold through various distribution channels, including warehouse clubs and grocery stores, or (iii) combined with specialty breads to produce microwaveable sandwiches that are sold through HMR channels such as convenience stores, vending machines, warehouse clubs and grocery stores. The Company currently supplies a variety of fully-cooked meat products under the Pierre brand name to 91 of the 100 largest public primary and secondary school districts, and approximately 50% of all public primary and secondary schools, in the United States for use in cafeterias and snack bars. The Company has recently entered into licensing agreements with Hardee's Food Systems, Inc. ("Hardee's"), Checkers Drive-In Restaurants, Inc. ("Checkers"), Rally's Hamburgers, Inc. ("Rally's"), Nathan's Famous, Inc. ("Nathan's Famous") and GB Foods Corp. ("Green Burrito") to begin producing and marketing microwaveable Hardee's, Checkers, Rally's and Nathan's Famous sandwiches and to market Green Burrito products through the Company's existing distribution channels. The Company believes that the introduction of these widely-recognized, branded products will further enhance the Company's leading position in the microwaveable sandwich market.

     The Company's longstanding customer relationships, reputation for high-quality products, proprietary recipes and national presence enable it to compete effectively in the markets that it serves. The Company has developed customized meat and bread recipes that are specifically designed to maintain flavor and texture under specialized applications, such as microwave oven conditions, resulting in higher quality meals and
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greater customer satisfaction. The Company's product development team works closely with customers to develop new products for specific customer applications. For fiscal 1998, 14.3% of the Company's food processing sales were from stock keeping units ("SKUs") introduced during fiscal 1997 or fiscal 1998. By working closely with its customers during the product development stage, the Company has become an integral component of their operations, as evidenced by the fact that the Company has sold to its twenty largest customers for an average of more than nine years. In fiscal 1998, however, no one customer accounted for more than 4.0% of the Company's revenues.

     The Company's predecessor was founded in 1966 to own and operate restaurants, initially under the Mom 'n' Pop's Ham House concept and later under the Western Steer family steakhouse and other concepts. The Company's food processing business was originally developed to support these restaurants, but has grown independently to become the Company's principal business and the primary focus of its growth strategy. In order to enhance the value of the Company's restaurant business, the Company acquired Sagebrush, Inc. in January 1998 and is converting most of its existing restaurants to the successful Sagebrush concept.

     The Company's restaurant operations are located primarily in smaller cities and suburban areas in the southeastern United States, a market niche where the primary competitors are economy steakhouses. At September 5, 1998, the Company owned and operated 45 Sagebrush steakhouse restaurants, which provide family-oriented, full-service casual dining in an atmosphere suggestive of a Texas roadhouse. The Company also owned and operated 14 Western Steer and five Prime Sirloin restaurants, which are more mature family steakhouses using the "buffet and bakery" format, and one Bennett's barbecue-style restaurant. Sagebrush restaurants are the only casual dining steakhouses in a majority of the local markets in which they operate. The Company intends to convert all but 10 of its family steakhouse restaurants to the Sagebrush concept within two years based on the historically attractive unit economics of the Sagebrush format. A typical Sagebrush restaurant generates 44% more revenue and 99% more EBITDA than a typical Western Steer restaurant. The Company has extensive experience in converting restaurants to the Sagebrush format as 32 of the Company's 45 Sagebrush restaurants were originally converted from other restaurant concepts.

FOOD PROCESSING INDUSTRY OVERVIEW

     The Company is a value-added food processor focused on the foodservice and HMR markets. The foodservice market is composed of establishments that serve food away from the home, including commercial establishments such as restaurants and non-commercial establishments such as schools, healthcare providers and other institutions. According to the National Restaurant Association, the domestic foodservice industry generated revenues of $321 billion in 1997 and has grown by $51 billion over the last five years.

     The Company also sells its meat products and sandwiches into the HMR market, which includes fully-cooked foods purchased through establishments such as convenience stores, vending machines, warehouse clubs and grocery stores. The HMR market has experienced significant growth over the past several years due to numerous demographic factors, including the increase in single-parent families and dual income households and a general decline in leisure time. According to Technomic, the $44 billion HMR market has grown at a compound annual rate of 8% over the past five years and is expected to grow 15% annually over the next three years.

     The Company is well-positioned to take advantage of the following food industry trends:

     Increased Outsourcing by Foodservice Providers. Rising public concern over the safety of foods prepared in public dining establishments has resulted in dramatic growth of the market for fully-cooked foods produced under stringent quality controls. Many foodservice companies are now outsourcing much of their food preparation in order to: (i) avoid the cost and administrative requirements associated with meeting federal quality standards; (ii) maximize food safety;
(iii) ensure product consistency; (iv) reduce labor costs; and (v) reduce the amount of food waste. Due to the Company's ability to address these issues, it is in an excellent position to respond to this rapid growth in food production outsourcing.

     Growth in Number of HMR Outlets. The growth of alternative food outlets such as convenience stores, vending machines, warehouse clubs and food kiosks has created additional demand for packaged and fully-cooked food products. According to Convenience Store News, approximately 82% of all convenience store

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

operators are currently expanding in-house foodservice or adding branded fast foods. Non-traditional outlets often lack extensive preparation, cooking and storage facilities, resulting in a need for fully-cooked foods such as the Company's products. The Company's branded and private label sandwich programs provide a safe and high-quality solution for these operators.

     Growth in Sales of Fully-Cooked Food Products in Grocery Stores. The increased use of HMR outlets has contributed to a gradual decline in home-cooked meals, which has in turn eroded grocery stores' share of food sales. According to Forbes, the percentage of sales attributed to meal ingredients has declined from 70% to 47% between 1989 and 1996. To combat this decline, grocery stores are now turning to independent suppliers to provide branded and private label packaged and fully-cooked food products. The Company believes that it can continue to capitalize on this trend by providing high-quality, fully-cooked food products to grocery stores.

     Increased Consumer Demand for Convenience Foods. The market for branded and private label packaged foods, particularly for easy-to-prepare, microwaveable convenience foods, has experienced substantial growth over the past several years. One of the fastest growing segments in this category is the estimated $2.5 billion refrigerated and frozen hand-held foods segment, which includes sandwiches, meat-filled biscuits, burritos, appetizers and other similar products. This segment grew at an estimated compound annual rate of 5% from 1992 to 1996 and is expected to grow by 7% annually from 1998 to 2000, according to Packaged Facts. The Company currently offers a full line of microwaveable sandwiches sold under the Pierre, Fast Choice and Mom 'n' Pop's brand names and has plans to expand this product line through its licensing agreements with Hardee's, Checkers, Rally's, Nathan's Famous and Green Burrito.

     Increased Government Regulation in the Food Processing Industry. The food processing industry is subject to increasing federal, state and local government regulation. The Hazard Analysis and Critical Control Points ("HACCP") system of the United States Department of Agriculture (the "USDA"), governing the preparation and production of food, has made it more difficult for foodservice companies to prepare their own food products. Many customers, such as school systems, inspect their food suppliers to ensure product safety and quality standards. The Company's facilities are in full compliance with HACCP standards, and its Cincinnati facility has held the USDA's "Total Quality Control" seal since 1986, a designation held by only 11% of meat processing facilities in the United States.

ACQUISITION RATIONALE AND BUSINESS STRATEGY

     The Acquisition positions the Company as a leading producer of value-added, fully-cooked food products as well as the largest and highest-quality producer of microwaveable sandwiches in the United States. Prior to the Acquisition, Pierre shipped fully-cooked meat products from its facility in Cincinnati, Ohio, to Fresh Foods' facility in Claremont, North Carolina, to be combined with specialty breads to produce ready-to-eat sandwiches. These sandwiches were then shipped back to Pierre for distribution. Following the Acquisition, the Company is vertically integrated, controlling all aspects of the production and distribution process, enabling it to realize numerous production, marketing, logistical and product development efficiencies.

     The Acquisition combines two strong management teams with diverse experience in food processing and with complementary skills in product development, production, quality control and marketing. Four of Pierre's senior executives each have in excess of 20 years' experience in the food processing industry, and three of the four have been working in partnership with Fresh Foods for the entire ten-year life of the Pierre/Fresh Foods relationship.

     The Company's management has developed the following business strategy:

     Further Penetrate Existing Distribution Channels with Additional
Products. The Company expects to leverage its longstanding customer relationships and strong product development capabilities by introducing new products through its existing distribution channels. The Company's product development specialists work closely with its customers to identify industry trends and to develop value-added food products that meet customer taste, consistency and safety standards. For example, fresh sandwiches, such as ham-and-cheese and chicken salad, are one of the fastest growing segments of the convenience store and vending machine

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

distribution channels. The Company recently constructed a fresh sandwich production "clean room" with the capacity to prepare and package 500,000 fresh sandwiches per week. This facility utilizes modified atmosphere packaging ("MAP") technology, which enables the Company to sell fresh sandwiches with extended shelf lives. In developing this fresh sandwich capability, the Company has worked closely with existing customers to create products with the particular taste, quality and shelf-life characteristics they desire.

     Maximize Benefits of Vertical Integration. The Acquisition provides an opportunity to increase operating efficiencies at the Company's Cincinnati and Claremont food processing facilities. As an independent, vertically-integrated producer, the Company will have greater control over production scheduling at its facilities, which should result in longer production run times, increased throughput and reduced production costs. The Acquisition also should result in reduced administrative costs, greater purchasing power and better product distribution.

     Further Develop Strategic Alliances with Recognized Restaurant Chains. The Company has recently entered into licensing agreements to produce and market microwaveable Hardee's, Checkers, Rally's and Nathan's Famous sandwiches and to market Green Burrito products through its existing distribution channels. These licensing agreements allow the restaurant companies to generate royalty revenues and build brand awareness with no capital investment. According to FoodService Director, the number of outlets offering restaurant-branded products grew at a compound annual growth rate of 34% from 1993 to 1996. Restaurant-branded products have a distinct advantage in outlets such as convenience stores, vending machines, warehouse clubs and grocery stores in that they are widely recognized by consumers. The Company's quality reputation and experience in the premium microwaveable sandwich segment position it as an attractive partner for restaurant chains seeking additional distribution channels.

     Capitalize on Existing Health, Safety and Quality Standards. The Company maintains rigid health, safety and quality control standards, enabling it to meet the requirements of virtually every potential prepared-food customer. Many customers, such as school systems, inspect their food suppliers to ensure product safety and quality standards. The Company's facilities are in full compliance with HACCP standards, and its Cincinnati facility has held the USDA's "Total Quality Control" seal since 1986, a designation held by only 11% of meat processing facilities in the United States. The Company believes that its reputation for safety and quality provides it with the ability to capitalize on current outsourcing trends in the foodservice industry.

     Convert Existing Restaurants into Sagebrush Format. Because of the comparatively attractive unit economics of the Sagebrush concept, the Company intends to convert all but seven of its family steakhouse restaurants to the Sagebrush concept within two years at an average cost of $600,000 per conversion. A typical Sagebrush generates 44% more revenue and 99% more EBITDA than a typical Western Steer restaurant. The Company has extensive experience in converting restaurants to the Sagebrush format as 32 of the Company's 45 Sagebrush restaurants were originally converted from other restaurant concepts. Since acquiring Sagebrush, Inc. in January 1998, the Company has converted seven Western Steer restaurants, including one acquired from a franchisee (and converted immediately), and one Prime Sirloin restaurant to the Sagebrush concept and has realized a significant increase in weekly sales volume at these locations. The Company has no plans for new restaurant construction.

THE TRANSACTIONS

     On June 9, 1998, Fresh Foods, through a wholly-owned subsidiary, acquired Pierre from Hudson, a wholly-owned subsidiary of Tyson. Fresh Foods paid a cash purchase price of $122.0 million and assumed certain of Hudson's liabilities, consisting principally of trade payables and other similar liabilities (estimated at $8.1 million in the aggregate as of February 27, 1998). See "The Acquisition."

     The Company funded the Acquisition in part by drawing upon a five-year, $75.0 million revolving bank credit facility, established on June 9, 1998, with availability subject to a borrowing base formula (the "Bank Facility"). As of June 9, 1998, after giving effect to the Transactions, the Company had $20.5 million in borrowing availability under the Bank Facility. The Bank Facility is secured by substantially all of the assets of the Company and the Guarantors and is available for working capital, permitted acquisitions and general corporate purposes. See "Description of Bank Facility."

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

     The Acquisition, the establishment of the Bank Facility and the offer, issuance and sale of the Notes in the Offering were consummated concurrently with one another and are sometimes referred to herein collectively as the "Transactions."

                               THE EXCHANGE OFFER

The Exchange Offer.........  The Company is offering to exchange pursuant to the
                             Exchange Offer up to $115.0 million aggregate principal amount of its 10 3/4% Senior Notes Due 2006 for a like aggregate principal amount of its outstanding 10 3/4% Senior Notes Due 2006. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Initial Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof (other than as provided herein) and are not subject to any covenant regarding registration under the Securities Act. See "The Exchange Offer."

Interest Payments..........  Interest on the Exchange Notes shall accrue from the last Interest Payment Date (December 1 or June
                             1) on which interest was paid on the Notes so surrendered or, if no interest has been paid on such Notes, from June 9, 1998.

Minimum Condition..........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange.

Expiration Date; Withdrawal
  of Tender................  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on November 2, 1998. The Company does not currently intend to extend the Expiration Date. Tenders may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer -- Expiration Date; Extension; Termination; Amendment" and "Withdrawal of Rights."

Conditions to the Exchange
  Offer....................  The Exchange Offer is subject to certain conditions, including that the Exchange Offer not violate any applicable law, statute, rule, regulation or interpretation of the Commission staff, that all necessary governmental approvals are obtained and that one or more of the following events do not occur: (i) a general suspension of, shortening of hours for, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, (iii) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or (iv) a limitation by any governmental authority on, or other event having reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States. See "The Exchange Offer -- Certain Conditions to the Exchange Offer."

Procedures for Tendering
  Initial Notes............  Each holder of Initial Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, together with the Initial Notes and any other required documentation, to the Exchange

                             Agent (as defined herein) at the address set forth herein. See "The Exchange Offer -- Procedures for Tendering Initial Notes" and "Plan of Distribution."

Use of Proceeds............  There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

Special Procedures for
  Beneficial Owners........  Any beneficial owner whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and who wishes to tender, should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering the Initial Notes, either make appropriate arrangements to register ownership of the Initial Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer -- Procedure for Tendering Initial Notes."

Guaranteed Delivery
  Procedures...............  Holders of Initial Notes who wish to tender their
                             Initial Notes and whose Initial Notes are not entirely available or who cannot deliver their Initial Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Initial Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Acceptance of Initial Notes
  and Delivery of the
  Exchange Notes...........  The Company will accept for exchange any and all
                             Initial Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Expiration Date; Extension; Termination; Amendment" and "Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes."

Effect on the Holders of
  Initial Notes............  As a result of the making of, and upon acceptance for exchange of all validly tendered Initial Notes pursuant to the terms of, the Exchange Offer, the Company and the Guarantors will have fulfilled the covenant contained in the Registration Rights Agreement dated June 9, 1998 (the "Registration Rights Agreement") among the Company, the Guarantors, First Union Capital Markets, a division of Wheat First Securities, Inc., and BancAmerica Robertson Stephens (the "Initial Purchasers") and, accordingly, there will be no increase in the interest rate on the Initial Notes pursuant to the terms of the Registration Rights Agreement, and the holders of the Initial Notes will have no further registration or other rights under the Registration Rights Agreement other than those which survive the Exchange Offer. Holders of the Initial Notes who do not tender their Initial Notes in the Exchange Offer will continue to hold such Initial Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture dated June 9, 1998, as supplemented by the First Supplemental Indenture dated as of September 5, 1998, among the Company, the Guarantors and State Street Bank and Trust Company, trustee (the "Trustee"), relating to the Initial Notes and the Exchange Notes (the "Indenture"), except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of, and the acceptance for exchange of all validly tendered Initial Notes pursuant to, the Exchange Offer. All untendered Initial Notes will continue to be subject to the restrictions on transfer provided for in the Initial Notes and the Indenture. To the extent that the Initial Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Initial Notes could be adversely affected.

Consequence of Failure to
  Exchange.................  Initial Notes that are not exchanged for Exchange
                             Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Initial Notes as set forth in the legend thereon and in the Indenture. The Company and the Guarantors do not currently anticipate that they will register any Initial Notes and related Guarantees which are not exchanged pursuant to the Exchange Offer under the Securities Act after the Expiration Date.

Federal Income Tax
  Consequences.............  The exchange pursuant to the Exchange Offer should not result in gain or loss to the holders or the Company for federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations."

Exchange Agent.............  State Street Bank and Trust Company is serving as exchange agent in connection with the Exchange Offer (the "Exchange Agent"). State Street Bank and Trust Company also serves as the Trustee under the Indenture. See "The Exchange Offer -- Exchange Agent."

                          TERMS OF THE EXCHANGE NOTES

Securities Offered.........  $115.0 million aggregate principal amount of
                             10 3/4% Senior Notes Due 2006.

Issuer.....................  Fresh Foods, Inc.

Maturity Date..............  June 1, 2006

Interest Payment Dates.....  June 1 and December 1 of each year, commencing
                             December 1, 1998.

Optional Redemption........  The Exchange Notes will be redeemable in cash at the option of the Company, in whole or in part, at any time on or after June 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the date of redemption. Prior to June 1, 2001, the Company, at its option, may redeem in the aggregate up to 35.0% of the original principal amount of the Exchange Notes at 110.75% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon to the redemption date, with the Net Cash Proceeds of one or more Public Equity Offerings following which there is a Public Market (as defined herein), provided that at least 65.0% of the original principal amount of the Exchange Notes remains outstanding after the occurrence of each such redemption and that each such redemption occurs within

                             60 days following the closing of the related Public Equity Offering. See "Description of the Exchange Notes -- Optional Redemption."

Ranking....................  The Exchange Notes will represent senior unsecured obligations of the Company, ranking senior in right and priority of payment to any indebtedness of the Company that by its terms is expressly subordinated to the Exchange Notes. The Exchange Notes, however, will be effectively subordinated to secured indebtedness of the Company (including indebtedness under the Bank Facility) with respect to the assets securing such indebtedness. The Exchange Notes will be structurally subordinated to all existing and future liabilities of the Subsidiaries (as defined herein) that are not Guarantors. As of June 9, 1998, after giving effect to the Transactions, the Company and its Restricted Subsidiaries had $33.9 million of secured indebtedness outstanding. See "Description of the Exchange Notes -- Ranking of the Exchange Notes."

Guarantees.................  The Exchange Notes will be unconditionally guaranteed, on a senior unsecured basis, by all present and future direct and indirect Restricted Subsidiaries. The Guarantees will rank senior in right and priority of payment to all indebtedness of each Guarantor that by its terms is expressly subordinated to such Guarantor's Guarantee. The Guarantees, however, will be effectively subordinated to secured indebtedness of each Guarantor (including indebtedness under the Bank Facility) with respect to the assets securing such indebtedness. See "Description of the Exchange Notes -- Guarantees."

Change of Control..........  In the event of a Change of Control, holders of the
                             Exchange Notes will have the right to require the Company to purchase their Exchange Notes at 101.0% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the purchase date. See "Description of the Exchange
                             Notes -- Change of Control."

Certain Covenants..........  The Indenture includes covenants for the benefit of the holders of Exchange Notes that, among other things, restrict the ability of the Company and its Restricted Subsidiaries to: (i) incur additional Indebtedness (as defined herein), (ii) pay dividends or make distributions, (iii) incur liens,
                             (iv) transfer or sell assets, (v) enter into transactions with affiliates, (vi) issue or sell stock of Restricted Subsidiaries or (vii) merge or consolidate the Company or Restricted Subsidiaries. See "Description of the Exchange Notes -- Certain Covenants."

Absence of Public Market...  The Initial Notes are designated for trading in the
                             PORTAL market. There is no established trading market for the Exchange Notes. The Company does not currently intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The certificates representing the Exchange Notes will be issued in fully registered form.

                                  RISK FACTORS

     Holders of the Initial Notes should carefully consider the matters set forth under "Risk Factors," as well as the other information and financial statements and data included in this Prospectus, prior to tendering Initial Notes in the Exchange Offer.

                             SUMMARY FINANCIAL DATA

                      SUMMARY UNAUDITED PRO FORMA COMBINED
                      FINANCIAL INFORMATION OF THE COMPANY

     The following unaudited pro forma combined financial information gives effect to the Transactions as if they had occurred on March 1, 1997, in the case of the Unaudited Pro Forma Combined Statement of Operations and Other Data of the Company, and on May 22, 1998, in the case of the Unaudited Pro Forma Combined Balance Sheet Data of the Company. The pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of what the Company's financial position or results of operations would have been had the Transactions occurred as of the above-referenced dates or of the financial position or results that may be reported by the Company in the future. The pro forma combined financial information should be read in conjunction with the historical consolidated financial statements of Fresh Foods and the historical financial statements of Pierre, the notes thereto and the other financial information contained elsewhere in this Prospectus. Such pro forma combined financial information has been derived from Fresh Foods' consolidated financial statements for fiscal 1998 and the fiscal quarter ended May 22, 1998 and from Pierre's financial statements for the twelve-month period ended February 28, 1998 and the three-month period ended May 30, 1998. See "Unaudited Pro Forma Combined Financial Information of the Company," "Selected Historical Financial Information of Fresh Foods," "Selected Historical Financial Information of Pierre," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Fresh Foods' and Pierre's financial statements included elsewhere herein.

                                                                           PRO FORMA
                                                           -----------------------------------------
                                                           TWELVE MONTHS ENDED   THREE MONTHS ENDED
                                                            FEBRUARY 27, 1998       MAY 22, 1998
                                                           -------------------   -------------------
                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues.................................................       $269,269              $ 62,311
Cost of goods sold.......................................        188,462                46,107
Selling, general and administrative......................         54,049                12,646
Depreciation and amortization............................         12,256                 2,999
                                                                --------              --------
Operating income.........................................         14,502                   559
Interest expense.........................................         15,664                 3,673
Other income (expense)...................................            739                  (310)
                                                                --------              --------
Net loss before income taxes.............................           (423)               (3,424)
Income tax benefit.......................................           (431)               (1,343)
                                                                --------              --------
Net earnings (loss)......................................       $      8              $ (2,081)
                                                                ========              ========
OTHER DATA:
Capital expenditures.....................................       $ 13,833              $  5,210
Pro Forma EBITDA(1)......................................         27,497                 3,248
Adjusted Pro Forma EBITDA(2).............................         30,002                 3,826
Cash interest expense....................................         14,993                 3,521
Ratio of total debt to Adjusted Pro Forma EBITDA.........           4.98x                39.20x
Ratio of Adjusted Pro Forma EBITDA to cash interest
  expense................................................           2.00x                 1.09x
Ratio of earnings to fixed charges(3)....................           0.97x                  .07x

                                                             AT FEBRUARY 27, 1998     AT MAY 22, 1998
                                                             --------------------   --------------------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital............................................        $ 31,528               $ 27,098
Total assets...............................................         207,194                210,236
Total debt.................................................         149,415                149,965
Shareholders' equity.......................................          38,484                 38,724

---------------

(1) EBITDA consists of earnings before income taxes, interest expense, depreciation and amortization. Corporate charge represents a charge to Pierre by Hudson based primarily on 9.5% times the book value of accounts receivable, inventory, property, plant and equipment and other assets, less accounts payable, plus certain corporate sales. See Note 7 to Pierre's financial statements. The amount of such charge was $4.8 million for the twelve months ended February 27, 1998 and $1.2 million for the three months ended May 30, 1998. EBITDA before corporate charge is presented because the Company believes that it is an appropriate financial indicator of the Company's ability to service and/or incur indebtedness; however, EBITDA before corporate charge should not be considered as an alternative to net earnings as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. Pro Forma EBITDA is calculated as follows:

                                                   TWELVE MONTHS ENDED   THREE MONTHS ENDED
                                                    FEBRUARY 27, 1998       MAY 22, 1998
                                                   -------------------   -------------------
                                                                (IN THOUSANDS)
EBITDA before corporate charge...................        $25,689               $ 3,393
Pro forma adjustments:
  Nonrecurring merger expenses(a)................          1,956                    --
  Elimination of intercompany profit in
     inventory(b)................................            (82)                 (130)
  Executive officer salary increases(c)..........            (66)                  (15)
                                                         -------               -------
          Total pro forma adjustments............          1,808                  (145)
                                                         -------               -------
Pro Forma EBITDA.................................        $27,497               $ 3,248
                                                         =======               =======

     (a) Represents nonrecurring costs incurred by Fresh Foods related to its acquisition of Sagebrush, Inc.
     (b) Represents elimination of intercompany profit recorded from transactions between Fresh Foods and Pierre.
     (c) Reflects increases in salaries to be paid to two executive officers of Pierre following the Acquisition.

(2) The Company believes the following additional adjustment is relevant to evaluating its future operating performance. Such adjustment, which reflects the estimated impact of personnel reductions (net of severance payments) at Pierre realized as of April 30, 1998, is based on estimates and assumptions made and believed to be reasonable by the Company. There can be no assurance that the estimated impact of those personnel reductions will be realized or sustainable in the future. The following calculation should not be viewed as indicative of actual or future results.

                                                   TWELVE MONTHS ENDED   THREE MONTHS ENDED
                                                    FEBRUARY 27, 1998       MAY 22, 1998
                                                   -------------------   -------------------
                                                                (IN THOUSANDS)
Pro Forma EBITDA.................................        $27,497               $ 3,248
Personnel reductions (net of severance
  payments)......................................          2,505                   578
                                                         -------               -------
  Adjusted Pro Forma EBITDA......................        $30,002               $ 3,826
                                                         =======               =======

(3) In calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs), whether expensed or capitalized, and that portion of rental expense estimated to be attributable to interest.

            SUMMARY HISTORICAL FINANCIAL INFORMATION OF FRESH FOODS

     The following summary historical financial information at the end of and for each of the fiscal years ended February 25, 1994, February 24, 1995, February 23, 1996, February 28, 1997 and February 27, 1998 has been derived from audited consolidated financial statements of Fresh Foods. The summary historical financial information for the fiscal quarters ended May 23, 1997 and May 22, 1998 has been derived from unaudited financial statements and, in the opinion of the Company's management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation, in all material respects, of the results of operations and financial position of Fresh Foods at the end of and for each such period presented. Interim period results are not necessarily indicative of results to be expected for a complete fiscal year. The summary historical financial information set forth below should be read in conjunction with the consolidated financial statements of Fresh Foods, the notes thereto and the other financial information contained elsewhere herein. See "Available Information," "Selected Historical Financial Information of Fresh Foods," "Selected Historical Financial Information of Pierre," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Fresh Foods' consolidated financial statements.

                                                                                                                FISCAL QUARTER
                                                               FISCAL YEAR ENDED                                     ENDED
                                    ------------------------------------------------------------------------   -----------------
                                    FEBRUARY 25,   FEBRUARY 24,   FEBRUARY 23,   FEBRUARY 28,   FEBRUARY 27,   MAY 23,   MAY 22,
                                        1994           1995           1996           1997           1998        1997      1998
                                    ------------   ------------   ------------   ------------   ------------   -------   -------
                                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF EARNINGS DATA:
Revenues..........................    $92,392        $122,830       $113,536       $129,934       $158,412     $36,436   $35,194
Cost of goods sold................     53,721          77,246         69,647         79,452         93,018      21,479    20,228
Restaurant operating expenses.....     23,362          26,144         26,560         29,821         39,796       9,020     9,800
Selling, general and
  administrative..................      9,832          10,410         10,588         11,651         15,593       2,916     2,766
Depreciation and amortization.....      3,346           3,405          3,476          3,600          5,004       1,016     1,126
                                      -------        --------       --------       --------       --------     -------   -------
Operating income..................      2,131           5,625          3,265          5,410          5,001       2,005     1,274
Interest expense..................      1,893           2,068          2,163          1,868          1,762         414       420
Other income/(expense)............        808           1,064            154            600            736          13      (302)
Equity in earnings (loss) of
  affiliates......................        (72)            (12)          (385)          (107)             3          18        (8)
Provision for income taxes
  (benefit).......................       (263)            575         (1,139)         2,010          1,728         620       205
                                      -------        --------       --------       --------       --------     -------   -------
Earnings before extraordinary item
  and accounting change...........      1,237           4,034          2,010          2,025          2,250       1,002       339
Extraordinary item and accounting
  change(1).......................       (245)             --             --            415             --          --        --
                                      -------        --------       --------       --------       --------     -------   -------
Net earnings......................    $   992        $  4,034       $  2,010       $  2,440       $  2,250     $ 1,002   $   339
                                      =======        ========       ========       ========       ========     =======   =======

OTHER DATA:
Capital expenditures..............    $ 6,755        $  3,674       $  3,970       $  9,702       $ 12,592       1,820     5,015
EBITDA(2).........................      6,213          10,082          6,510          9,503         10,744       3,052     2,090
Ratio of earnings to fixed
  charges(3)......................       1.39x           3.23x          1.40x          3.14x          3.15x       4.92x     2.30x

BALANCE SHEET DATA:
Working capital (deficiency)......    $  (329)       $  1,273       $  1,724       $  2,114       $   (497)    $(1,136)  $(3,880)
Total assets......................     55,502          54,939         51,994         59,571         71,656      66,471    73,915
Total debt........................     25,898          22,861         21,109         18,208         20,918      20,465    21,467
Shareholders' equity..............     19,339          22,654         22,328         31,348         39,227      33,418    39,593

---------------

(1) Reflects cumulative effect of change in accounting principle in the amount of $(245,000) in the fiscal year ended February 25, 1994 and extraordinary gain from early extinguishment of debt in the amount of $415,000 in the fiscal year ended February 28, 1997.
(2) EBITDA is defined as earnings before income taxes, interest expense, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness; however, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.
(3) In calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and extraordinary item plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs), whether expensed or capitalized, and that portion of rental expense estimated to be attributable to interest.

               SUMMARY HISTORICAL FINANCIAL INFORMATION OF PIERRE

     The following summary historical financial information at the end of and for each of the fiscal years ended September 30, 1995, September 28, 1996 and September 27, 1997 has been derived from audited financial statements contained elsewhere in this Prospectus. The summary historical financial information at the end of and for the twelve-month and eight-month periods ended February 28, 1998 and May 30, 1998, respectively, and for the eight-month period ended May 31, 1997 has been derived from unaudited financial statements and, in the opinion of the Company's management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation, in all material respects, of the results of operations and financial position of Pierre at the end of and for each such period presented. Interim period results are not necessarily indicative of results to be expected for a complete fiscal year. The summary historical financial information set forth below should be read in conjunction with the financial statements, the notes thereto and the other financial information contained elsewhere herein. See "Available Information," "Selected Historical Financial Information of Fresh Foods," "Selected Historical Financial Information of Pierre," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Pierre's financial statements.

                                         FISCAL YEAR ENDED                 TWELVE MONTHS    EIGHT MONTHS ENDED
                           ---------------------------------------------       ENDED        -------------------
                           SEPTEMBER 30,   SEPTEMBER 28,   SEPTEMBER 27,    FEBRUARY 28,    MAY 31,    MAY 30,
                               1995            1996            1997             1998          1997       1998
                           -------------   -------------   -------------   --------------   --------   --------
                                                              (IN THOUSANDS)
STATEMENT OF REVENUES AND
  EXPENSES DATA:
Revenues.................    $148,572        $136,633        $149,350         $149,446      $102,201   $ 99,827
Cost of goods sold.......      85,384          86,673          96,474           94,155        67,740     64,133
Selling, general and
  administrative.........      36,832          34,473          40,282           40,346        27,433     27,200
Depreciation.............       4,407           4,467           4,320            4,339         2,870      3,011
                             --------        --------        --------         --------      --------   --------
Excess of revenues over
  expenses before
  corporate charge.......      21,949          11,020           8,274           10,606         4,158      5,483
Corporate charge(1)......       5,153           4,748           4,700            4,763         3,211      3,317
                             --------        --------        --------         --------      --------   --------
Excess of revenues over
  expenses before income
  taxes(2)...............    $ 16,796        $  6,272        $  3,574         $  5,843      $    947   $  2,166
                             ========        ========        ========         ========      ========   ========

OTHER DATA:
Capital
  expenditures(3)........    $    913        $  1,421        $  1,405         $  1,241      $    410   $    195
EBITDA before corporate
  charge(4)..............      26,356          15,487          12,594           14,945         7,028      8,494

BALANCE SHEET DATA:
Working capital..........    $ 21,392        $ 24,681        $ 22,855         $ 25,576                 $ 23,189
Total assets.............      62,702          59,688          57,905           58,413                   54,952
Net assets...............      51,361          51,180          47,541           50,352                   45,982

---------------

(1) Represents a charge to Pierre by Hudson based primarily on 9.5% times the book value of accounts receivable, inventory, property, plant and equipment and other assets, less accounts payable, plus certain corporate sales. See
    Note 7 to Pierre's financial statements.
(2) For the periods presented, Pierre was a division of Hudson, which was itself acquired by Tyson in January 1998. Neither Hudson nor Tyson allocated specific income tax liabilities or provisions to Pierre.
(3) Reflects capital expenditures incurred in the Cincinnati facility, which the Company considers representative of capital expenditures for Pierre.
(4) EBITDA consists of excess of revenues over expenses before income taxes, interest expense, depreciation and amortization. EBITDA before corporate charge is presented because the Company believes that it is an appropriate financial indicator of Pierre's ability to service and/or incur indebtedness; however, EBITDA before corporate charge should not be considered as an alternative to excess of revenues over expenses before income taxes as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.

                                  RISK FACTORS

     In addition to the other information set forth and incorporated by reference herein, holders of Initial Notes should carefully consider the following information in evaluating the Company and its business prior to tendering Initial Notes in the Exchange Offer.

CONSEQUENCES OF FAILURE TO EXCHANGE INITIAL NOTES

     The Initial Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Initial Notes that remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Initial Notes that remain outstanding will not be entitled to any rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of the Exchange Offer, including an increase in the interest rates on the Initial Notes. The Company does not currently anticipate that it will register the Initial Notes under the Securities Act. The Initial Notes were issued to, and the Company believes are currently owned by, a small number of beneficial owners. Although the Initial Notes have been designated for trading in the PORTAL market, to the extent that Initial Notes are tendered and accepted in connection with the Exchange Offer, any trading market for Initial Notes that remain outstanding after the Exchange Offer could be adversely affected.

SUBSTANTIAL LEVERAGE

     The Company has substantial indebtedness and, as a result, significant debt service obligations. As of June 9, 1998, after giving effect to the Transactions, the Company had approximately $148.9 million of indebtedness, which represented 79.3% of its total capitalization, and had approximately $20.5 million of additional borrowing availability under the Bank Facility. See "The Acquisition -- Financing of the Acquisition," "Capitalization of the Company" and "Description of Bank Facility." In addition, the Indenture and the Company's other debt instruments allow the Company to incur additional indebtedness under certain circumstances. The ability of the Company to make payments with respect to the Exchange Notes and to satisfy its other debt obligations will depend on the Company's future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control.

     As a result of the financing of the Acquisition, the Company's interest expense will increase compared to prior years. The Company believes, based on current circumstances, that the Company's cash flow, together with available borrowings under the Bank Facility, will be sufficient to permit the Company to meet its operating expenses and to service its debt requirements as they become due for the foreseeable future. Significant assumptions underlie this belief, including, among other things, that the Company will succeed in implementing its business strategy and that there will be no material adverse developments in the business, liquidity or capital requirements of the Company. If the Company is unable to service its indebtedness, it will be required to adopt alternative strategies, which may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms.

     The degree to which the Company is leveraged could have important consequences to holders of the Exchange Notes, including these: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flows from operations must be dedicated to the payment of principal and interest on the Bank Facility and the Notes, thereby reducing the funds available to the Company for its operations; (iii) the Bank Facility and the Indenture contain financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends, sales of assets and minimum net worth requirements; (iv) the Company's borrowings under the

Bank Facility are at variable rates of interest, which expose the Company to the risk of higher interest rates; (v) the indebtedness outstanding under the Bank Facility is secured by substantially all of the assets of the Company and will mature before the Exchange Notes; (vi) the Company may be more leveraged than certain of its competitors, which may place the Company at a relative competitive disadvantage; and (vii) the Company's high degree of indebtedness could make it more vulnerable in the event of a downturn in its business. As a result of the Company's level of indebtedness, its financial capacity to respond to market conditions, extraordinary capital needs and other factors may be limited.

     If the Company is unable to generate sufficient cash flows from operations in the future to service its indebtedness, it may be required to refinance all or a portion of its indebtedness, including the Notes, or to obtain additional financing or to dispose of material assets or to discontinue certain of its operations. The Bank Facility and the Indenture restrict the Company's ability to sell assets and use proceeds therefrom. There can be no assurance that any such refinancing or asset sales would be possible under the Company's debt instruments existing at such time, that the proceeds the Company could realize for such refinancing or asset sales would be sufficient to meet the Company's obligations then due or that additional financing could be obtained.

RANKING OF THE EXCHANGE NOTES; HOLDING COMPANY STRUCTURE; LIMITATIONS ON ACCESS TO CASH FLOW

     The Exchange Notes will represent senior unsecured obligations of the Company, ranking senior in right and priority of payment to any indebtedness of the Company that by its terms is expressly subordinated to the Exchange Notes. The Exchange Notes will rank pari passu in right and priority of payment with the indebtedness under the Bank Facility. The Exchange Notes, however, will be effectively subordinated to secured indebtedness of the Company (including the Bank Facility) with respect to the assets pledged as collateral therefor. The Bank Facility will be secured by a pledge of the stock of the subsidiaries of the Company and the grant of a lien on substantially all of the assets of the Company and the subsidiaries of the Company. As of June 9, 1998, after giving effect to the Transactions, the Company and its subsidiaries had $33.9 million of secured indebtedness outstanding. The Company had $20.5 million of additional borrowing availability under the Bank Facility.

     The obligations of the Company with respect to the Exchange Notes will be guaranteed, jointly and severally, on a senior unsecured basis by the Guarantors. Any obligations of subsidiaries of the Company will be effectively senior to the claims of the Holders of the Exchange Notes with respect to the assets of such subsidiaries, except to the extent that the Holders of the Exchange Notes may be creditors of a subsidiary pursuant to a Guarantee. Any such claim by the Holders of the Exchange Notes with respect to the assets of a Guarantor will be effectively subordinated to secured indebtedness (including indebtedness under the Bank Facility) of such Guarantor with respect to the assets securing such indebtedness. The rights of the Company and its creditors, including Holders of the Notes, to realize upon the assets of a subsidiary upon such subsidiary's liquidation or reorganization (and the consequent rights of Holders of the Exchange Notes to participate in those assets) will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary or to the extent that the Holders of the Exchange Notes may be creditors with recognized claims against such subsidiary pursuant to the terms of a Guarantee (subject, however, to the prior claims of creditors holding secured indebtedness of a subsidiary with respect to the assets securing such indebtedness). The Bank Facility is secured by a pledge of the stock of all subsidiaries of the Company and a lien on substantially all of the assets of the Company and its subsidiaries.

     The Company conducts all of its operations through subsidiaries. The Company's ability to service debt, including the Exchange Notes, depends upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. All of the Company's currently existing subsidiaries have guaranteed the Exchange Notes, and all other future subsidiaries that are designated by the Company as Restricted Subsidiaries (as defined herein) are required to guarantee the Exchange Notes.

     See "Description of Bank Facility" and "Description of the Exchange Notes -- Ranking of the Exchange Notes."

RESTRICTIONS IMPOSED BY THE BANK FACILITY AND THE INDENTURE

     The Bank Facility and the Indenture include covenants that, among other things, limit or restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, enter into certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. There can be no assurance that such limitations and restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or engage in other business activities that may be in the interest of the Company. The Bank Facility also requires the Company to maintain compliance with certain financial ratios. The ability of the Company to comply with such ratios may be affected by events beyond the Company's control. A breach of any of these covenants or the inability of the Company to comply with the required financial ratios could result in a default under the Bank Facility. In the event of any such default, the lenders under the Bank Facility could elect to declare all borrowings outstanding under the Bank Facility, together with accrued interest and other fees, to be due and payable. If the Company were unable to repay any such borrowings when due, the lenders could proceed against their collateral. There can be no assurance that, if the indebtedness under the Bank Facility or the Exchange Notes were to be accelerated, the assets of the Company would be sufficient to repay such indebtedness in full. See "Description of Bank Facility" and "Description of the Exchange Notes."

RISKS RELATING TO THE ACQUISITION AND EXECUTION OF THE COMPANY'S BUSINESS
STRATEGY

     The Acquisition significantly increases the scale of the Company's operations, thereby substantially increasing the demands placed upon the Company's management, including demands resulting from the need to integrate the systems and operations of Pierre with those of Fresh Foods. Successful integration of Pierre's operations is essential to the Company's business strategy and will depend primarily on the Company's ability to manage effectively Pierre's food processing operations and to eliminate excess costs. The success of the Company's integration of Pierre may also depend on retention of existing senior management personnel of Pierre. There can be no assurance that such individuals will remain with the Company. The integration of Pierre and execution of the Company's business strategy may result in unforeseen difficulties requiring a disproportionate amount of attention and resources and cannot be assured. The failure to integrate Pierre or to execute the Company's business strategy could have material adverse effects on the Company. See "Business -- Acquisition Rationale and Business Strategy."

COMPETITION

     The food production business is highly competitive and is often affected by changes in tastes and eating habits of the public, economic conditions affecting spending habits and other demographic factors. In sales of meat products, the Company faces strong price competition from a variety of large meat processing concerns and from smaller local and regional operations. In sales of biscuit and yeast roll products, the Company competes with a number of large bakeries in various parts of the country. The sandwich segment of the HMR industry is extremely fragmented, with few large direct competitors but low barriers to entry and indirect competition in the form of numerous other HMR products. The restaurant industry, generally, and the Company's restaurant business, specifically, are intensely competitive with respect to concept, price, service, location and food quality. There are many well-established competitors, including a number of other steakhouse and family-oriented restaurants with concepts similar to the Company's, with substantially greater financial and other resources than the Company. Some competitors have been in existence for much longer than the Company and may be better established in, or may decide to enter, markets in which the Company's restaurants are or may be located. The restaurant business is often affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, traffic patterns and the type, number and location of competing restaurants. While the Company believes that it competes for customers with a broad variety of other restaurants, there are particular restaurant chains that have restaurant concepts very similar to the Company's and that operate in, and may expand further into, the Company's market areas. See "Business -- Competition."

GOVERNMENT REGULATION

     The food production and restaurant industries are subject to extensive federal, state and local government regulation.

     The Company's food processing facilities and food products are subject to frequent inspection by the USDA and other government authorities. In July 1996, the USDA issued strict new policies against contamination by food-borne pathogens such as E. coli and Salmonella and established the HACCP system. The Company is in full compliance with all USDA regulations, including HACCP standards. There can be no assurance, however, that the Company will be able to remain in compliance. The Company's failure to comply with applicable laws and regulations could subject it to civil remedies, including fines, injunctions, recalls and seizures, or even criminal sanctions, any of which could have material adverse effects on the Company.

     The Company's operations also are governed by laws and regulations relating to workplace safety and worker health that, among other things, establish noise standards and regulate the use of hazardous chemicals in the workplace. The Company also is subject to numerous federal, state and local environmental laws. Under applicable environmental laws, the Company may be responsible for remediation of environmental conditions and may be subject to associated liabilities relating to its facilities and the land on which its facilities are or had been situated, regardless of whether the Company leases or owns the facilities or land in question and regardless of whether such environmental conditions were created by the Company or by a prior owner or tenant. There can be no assurance that any failure to comply, or compliance in the future, with environmental laws, or that liabilities arising thereunder, will have no material adverse effect on the Company's business, financial condition or results of operations.

     The Company's operations are subject to licensing and regulation by a number of state and local governmental authorities, which include alcoholic beverage control, health, safety, sanitation, building and fire agencies. Operating costs are affected by increases in costs of providing health care benefits, the minimum hourly wage, unemployment tax rates, sales taxes and other similar matters over which the Company has no control. The Company is subject to laws governing relationships with employees, including minimum wage requirements, overtime, working conditions and citizenship requirements.

     See "Business -- Government Regulation."

GENERAL RISKS OF THE FOOD INDUSTRY

     The food processing and restaurant industries generally are subject to various risks, including adverse changes in general economic conditions, evolving consumer preferences, nutritional and health-related concerns, federal, state and local food inspection and processing controls and litigation-oriented risks in the nature of consumer product liability claims, product tampering problems and the availability and expense of liability insurance. There has recently been increasing scrutiny due to the association of meat products with recent outbreaks of illness, and even death, caused by pathogens such as E. coli and Salmonella, which can be found in raw and improperly cooked meat. Incidents of contamination experienced by other food processors and restaurant chains have materially and adversely affected their businesses and could adversely affect the Company's business. Product recalls are sometimes required in the meat industry to withdraw contaminated or mislabeled products from the market.

ADVERSE CHANGES IN FOOD COSTS; AVAILABILITY OF SUPPLIES

     The profitability of the Company is dependent on its ability to anticipate and react to changes in food prices in general and to changes in meat prices in particular. While the Company has historically been able to anticipate and react to changing prices through purchasing practices and price adjustments so as to avoid any material adverse effect on profitability, there can be no assurance that the Company will be able to do so in the future. In particular, no assurance can be given that the Company will be able to pass any cost increases on to its customers. The Company does not engage in hedging transactions with respect to raw material purchases. Failure to engage in such transactions may result in increased price volatility, with resulting adverse effects on results of operations. In addition, the Company's dependency upon regular deliveries of supplies from particular suppliers means that interruptions or stoppages in such deliveries could adversely affect the Company until arrangements with alternate suppliers could be made. See "Business -- Food Processing Operations -- Supplies" and "Business -- Restaurant Operations -- Ingredients and Purchasing."

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its continued success will be largely dependent upon the abilities and experience of its senior management team. The loss of services of one or more of these senior executives could adversely affect the Company's results of operations. The Company has employment agreements with David R. Clark, Norbert E. Woodhams and L. Dent Miller and maintains "key man" life insurance on certain managers. See "Management."

POTENTIAL LABOR DISRUPTIONS

     None of the Company's employees is covered by a collective bargaining agreement, although there have been four unsuccessful attempts to organize the Cincinnati plant in the last four years. To the extent the Company experiences a labor disruption in the future, there could be material adverse effects on the Company's business, financial condition and results of operations. See
"Business -- Employees."

"YEAR 2000" ISSUES

     Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. "Year 2000" issues affect virtually all companies and organizations, including the Company. The Company has engaged consultants who have studied its information systems and have made recommendations with a view to upgrading and improving such systems. A definitive plan of action has been approved based on such recommendations and is expected to be implemented this year. The Company estimates the cost of the necessary software modifications at less than $500,000 in the aggregate, an amount the Company considers immaterial to its consolidated financial position.

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE NOTES

     The Exchange Notes are being offered to the holders of the Initial Notes. The Company does not intend to apply for the listing of the Exchange Notes on any securities exchange. There is currently no established market for the Exchange Notes and there can be no assurance as to the liquidity of markets that may develop for the Exchange Notes, the ability of the holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders would be able to sell their Exchange Notes. If such markets were to exist, the Exchange Notes could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates and the markets for similar securities. The liquidity of, and trading market for, the Exchange Notes also may be adversely affected by general declines in the market for similar securities.

POTENTIAL INABILITY TO REPURCHASE NOTES UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of the Notes may require the Company to purchase all or a portion of such holder's Notes at a purchase price of 101.0% of the principal amount thereof, together with accrued and unpaid interest, if any, to the purchase date. In such circumstances, the Company may be required (i) to repay all or a portion of the outstanding principal of, and to pay any accrued interest on, its senior indebtedness, including indebtedness under the Bank Facility, or (ii) to obtain any requisite consent from its lenders to permit the purchase of the Notes. If the Company is unable to repay all of such indebtedness or is unable to obtain the necessary consents, then the Company may be unable to offer to purchase the Notes, which would constitute an Event of Default under the Indenture. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including purchases of the Notes) as described above or that the Company would be able to refinance its outstanding indebtedness in order to permit it to purchase the Notes or, if such refinancing were to occur, that such financing would be on terms favorable to the Company. See "Description of the Exchange Notes -- Change of Control."

     The events that constitute a Change of Control under the Indenture may also be events of default under the Bank Facility or under other senior indebtedness of the Company. Such events may permit the holders under such debt instruments to accelerate the debt and, if the debt is not paid, to enforce security interests on, or to commence litigation that could ultimately result in a sale of, substantially all of the assets of the Company, thereby limiting the Company's ability to raise cash to purchase the Notes.

FRAUDULENT CONVEYANCE AND PREFERENCE ISSUES

     The obligations of the Company under the Notes may be subject to review under relevant federal and state fraudulent conveyance laws. If a court in a lawsuit brought by an unpaid creditor of the Company or a representative of creditors of the Company, such as a trustee in bankruptcy, or the Company as a debtor-in-possession, were to find under relevant federal or state fraudulent conveyance statutes that, at the time the Company issued the Exchange Notes, or as a consequence of the Transactions, the Company (a) intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency or (b) did not receive fair consideration or reasonably equivalent value for incurring indebtedness, including the Exchange Notes, incurred in connection with the Transactions and that, at the time of such incurrence, the Company (i) was insolvent, (ii) was rendered insolvent by reason of such incurrence, (iii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court, subject to applicable statutes of limitation, could void the Notes, void the Company's obligations under the Notes, subordinate the Notes to obligations of the Company that do not otherwise constitute senior indebtedness or take other action detrimental to the holders of the Notes, including action to recover payments that had been made under the Notes.

     The Guarantees also may be subject to review under federal and state fraudulent transfer laws. If a court were to determine that at the time a Guarantor became liable under its Guarantee it satisfied either of clauses (a) or (b) in the foregoing paragraph, the court could void the Guarantee and direct the repayment of amounts paid thereunder.

     There can be no assurance as to what standard a court would apply in order to determine whether the Company was "insolvent" upon consummation of the Transactions or issuance of the Exchange Notes or whether a Guarantor would be insolvent upon the incurrence of obligations under its Guarantee. The measure of insolvency for these purposes varies depending upon the laws of the jurisdiction being applied. Generally, however, a company is considered insolvent for these purposes if the sum of the company's debts is greater than all of that company's property at a fair valuation or if the present fair salable value of that company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. The obligations of each Guarantor under its Guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. See "Description of the Exchange Notes."

     Additionally, under federal bankruptcy or state insolvency law, if a bankruptcy or insolvency proceeding were initiated by or against the Company within 90 days after any payment by the Company with respect to the Notes, or if the Company anticipated becoming insolvent at the time of such payment, all or a portion of the payment could be avoided as a preferential transfer and the recipient of such payment could be required to return such payment.

     On the basis of historical financial information, recent operating history and other factors, the Company believes that, after giving effect to the incurrence of indebtedness in connection with the Transactions (including the issuance of the Exchange Notes), it will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not incur debts beyond its ability to pay the interest on or principal of such debts as they become due. There can be no assurance, however, that a court passing on such issues would agree with such conclusions.

                                THE ACQUISITION

THE ASSET PURCHASE AGREEMENT

     The following is a summary of certain provisions of the Asset Purchase Agreement dated April 10, 1998 between Hudson and a wholly-owned subsidiary of Fresh Foods (the "Asset Purchase Agreement"), a copy of which is available as set forth under "Available Information." Such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the specific provisions of the Asset Purchase Agreement.

     General. Subject to the terms and conditions of the Asset Purchase Agreement, Fresh Foods purchased Pierre on June 9, 1998. Pierre consists of substantially all of the business in Cincinnati, Ohio, and a portion of the business in Caryville, Tennessee, conducted by the Pierre Foods Division of Hudson, a subsidiary of Tyson, prior to the Acquisition. Following the Acquisition, the business of Pierre conducted in Caryville is being moved to Cincinnati.

     Purchase Price. The consideration paid by Fresh Foods for Pierre was a cash purchase price of $122.0 million and the assumption of certain of Hudson's liabilities, consisting principally of trade payables and other similar liabilities (estimated at $8.1 million in the aggregate as of February 27, 1998). The cash purchase price is subject to a post-closing adjustment with respect to the net book value of the assets. The amount of such adjustment will be not less than $1.1 million, which has already been paid by Hudson.

     Transition Services. Hudson has agreed to provide certain services to Fresh Foods with respect to the operation of Pierre and to assist in transferring the business of Pierre from Hudson to Fresh Foods. Such services include administrative support services of a nature previously rendered by headquarters employees of Hudson to Pierre in connection with the information systems used by Pierre, including general ledger, accounts payable, payroll, fixed assets and leased assets systems. Hudson has agreed to provide such transition services to Fresh Foods for up to six months following the consummation of the Acquisition. Hudson is to provide the services at no additional cost to Fresh Foods as part of its consideration for the purchase price paid by Fresh Foods. It is Fresh Foods' current intention to begin providing such services for itself as soon as possible.

     Non-Compete. Hudson has agreed, subject to certain exceptions and limitations, not to compete with Fresh Foods for one year following the Acquisition in the sale of sandwiches to or through warehouse clubs, vending services, convenience stores or foodservice, but excluding sales of sandwiches (including chicken sandwiches) to customers not associated with Pierre. Fresh Foods has agreed, subject to certain exceptions and limitations, not to compete with Hudson for one year following the Acquisition in the sale of chicken-based products (other than sandwiches) to or in connection with Sam's Clubs, Burger King Corporation (or Restaurant Services, Inc.) or Subway (or Independent Purchasers Cooperative, Inc.) or in the sale of products marketed under the Classic Seasons line, including those sold to Price/Costco.

FINANCING OF THE ACQUISITION

     The $122.0 million cash purchase price of Pierre was financed by the proceeds of the Initial Notes Offering and an initial borrowing under the Bank Facility. The sources and uses of funds in connection with the Transactions were as follows (in millions):

SOURCES OF FUNDS:
Initial Notes...............................................  $115.0
Bank Facility(1)............................................    31.2
                                                              ------
          Total sources of funds............................  $146.2
                                                              ======
USES OF FUNDS:
Acquisition.................................................  $122.0
Repayment of existing indebtedness..........................    17.7
Estimated fees and expenses.................................     6.5
                                                              ------
          Total uses of funds...............................  $146.2
                                                              ======

---------------

(1) Of this amount, $30.5 million was paid on June 9, 1998 with the proceeds of an initial borrowing under the Bank Facility. Immediately after the consummation of the Acquisition, and accounting for the payment of estimated fees and expenses, approximately $20.5 million was available to the Company for borrowing under the Bank Facility pursuant to the borrowing base formula set forth therein.

                                USE OF PROCEEDS

     There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer. The net proceeds to the Company from the sale of the Initial Notes were approximately $111.3 million, after deducting the Initial Purchasers' discount and Initial Note Offering expenses. Such proceeds, along with the proceeds of borrowings under the Bank Facility, have been and will be used (i) to fund the Acquisition, (ii) to pay related fees and expenses and
(iii) to repay existing indebtedness for borrowed money of the Company. At June 9, 1998, such indebtedness totaled $17.7 million, accrued interest at rates between 8.50% and 9.75% per annum and was scheduled to mature between November 1998 and February 2012. Of such indebtedness, approximately $5.9 million was incurred during fiscal 1998. The proceeds of such indebtedness were used for new restaurant construction (approximately $4.6 million) and a stock repurchase from an institutional investor (approximately $1.3 million).

                         CAPITALIZATION OF THE COMPANY

     The following sets forth the historical capitalization of Fresh Foods as of May 22, 1998 and the pro forma capitalization of the Company adjusted to give effect to the Transactions as if they had occurred on May 22, 1998.

     The following table should be read in conjunction with the audited historical financial statements of Fresh Foods and Pierre, the Unaudited Pro Forma Combined Financial Information of the Company, the notes thereto and the other financial information contained elsewhere in this Prospectus. The financial information reflected in the table has been derived from Fresh Foods' unaudited consolidated financial statements for its fiscal quarter ended May 22, 1998 and from Pierre's unaudited financial statements for its three-month period ended May 30, 1998. See "Available Information," "Unaudited Pro Forma Combined Financial Information of the Company," "Selected Historical Financial Information of Fresh Foods," "Selected Historical Financial Information of Pierre," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Fresh Foods and Pierre contained elsewhere herein.

                                                                       AS OF MAY 22, 1998
                                                              -------------------------------------
                                                              FRESH FOODS   ADJUSTMENTS   PRO FORMA
                                                              -----------   -----------   ---------
                                                                         (IN THOUSANDS)
Long-term debt (including current portion):
  Existing long-term debt (1)...............................    $21,468      $(17,850)    $  3,618
  Bank Facility.............................................         --        31,347       31,347
  Initial Notes.............................................         --       115,000      115,000
                                                                -------      --------     --------
     Total long-term debt...................................     21,468       128,497      149,965
Shareholders' equity........................................     39,593          (869)      38,724
                                                                -------      --------     --------
       Total capitalization.................................    $61,061      $127,628     $188,689
                                                                =======      ========     ========

---------------

(1) Includes capital lease obligations and notes payable.

       UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF THE COMPANY

     The following unaudited pro forma combined financial information gives effect to the Transactions as if they had occurred on March 1, 1997, in the case of the Unaudited Pro Forma Combined Statement of Operations of the Company, and on May 22, 1998, in the case of the Unaudited Pro Forma Combined Balance Sheet of the Company.

     The Acquisition will be accounted for using the purchase method of accounting. The total cost of the Acquisition has been preliminarily allocated to the acquired assets and assumed liabilities on the assumption that the historical amounts of assets and liabilities recorded in the accompanying pro forma financial information approximate their respective fair values. The actual allocation of purchase cost, however, and the resulting effect on income may differ from the pro forma amounts included herein.

     The pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of what the Company's financial position or results of operations would have been had the Transactions occurred as of the above-referenced dates or of the financial position or results that may be reported by the Company in the future. Not included in the accompanying pro forma financial information are the effects of certain cost reductions and operating efficiencies expected to result from the Acquisition.

     The pro forma combined financial information should be read in conjunction with the historical consolidated financial statements of Fresh Foods and the historical financial statements of Pierre, the notes thereto and the other financial information contained elsewhere in this Prospectus. Such pro forma combined financial information has been derived from Fresh Foods' financial statements for fiscal 1998 and the fiscal quarter ended May 22, 1998 and from Pierre's financial statements for the twelve-month period ended February 28, 1998 and the three-month period ended May 30, 1998. See "Selected Historical Financial Information of Fresh Foods," "Selected Historical Financial Information of Pierre," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Fresh Foods' and Pierre's financial statements included elsewhere herein.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     TWELVE MONTHS ENDED FEBRUARY 27, 1998

                                HISTORICAL                             PRO FORMA         PRO FORMA
                            -------------------      PRO FORMA      ADJUSTMENTS FOR   ADJUSTMENTS FOR
                             FRESH                ADJUSTMENTS FOR    THE SAGEBRUSH      THE INITIAL
                             FOODS      PIERRE    THE ACQUISITION     ACQUISITION     NOTES OFFERING     TOTAL
                            --------   --------   ---------------   ---------------   ---------------   --------
                                                           (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Revenues..................  $158,412   $149,446      $(38,589)(1)                                       $269,269
Cost of goods sold........    93,018     94,155       (38,507)(1)                                        148,666
Restaurant operating
  expenses................    39,796                                                                      39,796
Selling, general and
  administrative
  expenses................    15,593     40,346            66(2)       $ (1,956)(3)                       54,049
Depreciation and
  amortization............     5,004      4,339         2,913(4)                                          12,256
Corporate charge..........                4,763        (4,763)(5)
                            --------   --------      --------          --------          --------       --------
Operating income..........     5,001      5,843         1,702             1,956                           14,502
Interest expense..........     1,762                                                     $ 14,781(6)      15,664
                                                                                              671(7)
                                                                                           (1,550)(8)
Other income (expense)....       739                                                                         739
                            --------   --------      --------          --------          --------       --------
Net earnings (loss) before
  income taxes............     3,978      5,843         1,702             1,956           (13,902)          (423)
Provision (benefit) for
  income taxes............     1,728                      664(9)            321(9)         (5,422)(9)       (431)
                                                        2,278(10)
                            --------   --------      --------          --------          --------       --------
Net earnings (loss).......  $  2,250   $  5,843      $ (1,240)         $  1,635          $ (8,480)      $      8
                            ========   ========      ========          ========          ========       ========
EARNINGS PER SHARE:(11)
  Basic...................  $   0.40                                                                    $   0.00
                            ========                                                                    ========
  Diluted.................  $   0.37                                                                    $   0.00
                            ========                                                                    ========
WEIGHTED AVERAGE
  SHARES:(11)
  Basic...................     5,654                                                                       5,654
                            ========                                                                    ========
  Diluted.................     6,117                                                                       6,117
                            ========                                                                    ========
OTHER DATA:
Capital expenditures.................................................................................   $ 13,833
Pro Forma EBITDA(12).................................................................................     27,497
Adjusted Pro Forma EBITDA(13)........................................................................     30,002
Cash interest expense................................................................................     14,993
Ratio of total debt to Adjusted Pro Forma EBITDA(13).................................................       4.98x
Ratio of Adjusted Pro Forma EBITDA to cash interest expense..........................................       2.00x

---------------

 (1) Reflects the elimination of transactions between Fresh Foods and Pierre during the twelve months ended February 27, 1998.
 (2) Reflects increases in salaries to be paid to two executive officers of Pierre following the Acquisition.
 (3) Represents the nonrecurring transaction expenses incurred relative to Fresh Foods' acquisition of Sagebrush, Inc. in January 1998.
 (4) Reflects the amortization of estimated goodwill generated from the Acquisition over 25 years. The amount of goodwill and the corresponding amortization actually recorded may ultimately differ from these amounts, depending upon the actual fair value of net assets acquired upon consummation of the Acquisition.
 (5) Reflects the elimination of corporate charge for the twelve months ended February 27, 1998. Corporate charge represents a charge to Pierre by Hudson based primarily on 9.5% times the book value of accounts receivable, inventory, property, plant and equipment and other assets, less accounts payable, plus certain corporate sales. See Note 7 to Pierre's financial statements.
 (6) Reflects the increase in interest expense associated with the Transactions. The effective interest rates used were 10.75% with respect to the Initial Notes ($115.0 million) and 7.875% with respect to the Bank Facility ($31.3 million). The Bank Facility bears a variable interest rate; the effect on net earnings (loss) before income taxes of a 1/8 percentage variance in the interest rate would be $38,392.
 (7) Reflects the amortization of debt issuance costs on the assumed borrowings made pursuant to the Initial Notes and the Bank Facility.
 (8) Reflects the elimination of interest expense on $17.2 million of Fresh Foods debt repaid with proceeds from the Initial Notes Offering and borrowings under the Bank Facility.
 (9) Reflects the net change in the provision (benefit) for income taxes resulting from the adjustments to earnings (loss) before income taxes.
(10) Represents a pro forma tax provision on Pierre's historical excess of revenues over expenses before income taxes at an estimated effective rate of 39%.
(11) See Note 2 to Fresh Foods' consolidated financial statements for an explanation of the calculation of earnings per share and the weighted average number of shares used in such calculation.
(12) EBITDA consists of earnings before income taxes, interest expense, depreciation and amortization. Corporate charge represents a $4.8 million charge to Pierre by Hudson based primarily on 9.5% times the book value of accounts receivable, inventory, property, plant and equipment and other assets, less accounts payable, plus certain corporate sales. See Note 7 to Pierre's financial statements. EBITDA before corporate charge is presented because the Company believes that it is an appropriate financial indicator of the Company's ability to service and/or incur indebtedness; however, EBITDA before corporate charge should not be considered as an alternative to net earnings as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. Pro Forma EBITDA is calculated as follows:

                                                              TWELVE MONTHS ENDED
                                                               FEBRUARY 27, 1998
                                                              -------------------
                                                                (IN THOUSANDS)
EBITDA before corporate charge..............................        $25,689
Pro forma adjustments:
  Nonrecurring merger expenses(a)...........................          1,956
  Elimination of intercompany profit in inventory(b)........            (82)
  Executive officer salary increases(c).....................            (66)
                                                                    -------
          Total pro forma adjustments.......................          1,808
                                                                    -------
Pro Forma EBITDA............................................        $27,497
                                                                    =======

      (a) Represents nonrecurring costs incurred by Fresh Foods related to its acquisition of Sagebrush, Inc.
      (b) Represents elimination of intercompany profit recorded from transactions between Fresh Foods and Pierre.
      (c) Reflects increases in salaries to be paid to two executive officers of Pierre following the Acquisition.

(13) Adjusted Pro Forma EBITDA consists of Pro Forma EBITDA subject to an additional adjustment believed by the Company to be relevant to evaluating its future operating performance. Such adjustment, which reflects the estimated impact of personnel reductions (net of severance payments) at Pierre realized as of April 30, 1998, is based on estimates and assumptions made and believed to be reasonable by the Company. There can be no assurance that the estimated impact of these personnel reductions will be realized or sustainable in the future. The following calculation should not be viewed as indicative of actual or future results.

                                                              TWELVE MONTHS ENDED
                                                               FEBRUARY 27, 1998
                                                              -------------------
                                                                (IN THOUSANDS)
Pro Forma EBITDA............................................        $27,497
Personnel reductions (net of severance payments)............          2,505
                                                                    -------
     Adjusted Pro Forma EBITDA..............................        $30,002
                                                                    =======

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED MAY 22, 1998

                                             HISTORICAL                             PRO FORMA
                                         -------------------      PRO FORMA      ADJUSTMENTS FOR
                                           FRESH               ADJUSTMENTS FOR     THE INITIAL
                                           FOODS     PIERRE    THE ACQUISITION   NOTES OFFERING      TOTAL
                                         ---------   -------   ---------------   ---------------   ---------
                                                               (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues...............................  $  35,194   $35,140       $(8,023)(1)                     $  62,311
Cost of goods sold.....................     20,228    23,972        (7,893)(1)                        36,307
Restaurant operating expenses..........      9,800        --                                           9,800
Selling, general and administrative
  expenses.............................      2,766     9,865            15(2)                         12,646
Depreciation and amortization..........      1,126     1,160           713(3)                          2,999
Corporate charge.......................         --     1,204        (1,204)(4)                            --
                                         ---------   -------       -------           -------       ---------
Operating income (loss)................      1,274    (1,061)          346                               559
Interest expense.......................        420        --                         $ 3,420(5)        3,673
                                                                                         155(6)
                                                                                        (322)(7)
Other income (expense).................       (310)       --                                            (310)
                                         ---------   -------       -------           -------       ---------
Earnings (loss) before income taxes....        544    (1,061)          346            (3,253)         (3,424)
Provision (benefit) for income taxes...        205        --           135(8)         (1,268)(8)      (1,343)
                                                                      (415)(9)
                                         ---------   -------       -------           -------       ---------
Earnings (loss)........................  $     339   $(1,061)      $   626           $(1,985)      $  (2,081)
                                         =========   =======       =======           =======       =========
EARNINGS PER SHARE:(10)
  Basic................................  $    0.06                                                 $    (.40)
                                         =========                                                 =========
  Diluted..............................  $    0.05                                                 $    (.30)
                                         =========                                                 =========
WEIGHTED AVERAGE SHARES:(10)
  Basic................................  5,901,581                                                 5,901,581
                                         =========                                                 =========
  Diluted..............................  6,445,857                                                 6,445,857
                                         =========                                                 =========
OTHER DATA:
Capital expenditures............................................................................   $   5,210
Pro Forma EBITDA(11)............................................................................       3,248
Adjusted Pro Forma EBITDA(12)...................................................................       3,826
Cash interest expense...........................................................................       3,521
Ratio of total debt to Adjusted Pro Forma EBITDA(12)............................................       39.20x
Ratio of Adjusted Pro Forma EBITDA to cash interest expense.....................................        1.09x

---------------

 (1) Reflects the elimination of transactions between Fresh Foods and Pierre during the three months ended May 22, 1998.
 (2) Reflects increases in salaries to be paid to two executive officers of Pierre following the Acquisition.
 (3) Reflects the amortization of estimated goodwill generated from the Acquisition over 25 years. The amount of goodwill and the corresponding amortization actually recorded may ultimately differ from these amounts, depending upon the actual fair value of net assets acquired upon consummation of the Acquisition.
 (4) Reflects the elimination of corporate charge for the three months ended May 30, 1998. Corporate charge represents a charge to Pierre by Hudson based primarily on 9.5% times the book value of accounts receivable, inventory, property, plant and equipment and other assets, less accounts payable, plus certain corporate sales. See Note 7 to Pierre's financial statements.
 (5) Reflects the increase in interest expense associated with the Transactions. The effective interest rates used were 10.75% with respect to the Initial Notes ($115.0 million) and 7.875% with respect to the Bank Facility ($31.3 million). The Bank Facility bears a variable interest rate; the effect on net earnings (loss) before income taxes of a 1/8 percentage variance in the interest rate would be $38,392.

 (6) Reflects the amortization of debt issuance costs on the assumed borrowings made pursuant to the Initial Notes and the Bank Facility.
 (7) Reflects the elimination of interest expense on $17.8 million of Fresh Foods debt repaid with proceeds from the Initial Notes Offering and borrowings under the Bank Facility.
 (8) Reflects the net change in the provision (benefit) for income taxes resulting from the adjustments to earnings (loss) before income taxes.
 (9) Represents a pro forma tax provision on Pierre's historical excess of revenues over expenses before income taxes at an estimated effective rate of 39%.
(10) See Note 2 to Fresh Foods' consolidated financial statements for an explanation of the calculation of earnings per share and the weighted average number of shares used in such calculation.
(11) EBITDA consists of earnings before income taxes, interest expense, depreciation and amortization. Corporate charge represents a $1.2 million charge to Pierre by Hudson based primarily on 9.5% times the book value of accounts receivable, inventory, property, plant and equipment and other assets, less accounts payable, plus certain corporate sales. See Note 7 to Pierre's financial statements. EBITDA before corporate charge is presented because the Company believes that it is an appropriate financial indicator of the Company's ability to service and/or incur indebtedness; however, EBITDA before corporate charge should not be considered as an alternative to net earnings as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. Pro Forma EBITDA is calculated as follows:

                                                              THREE MONTHS ENDED
                                                                 MAY 22, 1998
                                                              -------------------
                                                                (IN THOUSANDS)
EBITDA before corporate charge..............................        $ 3,393
Pro forma adjustments:
  Elimination of intercompany profit in inventory(a)........           (130)
  Executive officer salary increases(b).....................            (15)
                                                                    -------
          Total pro forma adjustments.......................           (145)
                                                                    -------
Pro Forma EBITDA............................................        $ 3,248
                                                                    =======

      (a) Represents elimination of intercompany profit recorded from transactions between Fresh Foods and Pierre.
      (b) Reflects increases in salaries to be paid to two executive officers of Pierre following the Acquisition.

(12) Adjusted Pro Forma EBITDA consists of Pro Forma EBITDA subject to an additional adjustment believed by the Company to be relevant to evaluating its future operating performance. Such adjustment, which reflects the estimated impact of personnel reductions (net of severance payments) at Pierre realized as of April 30, 1998, is based on estimates and assumptions made and believed to be reasonable by the Company. There can be no assurance that the estimated impact of these personnel reductions will be realized or sustainable in the future. The following calculation should not be viewed as indicative of actual or future results.

                                                              THREE MONTHS ENDED
                                                                 MAY 22, 1998
                                                              -------------------
                                                                (IN THOUSANDS)
Pro Forma EBITDA............................................        $ 3,248
Personnel reductions (net of severance payments)............            578
                                                                    -------
     Adjusted Pro Forma EBITDA..............................        $ 3,826
                                                                    =======

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               AS OF MAY 22, 1998

                                        HISTORICAL            PRO FORMA            PRO FORMA
                                  ----------------------   ADJUSTMENTS FOR    ADJUSTMENTS FOR THE
                                  FRESH FOODS    PIERRE    THE ACQUISITION   INITIAL NOTES OFFERING    TOTAL
                                  ------------   -------   ---------------   ----------------------   --------
                                                                 (IN THOUSANDS)
ASSETS
Current assets:
Cash and cash equivalents.......    $ 2,431      $ 1,597      $(122,994)(1)         $146,347(2)       $  4,028
                                                                                     (17,850)(3)
                                                                                      (4,753)(4)
                                                                                        (750)(5)
Marketable equity securities....        221                                                                221
Accounts receivable, net........      4,084        7,944                                                12,028
Notes receivable -- current,
  net...........................      1,616                                                              1,616
Inventories.....................      7,612       22,569           (577)(6)                             29,604
Income taxes refundable.........        780                                                                780
Deferred income taxes...........        413                                                                413
Prepaid expenses and other
  current assets................        580           49                                                   629
                                    -------      -------      ---------             --------          --------
Total current assets............     17,737       32,159       (123,571)             122,994            49,319
Property, plant and equipment,
  net...........................     48,131       22,793                                                70,924
Other assets:
Properties held for sale........      1,686                                                              1,686
Intangible assets, net..........      3,677                      77,193(1)             4,753(4)         85,623
Notes receivable................      1,066                                                              1,066
Deferred income taxes...........        683                                                                683
Other...........................        935                                                                935
                                    -------      -------      ---------             --------          --------
Total other assets..............      8,047                      77,193                4,753            89,993
                                    -------      -------      ---------             --------          --------
Total assets....................    $73,915      $54,952      $ (46,378)            $127,747          $210,236
                                    =======      =======      =========             ========          ========

Current liabilities:
Notes payable -- banks..........    $ 6,352                                         $ (6,352)(3)            --
Current installments of
  long-term debt................      2,410                                           (1,736)(3)      $    674
Trade accounts payable..........      8,099      $ 4,386                                                12,485
Other accrued liabilities.......      4,755        4,584                                (277)(5)         9,062
                                    -------      -------      ---------             --------          --------
Total current liabilities.......     21,616        8,970                              (8,365)           22,221
Long-term debt..................     12,706                                          146,347(2)        149,291
                                                                                      (9,762)(3)
Shareholders' equity:
Common stock....................      5,903                                                              5,903
Capital in excess of par
  value.........................     23,665                                                             23,665
Retained earnings...............     10,001       45,982           (577)(6)             (473)(5)         9,132
                                                                (45,801)(1)
Unrealized gain on securities
  available for sale............         24                                                                 24
                                    -------      -------      ---------             --------          --------
Total shareholders' equity......     39,593       45,982        (46,378)                (473)           38,724
                                    -------      -------      ---------             --------          --------
Total liabilities and
  shareholders' equity..........    $73,915      $54,952      $ (46,378)            $127,747          $210,236
                                    =======      =======      =========             ========          ========

---------------

(1) Reflects the preliminary allocation of the purchase price of Pierre based on the estimated fair value of the net assets acquired. This assumes that the historical amounts of assets and liabilities recorded by Pierre as of May 30, 1998 represent their fair values at that date. The amount of goodwill and the corresponding amortization actually recorded may ultimately differ from these amounts, depending upon the actual fair value of net assets acquired upon consummation of the Acquisition. The estimated purchase price allocation consists of the following (in thousands):

Purchase price of Pierre....................................  $122,000
Direct costs of the Acquisition.............................       994
                                                              --------
                                                               122,994
Less estimated fair value of net assets acquired............    45,801
                                                              --------
Excess of purchase price over fair value of net assets
  acquired..................................................  $ 77,193
                                                              ========

(2) Reflects the proceeds of the Initial Notes Offering and the initial borrowing under the Bank Facility to finance the Acquisition and repay existing indebtedness.
(3) Reflects the repayment of Fresh Foods indebtedness made with proceeds of the Initial Notes Offering and the initial borrowing under the Bank Facility.
(4) Reflects debt issuance costs related to the Initial Notes Offering and the Bank Facility.
(5) Reflects bonuses to be paid to Messrs. Richardson and Clark upon consummation of the Acquisition.
(6) Reflects the elimination of profit in ending inventory resulting from sales between Fresh Foods and Pierre through May 22, 1998.

            SELECTED HISTORICAL FINANCIAL INFORMATION OF FRESH FOODS

     The following selected historical financial information at the end of and for each of the fiscal years ended February 25, 1994, February 24, 1995, February 23, 1996, February 28, 1997 and February 27, 1998 has been derived from audited consolidated financial statements of Fresh Foods. The summary historical financial information for the fiscal quarters ended May 23, 1997 and May 22, 1998 has been derived from unaudited financial statements and, in the opinion of the Company's management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation, in all material respects, of the results of operations and financial position of Fresh Foods at the end of and for each such period presented. Interim period results are not necessarily indicative of results to be expected for a complete fiscal year. The summary historical financial information set forth below should be read in conjunction with the consolidated financial statements of Fresh Foods, the notes thereto and the other financial information contained elsewhere herein. See "Available Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Fresh Foods' consolidated financial statements.

                                                                                                                FISCAL QUARTER
                                                               FISCAL YEAR ENDED                                     ENDED
                                    ------------------------------------------------------------------------   -----------------
                                    FEBRUARY 25,   FEBRUARY 24,   FEBRUARY 23,   FEBRUARY 28,   FEBRUARY 27,   MAY 23,   MAY 22,
                                        1994           1995           1996           1997           1998        1997      1998
                                    ------------   ------------   ------------   ------------   ------------   -------   -------
                                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF EARNINGS DATA:
Revenues..........................    $92,392        $122,830       $113,536       $129,934       $158,412     $36,436   $35,194
Cost of goods sold................     53,721          77,246         69,647         79,452         93,018      21,479    20,228
Restaurant operating expenses.....     23,362          26,144         26,560         29,821         39,796       9,020     9,800
Selling, general and
  administrative..................      9,832          10,410         10,588         11,651         15,593       2,916     2,766
Depreciation and amortization.....      3,346           3,405          3,476          3,600          5,004       1,016     1,126
                                      -------        --------       --------       --------       --------     -------   -------
Operating income..................      2,131           5,625          3,265          5,410          5,001       2,005     1,274
Interest expense, net.............      1,893           2,068          2,163          1,868          1,762         414       420
Other income/(expense)............        808           1,064            154            600            736          13      (302)
Equity in earnings (loss) of
  affiliates......................        (72)            (12)          (385)          (107)             3          18        (8)
Provision for income taxes
  (benefit).......................       (263)            575         (1,139)         2,010          1,728         620       205
                                      -------        --------       --------       --------       --------     -------   -------
Earnings before extraordinary item
  and accounting change...........      1,237           4,034          2,010          2,025          2,250       1,002       339
Extraordinary items and accounting
  change(1).......................       (245)             --             --            415             --          --        --
                                      -------        --------       --------       --------       --------     -------   -------
Net earnings......................    $   992        $  4,034       $  2,010       $  2,440       $  2,250     $ 1,002   $   339
                                      =======        ========       ========       ========       ========     =======   =======

EARNINGS PER SHARE:(2)
Basic.............................                                  $   0.42       $   0.48       $   0.40     $  0.18   $  0.06
Diluted...........................                                  $   0.41       $   0.45       $   0.37     $  0.17   $  0.05

OTHER DATA:
Capital expenditures..............    $ 6,755        $  3,674       $  3,970       $  9,702       $ 12,592     $ 1,820   $ 5,015
EBITDA(3).........................      6,213          10,082          6,510          9,503         10,744       3,052     2,090
Ratio of earnings to fixed
  charges(4)......................       1.39x           3.23x          1.40x          3.14x          3.15x       4.92x     2.30x

BALANCE SHEET DATA:
Working capital (deficiency)......    $  (329)       $  1,273       $  1,724       $  2,114       $   (497)    $(1,136)  $(3,880)
Total assets......................     55,502          54,939         51,994         59,571         71,656      66,471    73,915
Total debt........................     25,898          22,861         21,109         18,208         20,918      20,465    21,467
Shareholders' equity..............     19,339          22,654         22,328         31,348         39,227      33,418    39,593

---------------

(1) Reflects cumulative effect of change in accounting principle in the amount of $(245,000) in the fiscal year ended February 25, 1994 and extraordinary gain from early extinguishment of debt in the amount of $415,000 in the fiscal year ended February 28, 1997.
(2) See Note 2 to Fresh Foods' consolidated financial statements for an explanation of the calculation of net income per share. Fresh Foods historically has paid no dividends.
(3) EBITDA is defined as earnings before income taxes, interest expense, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness; however, EBITDA should not be considered as an alternative to net earnings as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.
(4) In calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and extraordinary item plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs), whether expensed or capitalized, and that portion of rental expense estimated to be attributable to interest.

              SELECTED HISTORICAL FINANCIAL INFORMATION OF PIERRE

     The following selected historical financial information at the end of and for each of the fiscal years ended September 30, 1995, September 28, 1996 and September 27, 1997 has been derived from audited financial statements contained elsewhere in this Prospectus. The selected historical financial information at the end of and for the twelve-month and eight-month periods ended February 28, 1998 and May 30, 1998, respectively, and for the eight-month period ended May 31, 1997 has been derived from unaudited financial statements and, in the opinion of the Company's management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation, in all material respects, of the results of operations and financial position of Pierre at the end of and for each such period presented. Interim period results are not necessarily indicative of results to be expected for a complete fiscal year. The selected historical financial information set forth below should be read in conjunction with the financial statements, the notes thereto and the other financial information contained elsewhere herein. See "Available Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Pierre's financial statements.

                                              FISCAL YEAR ENDED                 TWELVE MONTHS    EIGHT MONTHS ENDED
                                ---------------------------------------------       ENDED        -------------------
                                SEPTEMBER 30,   SEPTEMBER 28,   SEPTEMBER 27,    FEBRUARY 28,    MAY 31,    MAY 30,
                                    1995            1996            1997             1998          1997       1998
                                -------------   -------------   -------------   --------------   --------   --------
                                                                   (IN THOUSANDS)
STATEMENT OF REVENUES AND
  EXPENSES DATA:
Revenues......................    $148,572        $136,633        $149,350         $149,446      $102,201   $ 99,827
Cost of goods sold............      85,384          86,673          96,474           94,155        67,740     64,133
Selling, general and
  administrative..............      36,832          34,473          40,282           40,346        27,433     27,200
Depreciation..................       4,407           4,467           4,320            4,339         2,870      3,011
                                  --------        --------        --------         --------      --------   --------
Excess of revenues over
  expenses before corporate
  charge......................      21,949          11,020           8,274           10,606         4,158      5,483
Corporate charge(1)...........       5,153           4,748           4,700            4,763         3,211      3,317
                                  --------        --------        --------         --------      --------   --------
Excess of revenues over
  expenses before income
  taxes(2)....................    $ 16,796        $  6,272        $  3,574         $  5,843      $    947   $  2,166
                                  ========        ========        ========         ========      ========   ========

OTHER DATA:
Capital expenditures(3).......    $    913        $  1,421        $  1,405         $  1,241      $    410   $    195
EBITDA before corporate
  charge(4)...................      26,356          15,487          12,594           14,945         7,028      8,494

BALANCE SHEET DATA:
Working capital...............    $ 21,392        $ 24,681        $ 22,855         $ 25,576                 $ 23,189
Total assets..................      62,702          59,688          57,905           58,413                   54,952
Net assets....................      51,361          51,180          47,541           50,352                   45,982

---------------

(1) Represents a charge to Pierre by Hudson based primarily on 9.5% times the book value of working capital and property, plant and equipment, and other assets, less accounts payable, plus certain corporate sales. See Note 7 to Pierre's Financial Statements.
(2) For the periods presented, Pierre was a division of Hudson, which was itself acquired by Tyson in January 1998. Neither Hudson nor Tyson allocated specific income tax liabilities or provisions to Pierre.
(3) Reflects capital expenditures incurred in the Cincinnati facility, which the Company considers representative of capital expenditures for Pierre.
(4) EBITDA consists of excess of revenues over expenses before income taxes, interest expense, depreciation and amortization. EBITDA before corporate charge is presented because the Company believes that it is an appropriate financial indicator of the Company's ability to service and/or incur indebtedness; however, EBITDA before corporate charge should not be considered as an alternative to excess of revenues over expenses before income taxes as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS OF FRESH FOODS

     Fresh Foods' operations are classified into two business segments: food processing operations, principally sandwich production; and restaurant operations, comprised of the Sagebrush, Western Steer, Prime Sirloin and Bennett's concepts. Results for each segment for fiscal 1996, fiscal 1997 and fiscal 1998, and for the fiscal quarters ended May 23, 1997 and May 22, 1998, are shown below:

                                                                                    FISCAL QUARTER
                                                  FISCAL YEAR ENDED                      ENDED
                                      ------------------------------------------   -----------------
                                      FEBRUARY 23,   FEBRUARY 28,   FEBRUARY 27,   MAY 23,   MAY 22,
                                          1996           1997           1998        1997      1998
                                      ------------   ------------   ------------   -------   -------
                                                              (IN MILLIONS)
Revenues:
Food processing operations..........     $ 50.9         $ 58.6         $ 66.2      $ 15.3    $ 13.4
Restaurant operations...............       62.6           71.3           92.2        21.1      21.8
                                         ------         ------         ------      ------    ------
          Total.....................      113.5          129.9          158.4        36.4      35.2
                                         ------         ------         ------      ------    ------
Cost of goods sold:
Food processing operations..........       47.0           53.8           59.2        13.8      12.3
Restaurant operations...............       22.6           25.6           33.8         7.7       7.9
                                         ------         ------         ------      ------    ------
          Total.....................       69.6           79.4           93.0        21.5      20.2
                                         ------         ------         ------      ------    ------
Restaurant operating expenses.......       26.5           29.8           39.8         9.0       9.8
Selling, general and
  administrative....................       10.6           11.7           15.6         2.9       2.8
Depreciation and amortization.......        3.5            3.6            5.0         1.0       1.1
                                         ------         ------         ------      ------    ------
Operating income....................        3.3            5.4            5.0         2.0       1.3
                                         ------         ------         ------      ------    ------
Other income (expense)..............       (2.4)          (1.4)          (1.0)       (0.4)     (0.8)
                                         ------         ------         ------      ------    ------
Earnings before income taxes and
  extraordinary items...............        0.9            4.0            4.0         1.6       0.5
                                         ------         ------         ------      ------    ------
Provision for income taxes
  (benefit).........................       (1.1)           2.0            1.7         0.6       0.2
                                         ------         ------         ------      ------    ------
Earnings before extraordinary
  item..............................        2.0            2.0            2.3         1.0       0.3
                                         ------         ------         ------      ------    ------
Extraordinary item..................         --            0.4             --          --        --
                                         ------         ------         ------      ------    ------
Net earnings........................     $  2.0         $  2.4         $  2.3      $  1.0    $  0.3
                                         ======         ======         ======      ======    ======

  Fiscal Quarter Ended May 22, 1998 Compared to Fiscal Quarter Ended May 23,
1997

     Revenues. Revenues decreased by $1.2 million, or 3.4%, due to a $1.9 million (12.5%) decrease in the food processing segment that more than offset a $664,000 (3.1%) increase in the restaurant segment. The increase in restaurant revenues was due to the opening, following the fiscal quarter ended May 23, 1997, of eleven Sagebrush restaurants, consisting of five new restaurants and six conversions. The revenue effect of the new Sagebrush restaurants was offset somewhat by the closing of six non-Sagebrush restaurants. The decrease in food processing revenues resulted primarily from inventory management efforts in the fiscal quarter ended May 22, 1998 by Fresh Foods' largest customer, Pierre, in anticipation of the consummation of the Acquisition, as well as declines in sales of hams and ham products during such fiscal quarter.

     Cost of goods sold. Cost of goods sold decreased by $1.3 million, or 5.8%, due to a $1.5 million (10.7%) decrease in such cost in the food processing segment. Cost of goods sold in the restaurant segment increased by $228,000, or 3.0%, due to the operation of additional restaurants in the fiscal quarter ended May 22, 1998. The decrease in such cost in the food processing segment was attributable to lower volume in the latter period. Cost of goods sold in the food processing segment increased as a percentage of operating revenues of that segment from 90.2% to 91.9% due to Fresh Foods' inability to decrease fixed costs concurrently with the decrease in business volume.

     Restaurant operating expenses. Such expenses increased by $780,000, or 8.6%, as a result of the opening and operation of additional restaurants in the fiscal quarter ended May 22, 1998. As a percentage of restaurant revenues, restaurant operating expenses increased from 42.8% to 44.9% due to the incurrence, in the latter period, of pre-opening costs associated with a larger number of new restaurants.

     Selling, general and administrative. Such expenses were essentially unchanged, both in absolute terms and as a percentage of revenues.

     Depreciation and amortization. Depreciation and amortization increased slightly in absolute terms (by $111,000) and as a percentage of revenues (from 2.8% to 3.2%). Both business segments contributed to such increases.

     Operating income. Operating income decreased by $731,000, or 36.4%, and decreased as a percentage of revenues from 5.5% to 3.6%, for the reasons stated above.

     Other income (expense). Net other expense increased by $347,000, or 90.7%, due to (1) write-downs in the book values of certain fixtures and equipment recorded in the latter period upon conversion of older restaurants to the Sagebrush concept, (2) the cost of carrying restaurants closed during fiscal 1998 and (3) a write-down of the book value of computer software that management had determined not to utilize in the future.

     Earnings before income taxes and extraordinary items. Such earnings decreased by $1.1 million, or 66.5%, and decreased as a percentage of revenues from 4.5% to 1.5%, for the reasons stated above.

     Provision for income taxes. The effective tax rate for the fiscal quarter ended May 22, 1998 was 37.7%, as compared to 38.2% for the year-earlier quarter.

     Net earnings. Net earnings decreased by $663,000, or 66.2%, for the reasons stated above.

  Fiscal 1998 Compared to Fiscal 1997

     Revenues. Revenues increased by $28.5 million, or 21.9%, due to a $20.9 million (29.3%) increase in the restaurant segment and a $7.6 million (13.0%) increase in the food processing segment. The increase in restaurant revenues was due to the March 1997 acquisition of fourteen restaurants from a former franchisee and the opening of seven Sagebrush restaurants during fiscal 1998, offset by the closing of six non-Sagebrush restaurants. The increase in food processing revenues was due to the introduction of a new line of HMR products and to a general increase in the volume of other food products.

     Cost of goods sold. Cost of goods sold increased by $13.6 million, or 17.1%, due to increases in such cost in both business segments. Cost of goods sold in the food processing segment increased by $5.4 million, or 10.0%, but decreased as a percentage of operating revenues of that segment from 91.8% to 89.4%. The decrease was due to three principal factors: (1) a shift within the ham segment to the production of higher-margin products, (2) a slight increase in the margins associated with the new line of HMR products and (3) an improvement in the absorption of fixed costs. Cost of goods sold in the restaurant segment increased by $8.2 million, or 32.0%, and increased as a percentage of restaurant revenues from 35.9% to 36.7%, due primarily to higher beef costs in fiscal 1998.

     Restaurant operating expenses. Such expenses increased by $10.0 million, or 33.6%, primarily as a result of the operation of additional restaurants in fiscal 1998. As a percentage of restaurant revenues, restaurant operating expenses increased from 41.8% to 43.2% due primarily to the incurrence in fiscal 1998 of rental expense associated with the fourteen restaurants purchased from a former franchisee.

     Selling, general and administrative. Such expenses increased by $3.9 million, or 33.3%, due to a $2.0 million nonrecurring cost associated with the acquisition of Sagebrush, Inc., and costs related to the operation of additional restaurants in fiscal 1998. But for the nonrecurring cost, selling, general and administrative expenses as a percentage of revenues would have declined slightly.

     Depreciation and amortization. Depreciation and amortization increased by $1.4 million, or 38.9%, and increased as a percentage of revenues from 2.8% to 3.2% due to the construction of additional restaurants and the acquisition of fourteen restaurants from a former franchisee in fiscal 1998.

     Operating income. Operating income decreased by $409,000, or 7.6%, and decreased as a percentage of revenues from 4.2% to 3.2%, for the reasons stated above.

     Other income (expense). Net other expense decreased by $352,000, or 25.6%, due primarily to gains on the sale of excess real property.

     Earnings before income taxes and extraordinary items. Such earnings remained unchanged at $4.0 million, but declined as a percentage of revenues from 3.1% to 2.5%, for the reasons stated above.

     Provision for income taxes. The effective tax rate for fiscal 1998 was 43.4%, as compared to 49.8% for fiscal 1997. Such rates were higher than the combined federal and state rates primarily due to nondeductible permanent differences. See Note 10 to Fresh Foods' financial statements.

     Earnings before extraordinary item. Such earnings increased by $309,000, or 15.0%, for the reasons stated above.

     Extraordinary item. In fiscal 1997, Fresh Foods recorded an extraordinary gain of $415,000, net of tax, due to extinguishment of debt.

     Net earnings. Net earnings decreased by $100,000, or 4.2%, and decreased as a percentage of revenues from 1.8% to 1.5%, for the reasons stated above.

  Fiscal 1997 Compared to Fiscal 1996

     Revenues. Revenues increased by $16.4 million, or 14.4%, due to an $8.7 million (13.9%) increase in the restaurant segment and a $7.7 million (15.1%) increase in the food processing segment. The opening of six Sagebrush restaurants and a slight increase in same-store sales accounted for the increase in restaurant revenues. The increase in food processing revenues was driven by a $9.6 million volume increase in the bakery, representing the introduction of certain bread stick products and, of greater significance, new sandwich volume marketed to replace old volume lost in fiscal 1996 upon the attrition of a significant warehouse customer. The increase in bakery volume was offset by a $1.8 million decline in ham product sales.

     Cost of goods sold. Cost of goods sold increased by $9.8 million, or 14.1%. Cost of goods sold in the food processing segment increased by $6.8 million, or 14.5%, but decreased as a percentage of revenues of that segment from 92.3% to 91.8%. The increase in bakery volume referred to above resulted in a decrease in fixed cost per unit sold. Cost of goods sold in the restaurant segment increased by $3.0 million, or 13.3%, but decreased as a percentage of restaurant revenues from 36.1% to 35.9% due to slightly lower food costs in fiscal 1997.

     Restaurant operating expenses. Restaurant operating expense increased by $3.3 million, or 12.5%, due to the increase in restaurant volume. As a percentage of restaurant revenues, such expense decreased from 42.3% to 41.8% due to the slight increase in same-store sales.

     Selling, general and administrative. Such expenses increased by $1.1 million, or 10.4%, but decreased slightly as a percentage of revenues due to utilization of available scale economies.

     Depreciation and amortization. Depreciation and amortization was essentially unchanged. As a percentage of revenues, depreciation and amortization decreased from 3.1% to 2.8% due to utilization of available scale economies.

     Operating income. Operating income increased by $2.1 million, or 63.6%, and increased as a percentage of revenues from 2.9% to 4.2%, for the reasons stated above.

     Other income (expense). Net other expense decreased by $1.0 million, or 41.7%, due primarily to lower interest expense, management's decision to terminate certain unprofitable restaurant joint ventures and an insurance settlement.

     Earnings before income taxes and extraordinary items. Such earnings increased by $3.1 million, and increased as a percentage of revenues from 0.8% to 3.1%, for the reasons stated above.

     Provision for income taxes (benefit). Certain of the related corporations that had conducted the business of Sagebrush, Inc. before its initial public offering in January 1996 were subchapter "S" corporations. This materially affected the fiscal 1996 benefit. See Note 10 to Fresh Foods' financial statements.

     Earnings before extraordinary item. Such earnings were essentially unchanged, both in absolute terms and as a percentage of revenues.

     Extraordinary item. In fiscal 1997, Fresh Foods recorded an extraordinary gain of $415,000, net of tax, due to extinguishment of debt.

     Net earnings. Net earnings increased by $400,000, or 20.0%, primarily due to the extraordinary item in fiscal 1997. As a percentage of revenues, net earnings increased slightly for the reasons stated above.

RESULTS OF OPERATIONS OF PIERRE

     Pierre is a food processor focused on the foodservice and HMR markets. Results for the fiscal years ended September 30, 1995, September 28, 1996 and September 27, 1997, and for the eight-month periods ended May 31, 1997 and May 30, 1998, are shown below:

                                              FISCAL YEAR ENDED                   EIGHT MONTHS ENDED
                                ---------------------------------------------   -----------------------
                                SEPTEMBER 30,   SEPTEMBER 28,   SEPTEMBER 27,   MAY 31,      MAY 30,
                                    1995            1996            1997          1997         1998
                                -------------   -------------   -------------   --------   ------------
                                                             (IN MILLIONS)
Revenues......................     $148.6          $136.6          $149.3        $102.2       $99.8
Cost of goods sold............       85.4            86.7            96.5          67.7        64.1
Selling, general and
  administrative..............       36.8            34.5            40.3          27.4        27.2
Depreciation..................        4.4             4.5             4.3           2.9         3.0
Excess of revenues over
  expenses before corporate
  charge......................       22.0            10.9             8.2           4.2         5.5

  Eight Months Ended May 30, 1998 Compared to Eight Months Ended May 31, 1997

     Revenues. Revenues decreased by $2.4 million, or 2.3%, primarily because sales to Tyson decreased in anticipation of the Acquisition.

     Cost of goods sold. Cost of goods sold decreased by $3.6 million, or 5.3%, and decreased as a percentage of revenues from 66.3% to 64.2%, as Pierre terminated the production of non-Pierre food products that had resulted in operating inefficiencies in the fiscal year ended September 27, 1997.

     Selling, general and administrative. Such expenses were essentially unchanged in absolute terms and increased slightly as a percentage of revenues.

     Depreciation. Depreciation was essentially unchanged in both absolute terms and as a percentage of revenues.

     Excess of revenues over expenses before corporate charge. Such excess increased by $1.3 million, or 31.0%, and increased as a percentage of revenues from 4.1% to 5.5%, for the reasons stated above.

  Fiscal Year Ended September 27, 1997 Compared to Fiscal Year Ended September 28, 1996

     Revenues. Revenues increased by $12.7 million, or 9.3%, primarily due to volume increases in sales to school systems and vending machine operators. Sales to these segments increased significantly to replace volume lost following customer attrition in the fiscal year ended September 28, 1996.

     Cost of goods sold. Cost of goods sold increased by $9.8 million, or 11.3%, and as a percentage of revenues increased from 63.5% to 64.6%. The increase as a percentage of revenues occurred because the increase in volume of certain non-Pierre food products at the Cincinnati facility resulted in operating inefficiencies.

     Selling, general and administrative. Such expenses increased by $5.8 million, or 16.8%, and increased as a percentage of revenues from 25.3% to 27.0%, due primarily to the unusually high selling expenses associated with the introduction of new products to new customers in response to the customer attrition in the fiscal year ended September 28, 1996, as well as management's initiative to diversify Pierre's customer base.

     Depreciation. Depreciation declined slightly in absolute terms and decreased from 3.3% to 2.9% as a percentage of revenues.

     Excess of revenues over expenses before corporate charge. Such excess decreased by $2.7 million, or 24.8%, and decreased as a percentage of revenues from 8.0% to 5.5%, for the reasons stated above.

  Fiscal Year Ended September 28, 1996 Compared to Fiscal Year Ended September 30, 1995

     Revenues. Revenues decreased by $12.0 million, or 8.1%, due primarily to the attrition of a key customer that discontinued its relationship with Pierre upon acquiring a competitor of Pierre. The loss of such volume was partially offset by sales to new warehouse club customers and by increased sales to other foodservice segments.

     Cost of goods sold. Cost of goods sold increased by $1.3 million, or 1.5%, and increased as a percentage of revenues from 57.5% to 63.5%, due to the partial replacement of the loss of other business with sales of lower margin items.

     Selling, general and administrative. Such expenses decreased by $2.3 million, or 6.3%, due primarily to a reduction in sales commissions paid, resulting from lower sales volume. As a percentage of revenues, selling, general and administrative expenses increased from 24.8% to 25.3%.

     Depreciation. Depreciation increased slightly both in absolute terms and as a percentage of revenues.

     Excess of revenues over expenses before corporate charge. Such excess decreased by $11.1 million, or 50.5%, and decreased as a percentage of revenues from 14.8% to 8.0%, for the reasons stated above.

LIQUIDITY AND CAPITAL RESOURCES

  Fresh Foods

     Fresh Foods had a working capital deficit of $3.9 million at May 22, 1998, as compared to a deficit of $497,000 at February 27, 1998. Most of the decrease in working capital was attributable to restaurant conversions and, to a lesser extent, new restaurant construction. The remainder resulted from legal and accounting fees incurred in connection with the Acquisition and related financing transactions and, to a lesser extent, from normal seasonal fluctuations in working capital requirements.

     Fresh Foods has traditionally financed its working capital needs through a combination of cash flow from operations and bank borrowings and, from time to time, sales of underutilized assets. During fiscal 1997, Fresh Foods entered into an agreement with a bank to provide a $6.0 million revolving credit facility, secured by a lien on inventory and receivables. At May 22, 1998, approximately $4.1 million was outstanding under this facility subject to the applicable borrowing base formula. Fresh Foods also obtained construction loans from a bank in amounts of up to $1.0 million per restaurant to finance the construction of new restaurants. At May 22, 1998, an aggregate of approximately $548,000 was outstanding under such facilities with respect to three restaurants.

     Funding for capital expenditures has been obtained primarily through current earnings and term loans. Such funding also has been obtained in recent years through the initial public offering of Sagebrush, Inc. and sales of underutilized assets. Capital expenditures were $5.0 million for the fiscal quarter ended May 22, 1998, as compared to $1.8 million for the first quarter of fiscal 1998. The reason for the $3.2 million increase was the construction of one new Sagebrush restaurant and the conversion of four restaurants to the Sagebrush concept during the first quarter of fiscal 1999.

  Pierre

     Pierre had working capital of $23.2 million at May 30, 1998, as compared to $22.9 million at September 27, 1997. The increase was due primarily to decreases in accounts payable and accrued bonuses.

     In recent years, Pierre has financed its working capital needs and funded its capital expenditures with cash flow from operations. No long-term debt was carried at September 26, 1996, September 27, 1997 or May 30, 1998.

     Capital expenditures were approximately $1.4 million in each of the last two fiscal years and approximately $200,000 in the eight months ended May 30, 1998. In recent years, Pierre's capital expenditures have been devoted to the maintenance of existing properties, as distinguished from the acquisition and construction of new properties. Pierre completed installation of a new production line in 1998 at an approximate aggregate cost of $1.3 million.

  The Company

     The Company anticipates that its cash requirements, including working capital, capital expenditures and required principal and interest payments due under the Bank Facility and interest payments due under the Notes, which represent significant liquidity requirements, will be met through a combination of funds provided by operations, borrowings under the Bank Facility and, depending upon stock market conditions and other factors, the net proceeds of a possible offering of its common stock. In addition, from time to time the Company expects to continue its practice of acquiring equipment with the proceeds of secured bank loans or capital or operating leases.

     The Company has budgeted approximately $13.5 million for capital expenditures in fiscal 1999, including expenditures for Pierre subsequent to the Acquisition. These expenditures are expected to be devoted to (i) restaurant conversions and the construction of three new Sagebrush restaurants (approximately $10.6 million) and (ii) routine equipment upgrading and maintenance (approximately $2.9 million).

     The Bank Facility provides for a five-year revolving line of credit under which the Company may borrow up to an amount (including standby letters of credit up to $2.5 million) equal to the lesser of $75.0 million or a borrowing base (comprised of eligible accounts receivable, inventory, machinery and real property). The portion of the Bank Facility not used in connection with consummation of the Acquisition may be used for working capital requirements, permitted acquisitions and general corporate purposes. Borrowings under the Bank Facility will bear interest at floating rates based upon the interest rate option selected from time to time by the Company. See "Description of Bank Facility."

     As of June 9, 1998, after giving effect to the Transactions, the Company had approximately $31.2 million in outstanding borrowings under the revolving line of credit and approximately $20.5 million of additional availability under the Bank Facility. See "The Acquisition -- Financing of the Acquisition."

INFLATION

     The Company believes that inflation has not had a material impact on its results of operations from and including fiscal 1996 through the first quarter of fiscal 1999.

SEASONALITY

     The Company considers its restaurant operations to be somewhat seasonal in nature, with stronger sales during the Christmas season and spring, weaker sales during the mid-summer and late winter. Except for sales to school districts, which decline significantly during the summer, there is no seasonal variation in the Company's sales of food products. The Company's food production is steady throughout the year.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," was issued. SFAS No. 130 will require disclosure of comprehensive income (which is defined as "the change in equity during a period excluding changes resulting from investments by shareholders and distributions to shareholders") and its components. The Company will be required to adopt this new disclosure requirement for fiscal 1999.

     Also in June 1997, SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," was issued. SFAS No. 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The Company will be required to adopt this new standard for fiscal 1999.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance on the types of internal costs, including payroll and interest costs, which should be capitalized relative to development of software applications. The Company will be required to adopt this new statement for fiscal 1999.

     In April 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The Company will be required to adopt this new statement, too, for fiscal 1999.

                               THE EXCHANGE OFFER

GENERAL

     The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), to exchange up to $115.0 million aggregate principal amount of Exchange Notes for a like aggregate principal amount of Initial Notes properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. The Exchange Offer is being made with respect to all of the Initial Notes.

     As of the date of this Prospectus, the aggregate principal amount of the Initial Notes outstanding is $115.0 million. This Prospectus, together with the Letter of Transmittal, is first being sent on or about October 1, 1998 to all holders of Initial Notes known to the Company. The Company's obligation to accept Initial Notes for exchange pursuant to the Exchange Offer is subject to certain conditions set forth under "--Certain Conditions to the Exchange Offer" below. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary.

PURPOSE OF THE EXCHANGE OFFER

     The Initial Notes were issued on June 9, 1998 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the Initial Notes may not be reoffered, resold or otherwise transferred unless registered under the Securities Act or any applicable securities law or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

     In connection with the issuance and sale of the Initial Notes, the Company and the Guarantors entered into the Registration Rights Agreement, which required the Company and the Guarantors to file with the Commission the Registration Statement of which this Prospectus is a part not later than 30 days after the date of original issuance of the Initial Notes and to use their best efforts to cause the Registration Statement to become effective under the Securities Act not later than 150 days after the date of original issuance of the Initial Notes and the Exchange Offer to be consummated not later than 30 business days after the date of the effectiveness of the Registration Statement. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement.

     The term "holder" with respect to the Exchange Offer means any person in whose name Initial Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder or any person whose Initial Notes are held of record by The Depository Trust Company ("DTC"). Other than pursuant to the Registration Rights Agreement, the Company is not required to file any registration statement to register any outstanding Initial Notes. Holders of Initial Notes who do not tender their Initial Notes or whose Initial Notes are tendered but not accepted would have to rely on exemptions from the registration requirements under the securities laws, including the Securities Act, if they wish to sell their Initial Notes.

TERMS OF THE EXCHANGE

     The Company hereby offers to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of the Initial Notes. The terms of the Exchange Notes are identical in all material respects to the terms of the Initial Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof and will not be subject to any covenant regarding registration. The Exchange Notes will evidence the same indebtedness as the Initial Notes and will be entitled to the benefits of the Indenture. See "Description of the Exchange Notes."

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange.

     The Company is making the Exchange Offer in reliance on the position of the Commission staff as set forth in certain interpretive letters addressed to other persons in connection with other transactions. Based on these interpretations by the Commission staff, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for sale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder that is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and neither such holder nor any other such person is engaging in or intends to engage in a distribution of such Exchange Notes. The Company has not sought its own interpretive letter. There can be no assurance that the Commission staff would make a similar determination with respect to the Exchange Notes. See "-- Resale of Exchange Notes" and "Plan of Distribution."

     Interest on the Exchange Notes shall accrue from the last Interest Payment Date on which interest was paid on the Initial Notes so surrendered or, if no interest has been paid on such Notes, from June 9, 1998.

     Tendering holders of the Initial Notes shall not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Initial Notes pursuant to the Exchange Offer.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT

     The Exchange Offer will expire at 5:00 p.m., New York City time, on November 2, 1998 (the "Expiration Date"), which is not less than 20 business days after the commencement of the Exchange Offer in accordance with Rule 14e-1(a) under the Exchange Act. The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Initial Notes, by giving oral or written notice to the Exchange Agent and by giving written notice of such extension to the holders thereof or by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Initial Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn. The Company does not anticipate extending the Expiration Date.

     The Company expressly reserves the right (i) to terminate the Exchange Offer and not to accept for exchange any Initial Notes not theretofore accepted for exchange upon the occurrence of any of the events specified below under "-- Certain Conditions to the Exchange Offer" which have not been waived by the Company and (ii) to amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Initial Notes, whether before or after any tender of the Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Initial Notes as promptly as practicable.

     For purposes of the Exchange Offer, a "business day" means any day excluding Saturday, Sunday or any other day which is a legal holiday under the laws of Charlotte, North Carolina or New York, New York or is a day on which banking institutions therein located are authorized or required by law or other governmental action to close.

PROCEDURES FOR TENDERING INITIAL NOTES

     The tender to the Company of Initial Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Initial Notes for exchange pursuant to the Exchange Offer must transmit either
(i) a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent, at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date, or (ii) if such Initial Notes are tendered pursuant to the procedures for book-entry transfer set forth below under "-- Book-Entry Transfer," a holder tendering Initial Notes may transmit an Agent's Message (as defined herein) to the Exchange Agent in lieu of the Letter of Transmittal, in either case on or prior to the Expiration Date. In addition, either

(i) certificates for such Initial Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Initial Notes, if such procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, along with the Letter of Transmittal or an Agent's Message, as the case may be, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted to the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering holder that such holder has received and agrees to be bound by the Letter of Transmittal and the Company may enforce the Letter of Transmittal against such holder. THE METHOD OF DELIVERY OF INITIAL NOTES, LETTERS OF TRANSMITTAL OR AGENT'S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR INITIAL NOTES SHOULD BE SENT TO THE COMPANY.

     If tendered Initial Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Initial Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in the Book-Entry Transfer Facility's systems whose name appears on a security listing as the owner of Initial Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Initial Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each, an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Initial Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Initial Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly executed Letter of Transmittal accompanied by the Initial Notes is received by the Exchange Agent or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Initial Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Initial Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Letters of Transmittal or Initial Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Initial Notes not properly tendered and not to accept any particular Initial Notes for exchange which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities as to any particular Initial Notes or conditions of the Exchange Offer either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Initial Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes for exchange must be cured within such reasonable period of time as the Company shall determine. None of the Company, the Guarantors, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Initial Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Initial Notes, such Initial Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Initial Notes.

     If the Letter of Transmittal or any Initial Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

     By tendering, each holder will represent to the Company that, among other things, (a) Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, (b) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (c) neither the holder nor any such other person is an "affiliate" of the Company as defined under Rule 405 of the Securities Act (or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable). Any holder of Initial Notes using the Exchange Offer to participate in a distribution of the Exchange Notes (i) cannot rely on the position of the Commission staff set forth in certain no-action and interpretive letters and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Initial Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Initial Notes by causing the Book-Entry Transfer Facility to transfer such Initial Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Initial Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in lieu of a Letter of Transmittal, and any other required documents, must in any case be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURE

     If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Initial Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address set forth below, on or prior to the Expiration Date, a letter by hand or mail, or sent by facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier) from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Initial Notes are registered and, if possible, the certificate numbers of the Initial Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, the Initial Notes in proper form for transfer or a Book-Entry Confirmation will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Initial Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of the notice of guaranteed delivery ("Notice of Guaranteed Delivery") which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

WITHDRAWAL RIGHTS

     Tenders of Initial Notes may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier) or letter must be received by the Exchange Agent at the address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Initial Notes to be withdrawn (the "Depositor"), (ii) identify the Initial Notes to be withdrawn (including the certificate number or numbers of such Initial Notes and the principal amount of each such Initial Note), (iii) specify the principal amount of Initial Notes to be withdrawn, (iv) include a statement that such holder is withdrawing his election to have such Initial Notes exchanged, (v) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Initial Notes were tendered or as otherwise described above (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee under the Indenture register the transfer of such Initial Notes into the name of the person withdrawing the tender and (vi) specify the name in which any such Initial Notes are to be registered, if different from that of the Depositor. The Exchange Agent will return the properly withdrawn Initial Notes promptly following receipt of notice of withdrawal. If Initial Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Initial Notes or otherwise comply with the Book-Entry Transfer Facility procedure. All questions as to the validity, form and eligibility of notices of withdrawals, including time of receipt, will be determined by the Company, and such determinations will be final and binding on all parties.

     Any Initial Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Initial Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Initial Notes tendered by Book-Entry Transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the Book-Entry Transfer procedures described above, such Initial Notes will be credited to an account with such Book-Entry Transfer Facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Initial Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Initial Notes" above at any time on or prior to the Expiration Date.

ACCEPTANCE OF INITIAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Initial Notes properly tendered and will issue the Exchange Notes promptly after such acceptance. See "-- Certain Conditions to the Exchange Offer." For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Initial Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     For each Initial Note accepted for exchange, the holder of such Initial Note will receive an Exchange Note having a principal amount equal to the principal amount (or portion thereof) of the Initial Note surrendered for tender.

     In all cases, issuance of Exchange Notes for Initial Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Initial Notes or a timely Book-Entry Confirmation of such Initial Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents, or, in the case of a Book-Entry Confirmation, an Agent's Message in lieu thereof. If any tendered Initial Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Initial Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Initial Notes will be returned without expense to the tendering holder thereof (or, in the case of Initial Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such non-exchanged Initial Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration of the Exchange Offer.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Initial Notes and may terminate or amend the Exchange Offer (by oral or written notice to the Exchange Agent or by a timely press release) if, at any time before the acceptance of such Initial Notes for exchange or the exchange of the Exchange Notes for such Initial Notes, any of the following events occur:

          (a) in the sole judgment of the Company, the Exchange Offer would violate any applicable law, statute, rule, regulation or interpretation of the Commission staff; or

          (b) any governmental approval has not been obtained which approval the Company, in its sole discretion, deems necessary for the consummation of the Exchange Offer; or

          (c) there shall have occurred (i) a general suspension of, shortening of hours for, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market (whether or not mandatory), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, (iv) a limitation (whether or not mandatory) by any governmental authority on, or other event having reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States or, (v) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.

     The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Initial Notes upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Initial Notes). In addition, the Company may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Initial Notes.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If the Company waives or amends the foregoing conditions, it will, if required by law, extend the Exchange Offer for a minimum of five business days from the date that the Company first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by the Company concerning the events described above will be final and binding upon all parties.

     In addition, the Company will not accept for exchange any Initial Notes tendered, and no Exchange Notes will be issued in exchange for any such Initial Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture

Act"). In any such event, the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

     The Exchange Offer is not conditioned upon any minimum principal amount of Initial Notes being tendered for exchange.

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below:

     By Hand/Overnight Courier:                       By Mail:
State Street Bank and Trust Company     State Street Bank and Trust Company
      Two International Place                 Corporate Trust Division
 Corporate Trust Window, 4th Floor                  P.O. Box 778
          Boston, MA 02110                        Boston, MA 02102
        Attn: Kellie Mullen                     Attn: Kellie Mullen

                                 By Facsimile:
                      State Street Bank and Trust Company
                           Corporate Trust Operations
                        Facsimile Number: (617) 664-5290
                        Telephone Number: (617) 664-5587
                              Attn: Kellie Mullen

     Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent at the address and telephone number set forth in the Letter of Transmittal.

     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; FEES AND EXPENSES

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the Initial Notes and in handling or forwarding tenders for their customers.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and the Guarantors and are estimated in the aggregate to be approximately $350,000, which includes fees and expenses of the Exchange Agent, Trustee, registration fees, accounting, legal, printing and related fees and expenses.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Initial Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Company may, however, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Initial Notes in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

TRANSFER TAXES

     The Company will pay all transfer taxes, if any, applicable to the exchange of Initial Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Initial Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Initial Notes tendered, or if tendered Initial Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Initial Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the carrying value of the Initial Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the exchange of Exchange Notes for Initial Notes. Expenses incurred in connection with the issuance of the Exchange Notes will be amortized over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Initial Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Initial Notes as set forth in the legend thereon and in the Indenture. Initial Notes not exchanged pursuant to the Exchange Offer will continue to remain outstanding in accordance with their terms. In general, the Initial Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Initial Notes under the Securities Act.

     Participation in the Exchange Offer is voluntary, and holders of Initial Notes should carefully consider whether to participate. Holders of the Initial Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Initial Notes pursuant to the terms of, this Exchange Offer, the Company and the Guarantors will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of Initial Notes who do not tender their Initial Notes in the Exchange Offer will continue to hold such Initial Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. All untendered Initial Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Initial Notes could be adversely affected.

     The Company may in the future seek to acquire, subject to the terms of the Indenture, untendered Initial Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Initial Notes which are not tendered in the Exchange Offer.

RESALE OF EXCHANGE NOTES

     The Company is making the Exchange Offer in reliance on the position of the Commission staff as set forth in certain interpretive letters addressed to other persons in connection with other transactions. The Company has not sought its own interpretive letter, however, and there can be no assurance that the Commission staff would make a determination with respect to the Exchange Offer similar to the determinations that it has made in its interpretive letters to other persons. Based on existing interpretations by the Commission staff, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for resale, resold and otherwise transferred by a holder (other than any holder that is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of the Exchange Notes. Any holder who is an "affiliate" of the Company, however, or who has an arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, or any broker-dealer who purchased Initial Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act (i) could not rely on the applicable interpretations of the Commission staff and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act. A broker-dealer who holds Initial Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes. Each such broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company and the Note Guarantors have agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Exchange Notes reasonably requests in writing. Such registration or qualification may require the imposition of restrictions or conditions (including suitability requirements for offerees or purchasers) in connection with the offer or sale of any Exchange Notes.

                                    BUSINESS

OVERVIEW

     The Company is a leading vertically-integrated producer and marketer of fully-cooked branded and private label meat products and microwaveable sandwiches for the domestic foodservice and HMR markets. The Company sells its high-quality, value-added products through various distribution channels under the Pierre, Fast Choice and Mom 'n' Pop's brand names, which are widely recognized in the food industry. The Acquisition is the culmination of a ten-year partnership, during which Pierre became Fresh Foods' largest customer, representing approximately 58% of Fresh Foods' fiscal 1998 food processing revenues. In addition to its food processing business, the Company owns and operates 65, and franchises an additional 39, restaurants operating under the Sagebrush, Western Steer, Prime Sirloin and Bennett's concepts. For fiscal 1998, the Company had revenues and Adjusted Pro Forma EBITDA of $269.3 million and $30.0 million, respectively.

ACQUISITION RATIONALE AND BUSINESS STRATEGY

     The Acquisition positions the Company as a leading producer of value-added, fully-cooked food products as well as the largest and highest-quality producer of microwaveable sandwiches in the United States. Prior to the Acquisition, Pierre shipped fully-cooked meat products from its facility in Cincinnati, Ohio, to Fresh Foods' facility in Claremont, North Carolina, to be combined with specialty breads to produce ready-to-eat sandwiches. These sandwiches were then shipped back to Pierre for distribution. Following the Acquisition, the Company is vertically integrated, controlling all aspects of the production and distribution process, enabling it to realize numerous production, marketing, logistical and product development efficiencies.

     The Acquisition combines two strong management teams with diverse experience in food processing and with complementary skills in product development, production, quality control and marketing. Four of Pierre's senior executives each have in excess of 20 years' experience in the food processing industry, and three of the four have been working in partnership with Fresh Foods for the entire ten-year life of the Pierre/Fresh Foods relationship.

     The Company's management has developed the following business strategy:

     Further Penetrate Existing Distribution Channels with Additional
Products. The Company expects to leverage its longstanding customer relationships and strong product development capabilities by introducing new products through its existing distribution channels. The Company's product development specialists work closely with its customers to identify industry trends and to develop value-added food products that meet customer taste, consistency and safety standards. For example, fresh sandwiches, such as ham-and-cheese and chicken salad, are one of the fastest growing segments of the convenience store and vending machine distribution channels. The Company recently constructed a fresh sandwich production "clean room" in Claremont with the capacity to prepare and package 500,000 fresh sandwiches per week. This facility utilizes MAP technology, which enables the Company to sell fresh sandwiches with extended shelf lives. In developing this fresh sandwich capability, the Company has worked closely with existing customers to create products with the particular taste, quality and shelf-life characteristics they desire.

     Maximize Benefits of Vertical Integration. The Acquisition provides an opportunity to increase operating efficiencies at the Company's Cincinnati and Claremont food processing facilities. As an independent, vertically-integrated producer, the Company will have greater control over production scheduling at its facilities, which should result in longer production run times, increased throughput and reduced production costs. The Acquisition also should result in reduced administrative costs, greater purchasing power and better product distribution.

     Further Develop Strategic Alliances with Recognized Restaurant Chains. The Company has recently entered into licensing agreements to produce and market microwaveable Hardee's, Checkers, Rally's and Nathan's Famous sandwiches and to market Green Burrito products through its existing distribution channels. These licensing agreements allow the restaurant companies to generate royalty revenues and build brand awareness with no capital investment. According to FoodService Director, the number of outlets offering restaurant-branded products grew at a compound annual growth rate of 34% from 1993 to 1996. Restaurant-branded products have a distinct advantage in outlets such as convenience stores, vending machines, warehouse clubs and grocery stores in that they are widely recognized by consumers. The Company's quality reputation and experience in the premium microwaveable sandwich segment position it as an attractive partner for restaurant chains seeking additional distribution channels.

     Capitalize on Existing Health, Safety and Quality Standards. The Company maintains rigid health, safety and quality control standards, enabling it to meet the requirements of virtually every potential prepared-food customer. Many customers, such as school systems, inspect their food suppliers to ensure product safety and quality standards. The Company's facilities are in full compliance with HACCP standards, and its Cincinnati facility has held the USDA's "Total Quality Control" seal since 1986, a designation held by only 11% of meat processing facilities in the United States. The Company believes that its reputation for safety and quality provides it with the ability to capitalize on current outsourcing trends in the foodservice industry.

     Convert Existing Restaurants into Sagebrush Format. Because of the comparatively attractive unit economics of the Sagebrush concept, the Company intends to convert all but seven of its family steakhouse restaurants to the Sagebrush concept within two years, at an average cost of $600,000 per conversion. A typical Sagebrush generates 44% more revenue and 99% more EBITDA than a typical Western Steer restaurant. The Company has extensive experience in converting restaurants to the Sagebrush format as 32 of the Company's 45 Sagebrush restaurants were originally converted from other restaurant concepts. Since acquiring Sagebrush, Inc. in January 1998, the Company has converted seven Western Steer restaurants, including one acquired from a franchisee (and converted immediately), and one Prime Sirloin restaurant to the Sagebrush concept and has realized a significant increase in weekly sales volume at these locations. The Company has no plans for new restaurant construction.

FOOD PROCESSING OPERATIONS

  Industry Overview

     The Company is a value-added food processor focused on the foodservice and HMR markets. The foodservice market is composed of establishments that serve food away from the home, including commercial establishments such as restaurants and non-commercial establishments such as schools, healthcare providers and other institutions. According to the National Restaurant Association, the domestic foodservice industry generated revenues of $321 billion in 1997 and has grown by $51 billion over the last five years.

     The Company also sells its meat products and sandwiches into the HMR market, which includes fully-cooked foods purchased through establishments such as convenience stores, vending machines, warehouse clubs and grocery stores. The HMR market has experienced significant growth over the past several years due to numerous demographic factors, including the increase in single-parent families and dual income households and the general decline in leisure time. According to Technomic, the $44 billion HMR market has grown at a compound annual rate of 8% over the past five years and is expected to grow 15% annually over the next three years.

     The Company is well-positioned to take advantage of the following food industry trends:

     Increased Outsourcing by Foodservice Providers. Rising public concern over the safety of foods prepared in public dining establishments has resulted in dramatic growth of the market for fully-cooked foods produced under stringent quality controls. Many foodservice companies are now outsourcing much of their food preparation in order to: (i) avoid the cost and administrative requirements associated with meeting federal quality standards; (ii) maximize food safety;
(iii) ensure product consistency; (iv) reduce labor costs; and (v) reduce the amount of food waste. Due to the Company's ability to address these issues, it is in an excellent position to respond to this rapid growth in food production outsourcing.

     Growth in Number of HMR Outlets. The growth of alternative food outlets such as convenience stores, vending machines, warehouse clubs and food kiosks has created additional demand for packaged and fully-cooked food products. According to Convenience Store News, approximately 82% of all convenience store operators are currently expanding in-house foodservice or adding branded fast foods. Non-traditional outlets often lack extensive preparation, cooking and storage facilities, resulting in a need for fully-cooked foods such as the Company's products. The Company's branded and private label sandwich programs provide a safe and high-quality solution for these operators.

     Growth in Sales of Fully-Cooked Food Products in Grocery Stores. The increased use of HMR outlets has contributed to a gradual decline in home-cooked meals, which has in turn eroded grocery stores' share of food sales. According to Forbes, the percentage of sales attributed to meal ingredients has declined from 70% to 47% between 1989 and 1996. To combat this decline, grocery stores are now turning to independent suppliers to provide branded and private label packaged and fully-cooked food products. The Company believes that it can continue to capitalize on this trend by providing high-quality, fully-cooked food products to grocery stores.

     Increased Consumer Demand for Convenience Foods. The market for branded and private label packaged foods, particularly for easy-to-prepare, microwaveable convenience foods, has experienced substantial growth over the past several years. One of the fastest growing segments in this category is the estimated $2.5 billion refrigerated and frozen hand-held foods segment, which includes sandwiches, meat-filled biscuits, burritos, appetizers and other similar products. This segment grew at an estimated compound annual rate of 5% from 1992 to 1996 and is expected to grow by 7% annually from 1998 to 2000, according to Packaged Facts. The Company currently offers a full line of microwaveable sandwiches sold under the Pierre, Fast Choice and Mom 'n' Pop's brand names and has plans to expand this product line through its licensing agreements with Hardee's, Checkers, Rally's, Nathan's Famous and Green Burrito.

     Increased Government Regulation in the Food Processing Industry. The food processing industry is subject to increasing federal, state and local government regulation. The USDA's HACCP system, governing the preparation and production of food, has made it more difficult for foodservice companies to prepare their own food products. Many customers, such as school systems, inspect their food suppliers to ensure product safety and quality standards. The Company's facilities are in full compliance with HACCP standards, and its Cincinnati facility has held the USDA's "Total Quality Control" seal since 1986, a designation held by only 11% of meat processing facilities in the United States.

  Food Products

     The Company produces high-margin specialty beef, poultry and pork products that provide superior quality and are typically custom-developed to meet specific customer requirements. The Company adds value for its customers by offering comprehensive food solutions, including proprietary product development, special ingredients and recipes as well as custom packaging programs. The Company purchases beef, poultry and pork, which it processes into a broad range of fully-cooked food products such as: flame-broiled chicken; beef, turkey and pork patties; country-fried steak; chicken nuggets; and beef and pork fingers. These products are either (i) sold to foodservice customers such as restaurant chains, schools and healthcare providers, (ii) sold through various distribution channels, including warehouse clubs and grocery stores, or
(iii) combined with specialty breads to produce microwaveable sandwiches that are sold through HMR channels such as convenience stores, vending machines, warehouse clubs and grocery stores. The Company currently supplies a variety of fully-cooked meat products under the Pierre brand name to 91 of the 100 largest public primary and secondary school districts, and approximately 50% of all public primary and secondary schools, in the United States for use in cafeterias and snack bars. The Company has recently entered into licensing agreements to begin producing and marketing microwaveable Hardee's, Checkers, Rally's and Nathan's Famous sandwiches and to market Green Burrito products through the Company's existing distribution channels. The Company believes that the introduction of these widely-recognized, branded products will further enhance the Company's leading position in the microwaveable sandwich market.

     The Company's longstanding customer relationships, reputation for high-quality products, proprietary recipes and national presence enable it to compete effectively in the markets that it serves. The Company has developed customized meat and bread recipes that are specifically designed to maintain flavor and texture under specialized applications, such as microwave oven conditions, resulting in higher quality meals and greater customer satisfaction. The Company's product development team works closely with customers to develop new products for specific customer applications. For fiscal 1998, 22.0% of the Company's food processing sales were from SKUs introduced during fiscal 1997 or fiscal 1998. By working closely with its customers during the product development stage, the Company has become an integral component of their operations, as evidenced by the fact that the Company has sold to its twenty largest customers for an average of more than nine years. In fiscal 1998, however, no one customer accounted for more than 4.0% of the Company's revenues. The following table lists some of the Company's beef, poultry and pork products:

BEEF PRODUCTS                  POULTRY PRODUCTS                     PORK PRODUCTS
-------------                  ----------------                     -------------
Cheeseburgers         Sauced Chicken Fillets               Rib-B-Q Boneless Rib Patties
Charbroiled Burgers   Flame-Broiled Chicken Fillets        Rib-B-Q Boneless Rib Sandwiches
Hoagies               Flame-Broiled Chicken Wonder Bites   Rib-B-Q Boneless Rib Entrees
Portioned Meatloaf    Breaded Chicken Patties              Breaded Pork Patties
Salisbury Steak       Breaded Chicken Fillets
Country Fried Steak   Flame-Broiled Chicken Sandwiches

     Foodservice Products. The Company provides a comprehensive line of fully-cooked beef, poultry and pork products to the estimated $321 billion domestic foodservice industry, which accounted for 56.4% of the Company's fiscal 1998 food processing revenues. The foodservice industry consists of commercial establishments, such as restaurants, and noncommercial establishments, such as schools and healthcare providers. The Company augments its comprehensive line of fully-cooked products with a package of value-added services, which include menu planning and custom product development. The Company's products enable its customers to decrease costs through portion control and labor reduction. The Company's rigid quality standards allow it to position its products as safer, healthier and more consistent than the products of many competitors.

     The Company is a leading producer of value-added food products for school systems and currently supplies a variety of fully-cooked meat products to 91 of the 100 largest public primary and secondary school districts, and approximately 50% of all public primary and secondary schools, in the United States for use in cafeterias and snack bars. According to Technomic, the total domestic market for school foodservice purchases is $5.3 billion annually. The Company sells a full line of food products that meet the customized needs of individual school systems, including: flame-broiled chicken, beef, turkey and pork patties; breaded chicken patties; country-fried steak; chicken nuggets; and beef and pork fingers. The Company also is one of the larger food processors to school systems that participate in the USDA Commodity Reprocessing Program (the "USDA Program"). Under this federal program, the Company takes USDA-donated beef and poultry and charges a fee for processing the meat into value-added products such as cooked ground beef, charbroiled beef patties and fully-cooked breaded chicken patties. The USDA Program has complex administrative and regulatory requirements, which make it difficult for potential competitors to enter the market. In addition, due to public health concerns, many school systems will contract only with HACCP-compliant processors, such as the Company, to supply fully-cooked meat products. Demand for products under the USDA Program peaks in the spring and fall months; however, since these products are frozen, production can be scheduled throughout the year to maximize plant utilization.

     Branded Convenience Food Items. The Company offers a wide variety of branded, primarily hand-held, convenience foods, which it sells into various channels in the estimated $44 billion HMR market. The Company markets its proprietary convenience food items nationally under its Pierre and Fast Choice brands and in the Southeast under its Mom 'n' Pop's brand. These products include microwaveable hamburgers, cheeseburgers, rib sandwiches, chicken sandwiches and hot dogs. In addition, the Company has recently entered into licensing agreements to produce and market microwaveable Hardee's, Checkers, Rally's and Nathan's Famous sandwiches and to market Green Burrito products through its existing distribution channels.

     The Company's microwaveable sandwich products are differentiated from other similar offerings by their high quality, innovative flavorings and consistency. The Company believes it is unique within the hand-held convenience food market in that it is vertically integrated, producing both the meat and the specialty breads that are combined to create sandwiches. Most of the Company's competitors are "assemblers" who purchase meat and bread products, then assemble and distribute sandwiches. Vertical integration enables the Company to control cost and quality and to respond quickly to changing consumer preferences.

     The Company is developing a line of fully-prepared fresh sandwiches to be sold into the convenience store, vending machine and grocery store markets beginning in the summer of 1998. The Company recently constructed a fresh sandwich production "clean room" in Claremont, with the capacity to prepare and package 500,000 fresh sandwiches per week. This facility utilizes MAP technology, which enables the Company to sell to distributors fresh sandwiches with extended shelf lives. The Company expects to produce a complete line of fresh sandwiches at this facility, including traditional choices such as ham-and-cheese, turkey-and-cheese and bologna-and-cheese sandwiches.

  The Food Production Process

     The Company purchases beef, poultry and pork, which it forms, seasons and cooks by charbroiling or frying at its Cincinnati facility. The fully-cooked portions are immediately frozen and either packaged for sale or shipped to the Company's Claremont facility to be combined with the Company's specialty bread products to form sandwiches. The Company purchases flour, yeast, sugar and shortening, which are blended, using technologically-advanced equipment and the Company's proprietary recipes, kneaded into dough, rolled, cut and baked into yeast rolls and biscuits at its Claremont facility. The bakery products are then either sold to foodservice customers or combined with meat and other fillings to create sandwiches. The Company also purchases bread, meat, cheese and condiments, which are combined in the Claremont facility's "clean room" to assemble fresh sandwiches.

  Quality Control

     The Company employs 44 quality control personnel dedicated to the maintenance of rigid quality standards and compliance with HACCP and other government regulations in its food processing plants. These employees perform both periodic and random inspections of production lines and machinery. The Company has well-defined procedures to ensure that all food is processed uniformly and within federal guidelines and product specifications. All of the Company's meat products are cooked for times and at temperatures sufficient to ensure food safety. Once cooked, these products are immediately frozen, and they remain frozen throughout the assembly and shipping process.

     The Company's facilities are in full compliance with HACCP standards, and its Cincinnati facility has held the USDA's "Total Quality Control" seal since 1986, a designation held by only 11% of meat processing facilities in the United States.

  Food Processing Customers

     The Company sells its food products to foodservice customers, such as restaurants, schools and healthcare facilities, and to HMR customers, such as convenience stores, vending machines, warehouse clubs and grocery stores. A breakdown of food processing revenues for fiscal 1998 appears below:

                                                                 REVENUES      PERCENTAGE
                                                              --------------   ----------
                                                              (IN THOUSANDS)
Foodservice Customers:
  Restaurants...............................................     $ 50,318         28.4%
  School Systems............................................       47,069         26.6
  Other.....................................................        7,948          4.5
                                                                 --------        -----
          Total Foodservice.................................     $105,336         59.5%
                                                                 ========        =====

                                                                 REVENUES      PERCENTAGE
                                                              --------------   ----------
                                                              (IN THOUSANDS)
HMR Customers:
  Convenience Stores........................................     $ 10,232          5.8%
  Vending...................................................       27,487         15.5
  Warehouse Clubs...........................................       16,270          9.2
  Grocery Stores............................................       17,778         10.0
                                                                 --------        -----
          Total HMR.........................................     $ 71,767         40.5%
                                                                 --------        -----
            Total...........................................     $177,103        100.0%
                                                                 ========        =====

     Restaurants. The Company supplies foodservice products to restaurant chains and other foodservice customers through a national network of more than 800 foodservice distributors. Virtually all restaurant chains purchase their food from distributors. The largest domestic foodservice distributor purchases the Company's products for distribution through 59 of its locations.

     School Systems. The Company currently supplies a variety of fully-cooked meat products to 91 of the 100 largest public primary and secondary school districts, and approximately 50% of all public primary and secondary schools, in the United States for use in cafeterias and snack bars. Sales to school systems are made through over 800 foodservice distributors. When selecting a meat supplier, school systems typically put the contracts, with exacting product specifications, out for bid, then base their award decisions on the ability to meet the product specifications, as well as price, taste, consistency and quality control programs. The Company actively partners with school systems to develop innovative and appealing menus and marketing programs. The Company's management includes individuals who are active in and hold various leadership positions in industry associations, such as the Industry Council of the American School Foodservice Association.

     Convenience Stores. The Company supplies a full array of sandwiches through approximately 250 convenience store distributors to numerous chains, including several market leaders. Convenience stores generally target consumers looking for value-added, high-quality sandwiches that can be prepared quickly and easily. According to Convenience Store News, 82% of all convenience store operators are currently expanding in-house foodservice operations. The Company recently began providing convenience stores with in-store sandwich kiosks, which include a microwave oven and condiment center, to increase visibility of the full line of the Company's sandwich products.

     Vending. The Company sells microwaveable sandwich products to national and regional vending machine operators, who typically purchase products through distributors. The Company sells Pierre and Fast Choice branded sandwiches through approximately 300 vending distributors. The Company is seeking to expand its vending sales through its licensing agreements with Hardee's, Checkers, Rally's, Nathan's Famous and Green Burrito. In addition, the Company recently entered into an agreement with a major vending machine operator to supply more than 15,000 vending machines nationwide with microwaveable sandwiches. Approximately one-third of the sandwiches provided to this operator under the agreement were previously produced by the operator's commissaries and are now outsourced to the Company.

     Warehouse Clubs. The Company packages its fully-cooked food products into "club packs," which it sells directly to national warehouse clubs. These clubs typically buy the Company's products in larger volumes of fewer SKUs, enabling the Company to realize operating efficiencies. Sales to warehouse clubs are usually arranged by independent food brokers.

     Grocery Stores. The Company sells private label and branded food products to grocery stores through a regional network of brokers. The Company has established and maintains longstanding relationships with many of the major grocery stores in the southeastern United States.

  Food Product Sales and Marketing

     The Company's sales and marketing team consists of 32 professionals with extensive experience in the value-added food processing industry. These individuals develop and maintain the Company's relationships with major purchasers, distributors and brokers. The Company's sales force has an average of ten years of experience in the food processing industry and is compensated based upon revenues and profitability.

     In addition to its direct sales force, the Company maintains a nationwide network of over 50 independent food brokers, all of whom are compensated by payment of commissions. The Company believes that these brokerage relationships are a valuable corporate asset, providing significant new product opportunities with existing customers and the opportunity to develop new customer relationships. The brokers perform several significant functions for the Company, including identifying and developing new business opportunities and providing customer service and support to the Company's distributors and customers. The Company has had relationships with most of its brokers for at least ten years.

  Supplies

     The primary raw materials used by the Company in its food processing operations include uncooked meat, flour, sugar and shortening and other ingredients and packaging supplies. The Company purchases substantially all of its raw materials from outside sources and constantly seeks to maximize its purchasing power through volume purchasing. The Company does not depend on a single source for any significant item, believes that its sources of supply for raw materials are adequate for its present needs and does not anticipate any difficulty in acquiring such materials in the future.

  Product Development

     Ongoing food production research and development activities include development of new products, improvement of existing products and refinement of food production processes. In fiscal 1996, fiscal 1997 and fiscal 1998, the Company spent $781,000, $755,000 and $832,000, respectively, on such activities. These activities resulted in the launch of over 200 new SKUs in fiscal 1998. In the current fiscal year, the Company expects to introduce approximately 150 new SKUs, including various restaurant-branded sandwiches and fresh sandwiches.

RESTAURANT OPERATIONS

     The Company's restaurant operations are located primarily in smaller cities and suburban areas in the southeastern United States, a market niche where the primary competitors are economy steakhouses. At September 5, 1998, the Company owned and operated 45 Sagebrush steakhouse restaurants, which provide family-oriented, full-service, casual dining in an atmosphere suggestive of a Texas roadhouse. The Company also owned and operated 14 Western Steer and five Prime Sirloin restaurants, which are more mature family steakhouses using the "buffet and bakery" format, and one Bennett's barbecue-style restaurant. Sagebrush restaurants are the only casual dining steakhouses in a majority of the local markets in which they operate. The Company intends to convert all but 10 of its family steakhouse restaurants to the Sagebrush concept within two years based on the historically attractive unit economics of the Sagebrush format. A typical Sagebrush restaurant generates 44% more revenue and 99% more EBITDA than a typical Western Steer restaurant. The Company has extensive experience in converting restaurants to the Sagebrush format as 32 of the Company's 45 Sagebrush restaurants were originally converted from other restaurant concepts. Since Fresh Foods acquired Sagebrush, Inc. in January 1998, the Company has converted seven Western Steer restaurants, including one acquired from a franchisee (and converted immediately), and one Prime Sirloin restaurant to the Sagebrush concept and has realized a significant increase in weekly sales volume at these locations. Other than the restaurants currently under conversion and scheduled for future conversion, the Company has no plans to build other Sagebrush restaurants.

  Restaurant Locations

     The Company's restaurants have an average seating capacity of 260 and occupy an average of 7,000 square feet. The following table sets forth the location, opening date and concept of each of the Company's owned restaurants at September 5, 1998:

LOCATION                                            DATE OPENED        CONCEPT
--------                                            -----------        -------
North Carolina:
  Albermarle......................................  September 1998     Sagebrush
  Arden...........................................  August 1994        Sagebrush
  Asheboro........................................  May 1998           Sagebrush
  Boone...........................................  June 1992          Sagebrush
  Brevard.........................................  March 1994         Sagebrush
  Clemmons........................................  December 1993      Sagebrush
  Denver..........................................  October 1997       Sagebrush
  Dunn............................................  July 1998          Sagebrush
  Elkin...........................................  June 1998          Sagebrush
  Graham..........................................  March 1998         Sagebrush
  Hickory.........................................  October 1990       Sagebrush
  Hickory.........................................  July 1992          Sagebrush
  Kernersville....................................  June 1995          Sagebrush
  Lenoir..........................................  August 1997        Sagebrush
  Monroe..........................................  December 1994      Sagebrush
  Morganton.......................................  March 1993         Sagebrush
  Mt. Airy........................................  January 1997       Sagebrush
  Reidsville......................................  August 1998        Sagebrush
  Salisbury.......................................  April 1997         Sagebrush
  Sanford.........................................  January 1998       Sagebrush
  Stanleyville....................................  April 1998         Sagebrush
  Statesville.....................................  October 1991       Sagebrush
  Waynesville.....................................  January 1994       Sagebrush
  Wilkesboro......................................  September 1994     Sagebrush
  Winston-Salem...................................  September 1993     Sagebrush
  Winston-Salem...................................  August 1998        Sagebrush
  Charlotte.......................................  January 1992       Prime Sirloin
  Cornelius.......................................  March 1992         Prime Sirloin
  Matthews........................................  June 1992          Prime Sirloin
  Statesville.....................................  May 1992           Prime Sirloin
  Boone...........................................  June 1976          Western Steer
  Elizabeth City..................................  September 1979     Western Steer
  Hickory.........................................  January 1984       Western Steer
  Hudson..........................................  May 1984           Western Steer
  Jefferson.......................................  June 1985          Western Steer
  Lenoir..........................................  April 1987         Western Steer
  Lexington.......................................  March 1978         Western Steer
  Lincolnton*.....................................  March 1977         Western Steer
  Mocksville......................................  October 1985       Western Steer
  Morganton.......................................  November 1984      Western Steer
  Mt. Airy........................................  January 1984       Western Steer
  Newton..........................................  January 1978       Western Steer
  Yadkinville.....................................  July 1985          Western Steer
  Conover.........................................  March 1990         Bennett's

LOCATION                                            DATE OPENED        CONCEPT
--------                                            -----------        -------
South Carolina:
  Aiken...........................................  April 1998         Sagebrush
  Gaffney.........................................  December 1995      Sagebrush
  Greenwood.......................................  November 1996      Sagebrush
  Lexington.......................................  December 1997      Sagebrush
  Rock Hill.......................................  December 1992      Sagebrush
  Spartanburg.....................................  August 1994        Prime Sirloin
Tennessee:
  Alcoa...........................................  June 1996          Sagebrush
  Gatlinburg......................................  April 1995         Sagebrush
  Johnson City....................................  March 1996         Sagebrush
  Kingsport.......................................  February 1993      Sagebrush
  Knoxville.......................................  February 1992      Sagebrush
  Morristown......................................  September 1996     Sagebrush
  Newport.........................................  February 1998      Sagebrush
  Oak Ridge.......................................  November 1991      Sagebrush
  Pigeon Forge....................................  September 1991     Sagebrush
  Sevierville.....................................  May 1994           Sagebrush
Virginia:
  Colonial Heights................................  October 1996       Sagebrush
  Lynchburg.......................................  July 1996          Sagebrush
  Roanoke.........................................  June 1997          Sagebrush
  Wytheville......................................  May 1998           Sagebrush
  Galax...........................................  May 1980           Western Steer

---------------

* Currently under conversion to the Sagebrush format.

  Restaurant Concepts

  The Sagebrush Concept

     The Sagebrush concept is to serve high-quality, moderately-priced meals in a casual, family-oriented atmosphere suggestive of a Texas roadhouse. Sagebrush restaurants are located in smaller cities and suburban areas, a market niche where the primary competitors are economy steakhouses, many of which are cafeteria-style. Sagebrush differentiates itself from economy steakhouses by its full table service and attentive wait staff, full bar service, entertaining atmosphere, distinctive decor and consistently high-quality steaks. The Company believes these factors make the Sagebrush concept attractive to a broad range of consumers in the markets it serves.

     Menu. The Sagebrush menu features high-quality aged steaks, prime rib, chops, ribs, chicken and fish, along with hamburgers and chicken sandwiches. The dinner menu includes steak entrees cut daily from specially-selected USDA choice aged western beef and prepared using a special seasoning. In addition to the regular menu items, each restaurant has a daily, specially-priced "Blue Plate Special" at lunch, which is selected by its general manager and typically features fish, chicken or pork chops. All steaks come with a choice of Texas fries, baked potato or baked sweet potato, a fresh garden salad and bread. The menu also includes specialty appetizers, desserts and full bar service where legally permitted. New menu items are tested periodically in an effort to update and adapt to changing customer preferences. Dinner entrees, which are also available at lunch, range in price from $8.49 to $19.99, lunch entrees range in price from $4.29 to $5.99, and appetizers are priced from $2.29 to $9.99. The average check per customer, including beverages, is approximately $13.10 for dinner and $7.55 for lunch. Menu prices are generally the same at each restaurant, except for those located in resort areas, where seasonal factors require slightly higher prices. Sales of alcoholic beverages, which are available in all but one Sagebrush restaurant, account for approximately 8.4% of Sagebrush revenues. Each restaurant typically serves lunch to 150 to 250 customers each week day and to 100 to 300 customers on Saturdays and Sundays. Each restaurant typically serves dinner to 250 to 300 customers from Sunday through Thursday and to 700 to 900 customers on Friday and Saturday. Sagebrush restaurants do not serve breakfast.

     Atmosphere and Decor. Sagebrush restaurants are decorated with wooden booths and walls and a mixture of western memorabilia and other collectibles, including license plates and signs from around the United States, photographs of sports figures and movie stars and replicas of antique jukeboxes featuring country music. Complimentary peanuts are offered in all areas of the restaurants, and customers are encouraged to drop their shells on the floor. Special effort is made to make families with children feel welcome. A "Little Pistols" children's menu featuring hamburgers and sandwiches is available, birthdays are recognized in a special manner by the wait staff, and servers offer balloons to children.

     Facilities. All but one Sagebrush restaurant is located in a freestanding building, generally near an interstate highway or other main thoroughfare. Because the Company has established most of its restaurants in existing buildings that it remodeled into the Sagebrush concept, restaurant sizes vary from approximately 4,500 to 8,500 square feet, with the tables in the dining area seating from approximately 150 to 280 people. The bar area of a typical restaurant generally has seating capacity for approximately 20 people. Most Sagebrush restaurants also have a private banquet room seating from 25 to 50 people. Although the banquet facilities are often used for private parties, they can also be used for general customer seating during peak dining hours.

     Conversion Plan. The Company intends to convert all but 10 of its family steakhouse restaurants to the Sagebrush concept within two years based on the historically-attractive unit economics of the Sagebrush concept, at an average cost of $600,000 per conversion. A typical Sagebrush generates 44% more revenue and 99% more EBITDA than a typical Western Steer restaurant. The Company has extensive experience in converting restaurants to the Sagebrush format as 32 of the Company's 45 Sagebrush restaurants were originally converted from other restaurant concepts. Since acquiring Sagebrush, Inc. in January 1998, the Company has converted seven Western Steer restaurants, including one acquired from a franchisee (and converted immediately), and one Prime Sirloin restaurant to the Sagebrush concept and has realized a significant increase in weekly sales volume at these locations. The Company has no plans for additional new restaurant construction.

  The Western Steer Concept

     The Western Steer concept originated in 1975 as a family-oriented steakhouse restaurant, featuring a rustic, western-style design, steaks and other entrees cooked to order. Beginning in 1992, the Company began an extensive program of renovation of this concept, which included adding an "all-you-can-eat" buffet food bar and in-house bakery and changing the store appearance to highlight a new format. Restaurants updated to the new format have been renamed "Western Steer -- Steaks, Buffet & Bakery." For fiscal 1998, the average ticket price at Company-owned Western Steer restaurants was $6.00.

  The Prime Sirloin Concept

     In 1987, the Company acquired Prime Sirloin, Inc., a regional franchised steakhouse chain then headquartered in Morristown, Tennessee and currently composed of five units. As compared to the Western Steer concept, this concept features greater seating capacity and a broader offering of buffet items, resulting in a greater concentration of buffet sales. For fiscal 1998, the average ticket price at Company-owned Prime Sirloin restaurants was $6.25.

  The Bennett's Concept

     In 1990, the Company became a sub-franchiser of Bennett's Bar-B-Que, Inc., based in Denver, Colorado. As a sub-franchiser, the Company pays royalty fees to the franchiser equal to 1.0% of revenues for each Bennett's restaurant owned or sub-franchised by the Company. In 1994, the Company redesigned the Bennett's concept into "Bennett's Smokehouse & Saloon," a Texas roadhouse concept merging steaks and barbecue in a 186-seat casual dinner house.

  Restaurant Franchising Program

     At September 5, 1998, the Company franchised 32 Western Steer, five Prime Sirloin and two Bennett's restaurants, all in accordance with standard franchise agreements. The Company does not presently expect to franchise the Sagebrush concept. The franchise agreements executed prior to 1990 cover a term of 20 years, renewable for an additional term of 20 years, while those executed after 1990 cover ten-year terms. Royalty fees of 3.0% of the franchised restaurant's gross sales throughout the term of the agreement are payable to the Company. All of the Company's franchise agreements provide for an exclusive territory and include in-term and post-term non-compete covenants. For fiscal 1998, revenues from the Company's restaurant franchise operations were $1.8 million. No single franchisee or group of franchisees under common control provides revenues equal to as much as 2% of the Company's revenues.

  Ingredients and Purchasing

     As part of its commitment to using fresh, high-quality ingredients, the Company establishes rigid specifications for all of its meat and produce. Steaks are hand-cut daily at each restaurant. In order to assure the uniform quality and freshness of the food served in its restaurants, the Company monitors the prices and specifications of the products that it purchases in order to assure delivery of consistently high-quality food at competitive prices. The Company currently purchases 90% of its food products from one supplier, Institutional Food House, Inc. The Company believes that products of comparable quality are available, or upon short notice can be made available, from alternative suppliers.

  Restaurant Marketing and Advertising

     The Company utilizes billboard advertising for its restaurants located near interstate highways. It also uses aggressive direct local marketing campaigns, including school programs, hotel marketing and charitable and community events, to promote restaurant traffic. The Company does not advertise its restaurants in newspapers or by distributing coupons. Local advertising has been the responsibility of individual restaurant general managers.

TRADEMARKS AND LICENSING

     Food Processing. The Company's food products are marketed under a variety of brand names, including Pierre, Fast Choice, Rib-B-Q and Mom 'n' Pop's. The Company has recently entered into licensing agreements to produce and market microwaveable Hardee's, Checkers, Rally's and Nathan's Famous sandwiches and to market Green Burrito hand-held products through its existing distribution channels. The term of each such license is subject to renewal and satisfaction of sales volume requirements. The Company may distribute Hardee's sandwiches and biscuits west of the Mississippi River. The Company's distribution rights for Rally's, Checkers, Nathan's Famous and Green Burrito products are nationwide.

     Restaurants. The Company has registered the service mark "Sagebrush Steakhouse & Saloon" with the United States Patent and Trademark Office (the "USPTO"). It regards this service mark as having significant value and as being an important factor in the marketing of its Sagebrush restaurants. The Company also has registered with the USPTO the "Western Steer" logotype and the names "Western Steer," "Western Steer Family Restaurant," "Western Steer -- Steaks, Buffet & Bakery," "Prime Sirloin -- Buffet, Bakery & Steaks," the "Prime Sirloin" logotype and the "Mom 'n' Pop's" logotype, and variations thereof, as well as several distinct Western Steer menu items, as trademarks and service marks. Generally, trademarks remain valid as long as they are used properly for identification purposes.

COMPETITION

     Food Processing. The food production business is highly competitive and is often affected by changes in tastes and eating habits of the public, economic conditions affecting spending habits and other demographic factors. In sales of meat products, the Company faces strong price competition from a variety of large meat processing concerns and from smaller local and regional operations, including Tyson, Zartic, Inc. and Gorges/ Quick-to-Fix Foods, Inc. In sales of biscuit and yeast roll products, the Company competes with a number of large bakeries in various parts of the country. The sandwich segment of the HMR industry is extremely fragmented, with few large direct competitors but low barriers to entry and indirect competition in the form of numerous other HMR products. The Company's competitors in the sandwich industry include McLane Company, Inc., Bridgford Foods Corp. and Jimmy Dean Foods.

     Restaurants. The restaurant industry generally, and the Company's restaurant business specifically, are intensely competitive with respect to concept, price, service, location and food quality. There are many well-established competitors, including a number of other steakhouse and family-oriented restaurants with concepts similar to the Company's, with substantially greater financial and other resources than the Company. Some competitors have been in existence for much longer than the Company and may be better established in, or may decide to enter, markets in which the Company's restaurants are or may be located. The restaurant business is often affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, traffic patterns and the type, number and location of competing restaurants. The Company endeavors to compete with other restaurants primarily on the basis of service, value, location and providing high-quality meals in a casual, family-oriented atmosphere. While the Company believes that it competes for customers with a broad variety of other restaurants, there are particular restaurant chains, including Longhorn Steakhouse, Lone Star Steakhouse & Saloon, Outback Steakhouse and Logan's Road House, that have restaurant concepts very similar to the Company's and that operate in, and may expand further into, the Company's market areas.

GOVERNMENT REGULATION

     The food production and restaurant industries are subject to extensive federal, state and local government regulation.

     The Company's food processing facilities and food products are subject to frequent inspection by the USDA and other government authorities. In July 1996, the USDA issued strict new policies against contamination by food-borne pathogens such as E. coli and Salmonella and established the HACCP system. The Company is in full compliance with all USDA regulations, including HACCP standards. There can be no assurance, however, that the Company will be able to remain in compliance. The Company's failure to comply with applicable laws and regulations could subject it to civil remedies, including fines, injunctions, recalls and seizures, or even criminal sanctions, any of which could have material adverse effects on the Company.

     The Company's operations also are governed by laws and regulations relating to workplace safety and worker health that, among other things, establish noise standards and regulate the use of hazardous chemicals in the workplace. The Company also is subject to numerous federal, state and local environmental laws. Under applicable environmental laws, the Company may be responsible for remediation of environmental conditions and may be subject to associated liabilities relating to its facilities and the land on which its facilities are or had been situated, regardless of whether the Company leases or owns the facilities or land in question and regardless of whether such environmental conditions were created by the Company or by a prior owner or tenant. The Company does not believe that compliance with environmental laws will have a material effect upon the capital expenditures, earnings or competitive position of the Company and its subsidiaries. There can be no assurance, however, that any failure to comply, or compliance in the future, with environmental laws, or that liabilities arising thereunder, will have no material adverse effect on the Company's business, financial condition or results of operations.

     The Company's operations are subject to licensing and regulation by a number of state and local governmental authorities, which include alcoholic beverage control, health, safety, sanitation, building and fire agencies. Operating costs are affected by increases in costs of providing health care benefits, the minimum hourly wage, unemployment tax rates, sales taxes and other similar matters over which the Company has no control. The Company is subject to laws governing relationships with employees, including minimum wage requirements, overtime, working conditions and citizenship requirements.

PROPERTIES

     The Company believes that its facilities are generally in good condition and that they are suitable for their current uses. The Company nevertheless engages periodically in construction and other capital improvement projects designed to expand and improve the efficiency of its facilities.

     Principal Offices. The Company currently owns and uses a building located on a 62-acre tract in Claremont as its principal executive offices. The Company is in the process of moving such offices to a building that it has leased in nearby Hickory, North Carolina. See "Certain Relationships and Related Party Transactions."

     Food Processing Plants. The Company produces its fully-cooked meat products, packaged sandwiches and specialty bread products at plants it owns in Cincinnati and Claremont. The Cincinnati plant occupies buildings totaling 194,065 square feet. The Claremont facility occupies buildings totaling 192,460 square feet.

     Restaurant Sites. The Company owns the property upon which 21 of its 65 restaurants are located, and it leases the remaining properties, generally under long-term leases.

     Other Property. The Company owns various other parcels of property, consisting of raw land and closed restaurant sites that are either vacant or are leased to others. It also holds leasehold interests in various properties that are either vacant or are subleased to others. None of these properties is of material importance to the Company's operations.

EMPLOYEES

     As of September 5, 1998, the Company employed 4,993 persons (3,068 full-time and 1,925 part-time). None of the Company's employees is covered by a collective bargaining agreement, although there have been four unsuccessful attempts to organize the Cincinnati plant in the last four years.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     HERTH Management, Inc. ("HERTH") provides management services to the Company, reviews and supervises financing, provides cost analysis services, real estate services, strategic planning services and reviews franchisee relationships. HERTH provides the full-time services of Richard F. Howard ("Howard"), James C. Richardson, Jr. ("Richardson") and James M. Templeton ("Templeton") for an annual fee of $1.5 million per year and reimburses the Company for a portion of the compensation of David R. Clark ("Clark"). The Company's contract with HERTH expires in 2002. The shareholders of HERTH are Richardson, Templeton, Gregory A. Edgell and Columbia Hill, L.L.C. ("Columbia"), whose equity owners are Clark, Richardson and Larry D. Hefner ("Hefner"). The Company paid HERTH $1.5 million in fiscal 1998 and paid HERTH $1,125,000 through September 5, 1998 in the current fiscal year.

     The Company maintains comprehensive insurance coverages through County-Wide Insurance Agency, Inc. ("County-Wide"), whose principal owner is Charles F. Connor, Jr. ("Connor"). Connor, a consultant to the Company, owned 12.2% of the Company's outstanding common stock at April 15, 1998. County-Wide received payments of $2.2 million during fiscal 1998 and $1,061,000 through September 5, 1998 in the current fiscal year in connection with such insurance coverage, of which amounts it retained approximately 7% as commissions.

     Denver Equipment Company ("Denver") and Howard Furniture Company ("Howard Furniture") sell restaurant equipment and supplies, and restaurant furnishings, respectively, to the Company. During fiscal 1998, Denver was paid a total of $1.8 million, and Howard Furniture a total of $57,000, for purchases made by the Company. Denver received $1,849,000 and Howard Furniture received $13,000 for purchases through

September 5, 1998 in the current fiscal year. These companies had as their majority owner Richard S. Howard, the late father of director Howard; Connor has a 10.0% equity interest in Denver.

     The Company utilizes Bradford Communications, Inc. ("BCI") for public and investor relations and graphic design services. During fiscal 1998, the Company paid BCI a total of $449,000 for such services. As of September 5, 1998, BCI had received $321,000 for services rendered in the current fiscal year. The owner of BCI, Mr. E. Edwin Bradford, has been a director of the Company since 1992.

     HS Traveltime, Inc. ("HS") provides travel agency services to the Company. During fiscal 1998, HS was paid a total of $76,000 for such services. HS received $23,000 for such services through September 5, 1998 in the current fiscal year. Howard has a 50.0% equity interest in HS.

     In January 1996, the Company received 111,983 shares of Sagebrush, Inc. common stock as part of a transaction leading to the initial public offering of Sagebrush, Inc. Columbia purchased these shares at $7.00 per share for $783,881, payable 10.0% in cash with the balance represented by a two-year promissory note bearing interest at the prime rate and secured by the unconditional guarantees of Richardson, Clark and Hefner. The largest principal amount owed during fiscal 1998 was $705,493. At September 5, 1998, the balance on the note was $705,493. At the time of the offer, Sagebrush, Inc. common stock was trading at $7.00 per share. At closing, it was trading at $7.25.

     During fiscal 1998, the Company sold two former restaurant properties in Panama City, Florida, one former restaurant property in Black Mountain, North Carolina and one former restaurant property in Eden, North Carolina, all to Catawba Valley Real Estate, Inc. ("CVRE"), whose principal shareholder is Templeton. The two Panama City properties were sold for $650,000 and $350,000, with cash down payments to the Company of $130,000 and $10,000, respectively, and with five-year promissory notes payable to the Company for the balances bearing interest at 8.5%. The largest principal amounts outstanding during fiscal 1998 were $517,115 and $338,114, respectively. As of September 5, 1998, the principal balances of these notes were $506,692 and $331,298, respectively. The Black Mountain property was sold for $500,000 in cash, and the Eden property was sold for $400,000 in cash. The Company determined the purchase price for these four properties based on comparable sales of similar tracts. Also during fiscal 1998, the Company sold its 80.0% equity interest in a franchised restaurant in St. Augustine, Florida to CVRE. The price for the Company's interest in its St. Augustine franchise was $160,000 in cash, which was the price at which the remaining 20.0% shareholder had the right to purchase the Company's 80.0% interest and so was considered by the Company to be the highest price attainable for the property.

     Connor had an equity interest in five of the Company's franchised restaurants at various times during fiscal 1998 and has had such an interest in one of the Company's franchised restaurants in the current fiscal year. Royalties, accounting and management fees to the Company from these restaurants aggregated $74,000 during fiscal 1998 and $36,000 through September 5, 1998 in the current fiscal year.

     Howard had an equity interest in three of the Company's franchised restaurants at various times during fiscal 1998. Royalties, accounting and management fees to the Company from these restaurants aggregated $111,000 during fiscal 1998.

     Connor and L. Dent Miller ("Miller"), an executive officer and principal shareholder of the Company, had direct or indirect equity interests in 17 restaurant properties leased to the Company during fiscal 1998 and in 16 restaurant properties leased to the Company during the current fiscal year. Total rents paid under these leases were $1.3 million during fiscal 1998 and $675,000 through September 5, 1998 in the current fiscal year. Connor also had a direct or indirect interest in an additional three restaurants and two corporate office buildings leased to the Company during fiscal 1998. Rents paid under these leases were $217,000 in fiscal 1998 and $79,000 through September 5, 1998 in the current fiscal year.

     The Company has entered into a ten-year lease, commencing September 1, 1998, for the use of an office building owned by Columbia Hill Land Company, LLC ("Columbia Land"). The premises, located in Hickory, North Carolina, are to be used by the Company as its principal executive offices. The rent is fixed at $103,200 per annum for each of the first two years of the lease and is subject to adjustment thereafter.

Richardson and Clark own Columbia Land in the following proportions: Richardson (50.0%); and Clark (50.0%).

     During fiscal 1998, the Company purchased two parcels of land located in Lenoir, North Carolina and Denver, North Carolina, to be used for restaurant locations, from corporations in which Miller, Connor and Richard S. Howard, the late father of director Howard, had equity interests. The parcels were purchased for $375,000 and $225,000, respectively, in cash. The Company determined the purchase price for these properties based on comparable sales of similar tracts.

     On January 30, 1998, the Company merged with Sagebrush, Inc., whose principal shareholders were Connor and Miller. Connor, who was Chairman of the Board and a director of Sagebrush, entered into a two-year consulting agreement with the Company. Miller, who was President, Chief Executive Officer and a director of Sagebrush, entered into a two-year employment agreement with the Company. The merger obligated the Company, as the surviving corporation, to indemnify the directors and officers of Sagebrush, Inc. and its predecessors from and after the merger against certain liabilities arising prior to the merger. Additionally, the Company agreed to register under the Securities Act the shares of Company common stock issued in the merger to Connor and Miller. See "Management -- Employment Contracts and Change in Control Agreements." The Company has satisfied that registration obligation.

     In 1991, The Wes-Mar Group ("Wes-Mar"), a supplier to and customer of the Company, filed for bankruptcy. Congress Financial Corporation ("Congress"), a secured creditor of Wes-Mar, sued the Company to collect accounts receivable amounts owed to Wes-Mar by the Company. Richardson, a former principal of Wes-Mar, entered into a guaranty and hold harmless agreement with the Company under which he agreed to reimburse the Company for any amounts paid to Congress by the Company. Under the guaranty and hold harmless agreement, Richardson executed a promissory note to the Company on February 22, 1991 for $1,852,455, which was the full balance owed by the Company to Wes-Mar, plus interest at an annual rate of 9.0% (the "1991 Promissory Note"). Of this amount, $1,700,000 was written off by the Company when the Company and Congress entered into a settlement agreement in April 1993 (the "Settlement Agreement"). Under the Settlement Agreement, the Company agreed to pay Congress $1.2 million plus interest over a period of five years; such amount has been paid in full. Accordingly, Richardson executed a second promissory note to the Company on May 14, 1993 for $1.2 million at an annual interest rate of 4.5% (the "1993 Promissory Note"). During fiscal 1998, the largest principal balances on the 1993 Promissory Note and the 1991 Promissory Note were $430,000 and $152,456, respectively. The 1993 Promissory Note has been paid in full. The balance of the 1991 Promissory Note is $152,456 and is due in May 1999.

     William P. Foley II, a director of the Company, owns, directly and indirectly, approximately 11.7% of the outstanding common stock of CKE Restaurants, Inc. ("CKE Restaurants"). The Company recently entered into a licensing agreement with Hardee's, a subsidiary of CKE Restaurants, to begin producing and marketing microwaveable Hardee's sandwiches.

     All material transactions with affiliates of the Company are first reviewed by the Sensitive Transactions Committee of the Board, which is composed of three independent directors. Upon recommendation of this Committee, such transactions are then presented to the Company's Board, where they must be approved by a majority of the independent directors. Also, the Company periodically obtains bids, quotations or appraisals from unaffiliated third parties to assure that the products and services received from affiliates are on terms at least as fair and equitable to the Company as could have been obtained from unaffiliated third parties.

                                   MANAGEMENT

     The following table sets forth certain information with respect to the executive officers and directors of the Company:

                   NAME                     AGE           POSITION(S) WITH THE COMPANY
                   ----                     ---           ----------------------------
Richard F. Howard.........................  49      Chairman of the Board
James C. Richardson, Jr...................  49      Vice Chairman of the Board and Chief
                                                      Executive Officer
David R. Clark............................  42      President, Chief Operating Officer and
                                                      Director
James E. Harris...........................  36      Executive Vice President, Chief Financial
                                                      Officer, Treasurer and Secretary
Norbert E. Woodhams.......................  52      President, Pierre Foods, LLC, and
                                                      Director
L. Dent Miller............................  64      President, Claremont Restaurant Group,
                                                      LLC, and Director
James M. Templeton........................  61      Senior Vice President, Claremont
                                                      Restaurant Group, LLC
Lewis C. Lanier...........................  49      Director
William R. McDonald.......................  64      Director
E. Edwin Bradford.........................  55      Director
Bobby G. Holman...........................  62      Director
William P. Foley II.......................  53      Director
Andrew F. Puzder..........................  48      Director

     Mr. Howard became a director in 1987 and has served as Chairman of the Board of Directors since 1993. Mr. Howard served as Executive Vice President of the Company from 1989 to 1993 and as Chief Financial Officer and Treasurer from 1989 to 1994.

     Mr. Richardson became a director in 1987. He is the Company's Chief Executive Officer and Vice Chairman of the Board of Directors, positions he assumed in 1993 and 1996, respectively. He has served the Company as an executive officer since 1987, including Executive Vice President from 1989 to 1993 and President from 1993 to 1996.

     Mr. Clark is the Company's President and Chief Operating Officer, positions he assumed in 1996. From 1994 to 1996, he served as Executive Vice President and Chief Operating Officer of Bank of Granite, located in Granite Falls, North Carolina. Prior to joining Bank of Granite, Mr. Clark worked for 13 years with BB&T, a commercial bank and trust company. Mr. Clark served BB&T in various executive capacities, including President of BB&T of South Carolina during 1993 and 1994. He has been a director of the Company since 1996.

     Mr. Harris is the Company's Executive Vice President, Chief Financial Officer, Treasurer and Secretary, positions he assumed in March 1998. From 1987 to 1998, Mr. Harris served in various executive capacities with The Shelton Companies, Inc., a diversified investment group headquartered in Charlotte, North Carolina. He served as Executive Vice President of Finance for The Shelton Companies, Inc. from 1993 to 1998. Prior to joining The Shelton Companies, Inc., Mr. Harris was a Senior Accountant with Ernst & Young.

     Mr. Woodhams became President of the Company's food processing operations upon consummation of the Acquisition and became a director of the Company on June 27, 1998. Prior to the Acquisition, he served from 1994 to 1998 as President of Hudson Specialty Foods, a food processing division of Hudson. Upon the acquisition of Hudson by Tyson in January 1998, Mr. Woodhams became President of the Pierre Foods division of Hudson. Prior to joining Hudson, Mr. Woodhams held the position of Executive Group Vice

President for the Pork and Beef Division of Tyson from 1990 through 1994. He also served as President and Chief Executive Officer for Henry House/Holly Farms, a value-added processor of pork products, from 1986 to 1990.

     Mr. Miller, who became a director of the Company in May 1998, presently serves the Company as President of the Company's restaurant operations, having served as President and Chief Executive Officer of Sagebrush, Inc. from 1990 to January 1998. Mr. Miller was a Fresh Foods executive officer concentrating in restaurant operations from 1984 to 1988. He has been in the restaurant business with the Company and its predecessors since 1978 and was named Restaurateur of the Year by the North Carolina Restaurant Association in 1990.

     Mr. Templeton, a director of the Company from 1988 until June 27, 1998, serves as Senior Vice President of the Company's restaurant operations. He served as Vice President of Real Estate for Fresh Foods from 1988 to 1994 and as Senior Vice President of Real Estate from 1994 to 1998.

     Mr. Lanier, a director since 1988, is a member of the law firm of Horger, Horger, Lanier, Culclasure & Knight, LLP, of Orangeburg, South Carolina, having joined its predecessor in 1985.

     Mr. McDonald is Branch Manager of American Pharmaceutical Services, a subsidiary of Living Centers of America that provides pharmaceutical and prescription services to nursing homes. He has been employed with American Pharmaceutical Services and its predecessors in that capacity since 1989. A director of the Company since 1991, Mr. McDonald also serves as Mayor of the City of Hickory, North Carolina, an elective office that he has held since 1981.

     Mr. Bradford, a director since 1992, is President and Chief Executive Officer of Bradford Communications, Inc., a Hickory, North Carolina marketing and advertising firm, which he founded in 1977.

     Mr. Holman, a director since 1994, served as the Company's Chief Financial Officer and Treasurer from 1994 until his retirement in February 1997. Prior to joining the Company, he had been an Assistant Vice President with Aetna Life & Casualty Insurance Company ("Aetna") in Hartford, Connecticut and managing director of the Food Industry segment of Aetna's Bond Investment Department since 1985.

     Mr. Foley, a director since May 1998, is Chairman of the Board and Chief Executive Officer of Fidelity National Financial, Inc. ("Fidelity National"), an Irvine, California-based title insurance underwriter, positions he has held since 1986. He has also served since 1995 as Chairman of the Board and Chief Executive Officer of CKE Restaurants, an Anaheim, California-based restaurant holding company for the Carl's Jr. and Hardee's restaurant chains, among others. Mr. Foley also serves on the Boards of Directors of Rally's, Checkers, GB Foods Corporation, Micro General Corporation and DataWorks Corporation.

     Mr. Puzder, a director since May 1998, is Executive Vice President of Fidelity National, a position he has held since 1995. He has also served since 1997 as Executive Vice President and General Counsel of CKE Restaurants. Prior to joining Fidelity National in 1995, Mr. Puzder had been an attorney in private practice in California since 1991. Mr. Puzder also is a director of GB Foods Corporation and of Javelin, Inc.

     The Company has a classified Board of Directors. Messrs. Richardson, Holman and Foley are serving terms expiring in June 1999. The terms of Messrs. Clark, Lanier, McDonald and Puzder expire in June 2000, and the terms of the remaining directors expire in June 2001. The Company's officers are elected annually by the Board and serve indefinitely at the pleasure of the Board.

DIRECTORS' COMPENSATION

     During fiscal 1998, independent directors were paid $2,000 per meeting attended. Directors who are employees of the Company or are members of the HERTH group, or who have material contracts with the Company, continue to receive no payment for their service as directors. All directors at February 20, 1998 were granted immediately-exercisable ten-year options to purchase 15,000 shares of the Company's common stock at a price of $16.00 per share. On August 27, 1998, all such options were "repriced" to reflect a new exercise price of $10.50 per share -- the last sale price of the Company's common stock on that day.

SUMMARY COMPENSATION TABLE

     The following information relates to compensation paid by the Company to its Chief Executive Officer and to three other individuals who served the Company as executive officers (collectively, the "Named Executive Officers of the Company"). No other executive officers of the Company received annual salary and bonus in fiscal 1998 of at least $100,000.

                                                                                     LONG-TERM
                                                      ANNUAL COMPENSATION           COMPENSATION
                                               ---------------------------------    ------------
                                      FISCAL                       OTHER ANNUAL        OPTION
NAME AND PRINCIPAL POSITION            YEAR    SALARY    BONUS     COMPENSATION        AWARDS
---------------------------           ------   ------   --------   -------------    ------------
Richard F. Howard...................   1998       (1)        -0-      $   750(2)       40,000
  Chairman of the Board                1997       (1)        -0-          -0-             -0-
                                       1996       (1)        -0-          -0-             -0-
James C. Richardson, Jr.............   1998       (1)        -0-      $ 6,925(3)      215,000
  Vice Chairman of the                 1997       (1)        -0-        9,664(4)          -0-
  Board and Chief                      1996       (1)        -0-          -0-             -0-
  Executive Officer
David R. Clark......................   1998       (5)   $152,064             (6)      215,000
  President and Chief                  1997       (5)     73,500      $51,720(7)      100,000
  Operating Officer                    1996       --          --           --              --
James M. Templeton..................   1998       (1)        -0-      $ 4,012(8)       40,000
  Senior Vice President,               1997       (1)        -0-        2,204(9)          -0-
  Real Estate                          1996       (1)        -0-        1,500(10)         -0-

---------------

 (1) No salary was paid by the Company to this individual, who was instead compensated by HERTH. The Company currently pays HERTH $1.5 million per fiscal year. See "Certain Relationships and Related Party Transactions."
 (2) Consists of country club dues.
 (3) Includes $3,845 in life insurance premiums and $2,580 in country club dues.
 (4) Consists of $7,084 in life insurance premiums and $2,580 in country club dues.
 (5) Excludes $200,000 and $126,800 paid by the Company for fiscal 1998 and fiscal 1997, respectively, which amounts were reimbursed in full by HERTH. See "Management -- Employment Contracts and Change in Control Agreements" and "Certain Relationships and Related Party Transactions."
 (6) Did not exceed 10% of the individual's annual salary and bonus.
 (7) Includes a one-time bonus of $50,000 paid upon joining the Company.
 (8) Includes $2,112 in country club dues and $1,500 as the Company's matching payment under an employee stock purchase plan.
 (9) Consists of $704 in country club dues and $1,500 as the Company's matching payment under an employee stock purchase plan.
(10) Consists of the Company's matching payment under an employee stock purchase plan.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table presents information relating to option grants made during fiscal 1998 to the Named Executive Officers of the Company and the potential realizable value of each grant assuming annualized appreciation of Company common stock at an annual rate of either 5% or 10% over the term of the option.

                                                                                      POTENTIAL REALIZABLE
                                                INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                               ---------------------------------------------------      ANNUAL RATES OF
                               NUMBER OF      % OF TOTAL    EXERCISE                      STOCK PRICE
                                 SHARES        OPTIONS       OR BASE                      APPRECIATION
                               UNDERLYING     GRANTED TO      PRICE                     FOR OPTION TERM
                                OPTIONS      EMPLOYEES IN      PER      EXPIRATION   ----------------------
NAME                            GRANTED      FISCAL YEAR    SHARE(1)       DATE         5%           10%
----                           ----------    ------------   ---------   ----------   ---------    ---------
Richard F. Howard............    40,000(2)        3.9        $16.00      2/20/08       402,400    1,019,968
James C. Richardson, Jr......   215,000(2)       21.1         16.00      2/20/08     2,162,900    5,482,328
David R. Clark...............   215,000(2)       21.1         16.00      2/20/08     2,162,900    5,482,328
James M. Templeton...........    15,000(2)        1.5         16.00      2/20/08       150,900      382,488
                                 25,000(3)        2.5         16.00      2/20/08       251,500      637,480

---------------

(1) On August 27, 1998, all such options were "repriced" to reflect a new exercise price of $10.50 per share -- the last sale price of the Company's common stock on that day.
(2) Such options are presently exercisable.
(3) Such options vest at a rate of 20% per year over five years. The first 20% are exercisable beginning February 20, 1999.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table presents certain information about stock options exercised by the Named Executive Officers of the Company during fiscal 1998 and the value of unexercised options held by them at February 27, 1998.

                                SHARES ACQUIRED             NO. OF SHARES                VALUE OF UNEXERCISED
                                  ON EXERCISE           UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                              -------------------    OPTIONS AT FEBRUARY 27, 1998      AT FEBRUARY 27, 1998(1)
                                          VALUE      ----------------------------    ----------------------------
NAME                            NO.      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                          -------    --------    -----------    -------------    -----------    -------------
Richard F. Howard...........   50,000    $905,000      115,000            -0-        $1,193,750            -0-
James C. Richardson, Jr.....  125,000(2)       --      215,000            -0-           430,000            -0-
David R. Clark..............      -0-         -0-      275,000         40,000         1,157,200       $484,800
James M. Templeton..........   12,500     250,625       65,000         25,000           770,000         50,000

---------------

(1) The closing price of the Company's common stock on February 27, 1998 was $18.00 per share.
(2) Mr. Richardson transferred all of these options to Capital Factors, Inc. ("Capital Factors") on November 13, 1997. The unrealized gain on shares received by Capital Factors was $2,415,625 on the date of receipt. The gain realized by Capital Factors on exercise of the options was $2,571,875. Mr. Richardson owns 50% of the outstanding stock of Capital Factors.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

     On June 30, 1996, Mr. Clark and the Company executed an Employment Agreement (the "Clark Employment Agreement") providing that Mr. Clark would serve as President and Chief Operating Officer of the Company for a term of three years at an annual base salary of $200,000 and an annual bonus based on the Company's financial performance. During fiscal 1997 and fiscal 1998, Mr. Clark's salary was paid by the Company and reimbursed in full by HERTH. See "Certain Relationships and Related Party Transactions." In the event Mr. Clark's employment is terminated by the Company without cause or Mr. Clark resigns from employment for good reason during the initial three-year term, then the Company is obligated to pay him a lump sum severance payment equal to the total sum of his base salary as would be due in the aggregate for the remainder of the three-year term. In the event of a termination without cause or a resignation for good reason during any renewal term of the Clark Employment Agreement, such lump sum severance payment shall equal three months of Mr. Clark's then-existing base salary. Under the Clark Employment Agreement, the Company granted to Mr. Clark options to purchase 100,000 shares of the Company's common stock and agreed to consider Mr. Clark for participation in any subsequent options made available to senior management of the Company in the discretion of the Company's Board. The Company also agreed to appoint Mr. Clark to fill the first available vacancy on the Company's Board. Mr. Clark subsequently filled this vacancy and currently serves as a member of the Company's Board. In addition, the Company agreed to obtain coverage for Mr. Clark under a directors' and officers' liability insurance policy and to indemnify Mr. Clark to the fullest extent permitted by applicable law in the event Mr. Clark is made a party to certain threatened or pending actions, suits or proceedings by reason of his performing services as an officer or director of the Company. The Clark Employment Agreement was subsequently amended (the "Amended Clark Employment Agreement") to increase Mr. Clark's annual base salary to $350,000, of which $200,000 is to be reimbursed to the Company by HERTH, and to provide Mr. Clark an annual bonus based upon the Company's profitability. The Amended Clark Employment Agreement also grants Mr. Clark options to purchase 215,000 shares of the Company's common stock and provided Mr. Clark with a special one-time bonus of $375,000 upon the closing of the Acquisition. The Amended Clark Employment Agreement has a term of five years, expiring February 28, 2003.

     On January 29, 1998, Mr. Miller and the Company executed an Employment Agreement (the "Miller Employment Agreement") providing that Mr. Miller would serve as President of Claremont Restaurant Group, LLC for a term of two years at an annual base salary of $200,000. Any increases in Mr. Miller's salary, as well as the payment of any bonuses and the grant of any stock options to Miller, will be in the discretion of the Company's Chief Operating Officer, subject to ratification by the Compensation Committee of the Company's Board. The Miller Employment Agreement includes a covenant by Miller not to disclose confidential information of the Company, as well as a covenant not to engage in competition with the Company within a 25-mile radius of any Company place of business or solicit the employment of any Company employees for a period of two years following the termination of the Miller Employment Agreement. In addition, during the term of the Miller Employment Agreement, subject to his right to continue to operate and manage certain other restaurants referred to therein, Miller is prohibited from engaging in any outside activity which is detrimental to the Company or which interferes with the performance of his duties under the Miller Employment Agreement. The Company may terminate the Miller Employment Agreement prior to the end of its two-year term for cause or upon the disability of Miller. In connection with any termination for cause or disability (other than a termination for cause triggered by the engagement by Miller in prohibited outside activities or for violating the covenant not to disclose confidential information or covenant not to compete), the Company shall continue to pay Miller his annual base salary for the remainder of the two-year term.

     On January 29, 1998, Charles F. Connor, Jr. and the Company executed a Consulting and Non-competition Agreement (the "Connor Consulting Agreement") providing that Mr. Connor would serve as a consultant to the Company for a period of two years at an annual consulting fee of $175,000. As an independent contractor and a consultant to the Company, Connor's principal duties are to (a) consult with and advise the Company on the management and operation of its restaurant franchising and restaurant operations business and (b) market and promote the Company's restaurant franchising and restaurant operations business. The Connor Consulting Agreement includes a covenant by Connor not to disclose confidential information of the Company, as well as a covenant not to engage in competition with the Company within a 25-mile radius of any Company place of business or solicit the employment of any Company employees during the term of the Connor Consulting Agreement. In addition, during the term of the Connor Consulting Agreement, subject to his right to continue to operate and manage certain other restaurants referred to therein, Connor is prohibited from engaging in any outside activity which is detrimental to the Company or which interferes with the performance of his duties under the Connor Consulting Agreement. The Company may terminate the Connor Consulting Agreement prior to the end of its two-year term for cause. In connection with any termination for cause (other than a termination for cause triggered by the engagement by Connor in prohibited outside activities or for violating the covenant not to disclose confidential information or covenant not to compete), the Company shall continue to pay Connor his annual consulting fee for the remainder of the two-year term of the Connor Consulting Agreement.

     In March 1998, Mr. Woodhams and the Company executed an Employment Agreement (the "Woodhams Employment Agreement") providing that Mr. Woodhams would serve as President of the Company's food processing operations upon consummation of the Acquisition for a term of five years beginning in March 1998 at an annual base salary of $250,000 and an annual bonus based upon his performance in meeting certain goals to be determined annually by the Company. The Company may terminate Mr. Woodhams' employment upon his death or disability or for cause (as defined in the Woodhams Employment Agreement). Under the Woodhams Employment Agreement, the Company granted to Mr. Woodhams options to purchase 200,000 shares of the Company's common stock. The Company also agreed to appoint Mr. Woodhams to fill the first available vacancy on the Company's Board. In addition, the Company agreed to use its best efforts to obtain coverage for Mr. Woodhams under a directors' and officers' liability insurance policy and to indemnify and hold harmless Mr. Woodhams for all acts or decisions made by him in good faith while performing services for the Company.

     Each of Messrs. Clark, Hefner, Richardson, Howard, Templeton and Miller (each, an "Executive") has entered into a Change in Control Agreement with the Company (collectively, the "Change in Control Agreements"). The Change in Control Agreements provide that, if a change in control of the Company occurs, then the following benefits will be provided by the Company: three times the amount of the annual base salary of the Executive; three times the amount of the largest annual cash bonus paid or payable to such person; the aggregate spread between the exercise prices of all outstanding unexercised options of the Company and the higher of the closing price of the Company's common stock as of the effective date of the Change in Control of the Company or the highest price paid in connection with a change in control of the Company; and a "gross-up" payment for all tax liabilities resulting from payments under the Change in Control Agreements. A change in control of the Company is considered to have occurred if: (1) the individuals who constituted the Company's Board as of the date of the Change in Control Agreements cease to constitute a majority of the Company's Board; (2) any "person" (as defined in the Change in Control Agreements) acquires 15% of the Company's common stock; (3) any of certain business combinations are consummated, unless the beneficial owners of the Company's common stock before such combination own more than 50% of such stock after the business combination; or (4) the Company is liquidated or dissolved. Payments under the Change in Control Agreements are payable upon a change in control of the Company, whether or not an Executive's employment is terminated. The term of each Change in Control Agreement is ten years unless it expires earlier upon the termination of an Executive's employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1998, the Executive Compensation Committee of the Company's Board consisted of Messrs. Lanier, McDonald and Richard F. Hendrickson, none of whom was an officer or employee of the Company or any of its subsidiaries during fiscal 1998 or was formerly an officer of the Company or any of its subsidiaries. See "Certain Relationships and Related Party Transactions."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of April 15, 1998, information relative to Company common stock ownership by (i) each person known by the Company's management to own beneficially 5.0% or more of the total outstanding shares of Company common stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company and (iv) all directors and executive officers of the Company as a group.

                                                          AMOUNT AND NATURE OF       PERCENTAGE OF
BENEFICIAL OWNER                                          BENEFICIAL OWNERSHIP   OUTSTANDING SHARES(1)
----------------                                          --------------------   ---------------------
HERTH Management, Inc.(2)...............................       1,219,235                 20.7
  P.O. Box 399
  Claremont, NC 28610
Columbia Hill, LLC(3)...................................       1,262,034                 21.4
  P.O. Box 399
  Claremont, NC 28610
James C. Richardson, Jr.(4).............................       1,609,623                 26.3
  P.O. Box 399
  Claremont, NC 28610
David R. Clark(5).......................................       1,538,929                 24.9
  P.O. Box 399
  Claremont, NC 28610
Gregory A. Edgell(6)....................................       1,386,110                 23.3
  3200 Devine Street
  Columbia, SC 29205
James M. Templeton(7)...................................       1,291,968                 21.6
  P.O. Box 399
  Claremont, NC 28610
Larry D. Hefner(8)......................................       1,277,034                 21.6
  P.O. Box 399
  Claremont, NC 28610
L. Dent Miller(9).......................................         570,801                  9.6
  P.O. Box 399
  Claremont, NC 28610
Charles F. Connor, Jr.(10)..............................         722,998                 12.2
  P.O. Box 519
  Claremont, NC 28610
Richard F. Howard(11)...................................         115,390                  1.9
Lewis C. Lanier(12).....................................          15,000                    *
William R. McDonald, III(13)............................          15,860                    *
E. Edwin Bradford(14)...................................          16,966                    *
Bobby G. Holman(15).....................................          16,128                    *
William P. Foley II(12).................................         150,000                  2.5
Andrew F. Puzder(12)....................................          50,000                    *
Norbert E. Woodhams(16).................................           3,300                    *
All directors and executive officers as a group (11
  persons)..............................................       2,907,750                 42.3

---------------

  *  Less than one percent.
 (1) The actual number of shares outstanding at April 15, 1998 was 5,902,619. Each percentage has been calculated on the basis of such number plus shares subject to outstanding call options exercisable not later than June 14, 1998. Shares subject to such options have been considered outstanding for the purpose of computing the percentage of outstanding shares owned by the person who holds such options but have not been considered outstanding for the purpose of computing the percentage of outstanding shares owned by any other person.
 (2) All of the shares owned of record by HERTH are also deemed to be owned beneficially by each of its shareholders. The shareholders of HERTH, and their ownership percentages, are Columbia (45.0%) and Messrs. Richardson (22.0%), Edgell (22.0%) and Templeton (11.0%). Beneficial ownership of other than a pro rata interest in the shares owned of record by HERTH is disclaimed by each shareholder of HERTH.
 (3) Consists of (i) 42,799 shares owned of record and (ii) 1,219,235 shares owned beneficially through HERTH. All of the shares owned of record by Columbia are also deemed to be owned beneficially by each of its owners. The owners of Columbia, and their ownership percentages, are Messrs. Clark (45.0%), Richardson (40.0%) and Hefner (15.0%). Beneficial ownership of other than a pro rata interest in the shares owned of record by Columbia is disclaimed by each owner of Columbia.
 (4) Consists of (i) 7,500 shares owned of record, (ii) 89 shares owned through the Company's Employee Stock Purchase Plan, (iii) 1,219,235 shares owned beneficially through HERTH, (iv) 42,799 shares owned beneficially through Columbia, (v) 125,000 shares owned beneficially through Capital Factors and
     (vi) 215,000 shares subject to currently exercisable call options. All 125,000 shares owned of record by Capital Factors are also deemed to be owned beneficially by each of its shareholders, although beneficial ownership of other than a pro rata interest in such shares is disclaimed by each such shareholder. The shareholders of Capital Factors, and their ownership percentages, are Messrs. Richardson (50.0%) and Edgell (50.0%).
 (5) Consists of (i) 1,250 shares owned of record, (ii) 645 shares owned through the Company's Employee Stock Purchase Plan, (iii) 1,219,235 shares owned beneficially through HERTH, (iv) 42,799 shares owned beneficially through Columbia and (v) 275,000 shares subject to currently exercisable call options.
 (6) Consists of (i) 1,250 shares owned of record, (ii) 625 shares held by spouse as custodian for minor children, of which beneficial ownership is disclaimed, (iii) 1,219,235 shares owned beneficially through HERTH, (iv) 125,000 shares owned beneficially through Capital Factors and (v) 40,000 shares subject to currently exercisable call options. See note (4).
 (7) Consists of (i) 4,237 shares owned of record, (ii) 3,496 shares owned through the Company's Employee Stock Purchase Plan, (iii) 1,219,235 shares owned beneficially through HERTH and (iv) 65,000 shares subject to currently exercisable call options.
 (8) Consists of (i) 10,000 shares owned of record, (ii) 1,219,235 shares owned beneficially through HERTH, (iii) 42,799 shares owned beneficially through Columbia and (iv) 5,000 shares subject to currently exercisable call options.
 (9) Consists of (i) 520,801 shares owned of record and (ii) 50,000 shares subject to currently exercisable call options.
(10) Consists of (i) 662,910 shares owned of record, (ii) 38,220 shares owned beneficially through County-Wide and (iii) 21,868 shares held by spouse, of which beneficial ownership is disclaimed. All of the 38,220 shares owned of record by County-Wide are deemed to be beneficially owned by Mr. Connor, although ownership of other than a pro rata interest in such shares is disclaimed.
(11) Consists of (i) 390 shares owned of record and (ii) 115,000 shares subject to currently exercisable call options.
(12) All such shares are subject to currently exercisable call options.
(13) Consists of (i) 860 shares owned by spouse, of which beneficial ownership is disclaimed, and (ii) 15,000 shares subject to currently exercisable call options.
(14) Consists of (i) 1,250 shares owned of record, (ii) 716 shares owned through the Company's Employee Stock Purchase Plan and (iii) 15,000 shares subject to currently exercisable call options.
(15) Consists of (i) 1,128 shares owned of record and (ii) 15,000 shares subject to currently exercisable call options.
(16) All such shares are owned of record.

                          DESCRIPTION OF BANK FACILITY

     Concurrently with the consummation of the Acquisition and the issuance and sale of the Initial Notes in the Offering, the Company and its subsidiaries entered into a five-year Bank Facility with a syndicate of financial institutions for whom First Union Commercial Corporation is acting as Administrative Agent. The Bank Facility provides for a revolving line of credit under which the Company may borrow up to an amount (including standby letters of credit up to $2.5 million) equal to the lesser of $75.0 million or a borrowing base (comprised of eligible accounts receivable, inventory, machinery and equipment and real property). The Company made an initial draw on the Bank Facility in connection with consummation of the Acquisition. See "Use of Proceeds." The remainder of the Bank Facility may be used by the Company for working capital requirements, permitted acquisitions and general corporate purposes.

     Borrowings under the Bank Facility bear interest at an annual rate, at the Company's option, equal to the "Base Rate" (as defined therein) or the "Eurodollar Rate" (as defined therein), plus a margin that varies based upon a leverage ratio set forth therein. Such margin ranges from 0.125% to 1.125%, in the case of a Base Rate loan, and from 1.125% to 2.625%, in the case of a Eurodollar Rate loan. Applicable interest rates will be increased 2.0% over the highest Base Rate margin during the continuance of any Event of Default (as defined therein) under the Bank Facility.

     The Company's obligations under the Bank Facility are secured by a first priority security interest in substantially all of the tangible and intangible personal property of the Company and its subsidiaries, including, without limitation, a pledge of the stock of each subsidiary of the Company, together with all real property included in the borrowing base. The Bank Facility also includes a negative pledge relative to all other assets of the Company, including real estate and other property not included in the borrowing base.

     The obligations of the lenders under the Bank Facility to advance funds are subject to the satisfaction of certain conditions customary in agreements of this type. In addition, the Company is subject to certain affirmative and negative covenants customarily contained in agreements of this type. The Bank Facility provides for customary events of default. See "Risk
Factors -- Restrictions Imposed by the Bank Facility and the Indenture."

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

     The Initial Notes have been, and the Exchange Notes are to be, issued under the Indenture dated June 9, 1998, as supplemented by the First Supplemental Indenture dated as of September 5, 1998, among the Company, the Guarantors and State Street Bank and Trust Company, Trustee. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Exchange Notes are subject to all such terms, and Holders of Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof.

     The Exchange Notes will be senior unsecured obligations of the Company, ranking senior in right and priority of payment to any indebtedness of the Company that by its terms is expressly subordinated to the Exchange Notes. The Exchange Notes will be unconditionally guaranteed on a senior unsecured basis by all existing Restricted Subsidiaries of the Company and all other future direct and indirect Restricted Subsidiaries of the Company and the Company will cause each future Restricted Subsidiary to enter into a supplemental indenture providing for a Guarantee. The Exchange Notes, however, will be effectively subordinated to secured indebtedness of the Company and the Guarantors (including indebtedness under the Bank Facility) with respect to the assets securing such indebtedness. The Exchange Notes will also be effectively subordinated to claims of creditors of any subsidiaries of the Company, except to the extent that Holders of the Exchange Notes may be creditors of such subsidiaries pursuant to a Guarantee.

     The following is a summary of certain provisions of the Indenture and the Exchange Notes, a copy of which Indenture is available as set forth under "Available Information." The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act.

     Principal of, premium, if any, and interest on the Exchange Notes will be payable, and the Exchange Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at 61 Broadway, New York, New York 10006), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Note register.

     The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of Exchange Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE EXCHANGE NOTES

     The Exchange Notes will be limited to $125.0 million aggregate principal amount and will mature on June 1, 2006. The Exchange Notes will bear interest at the rate per annum shown on the cover page hereof from the Issue Date, or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date on June 1 and December 1 of each year, commencing December 1, 1998. The Company will pay interest on overdue principal at 2.0% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Exchange Notes will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Exchange Notes will not be redeemable at the option of the Company prior to June 1, 2002. On or after June 1, 2002 the Exchange Notes will be redeemable in cash, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 1 of the years set forth below:

PERIOD                                                 REDEMPTION PRICE
------                                                 ----------------
2002.................................................      105.375%
2003.................................................      102.688%
2004 and thereafter..................................      100.000%

     In addition, at any time and from time to time prior to June 1, 2001 the Company, at its option, may redeem in the aggregate up to 35.0% of the original principal amount of the Notes with the Net Cash Proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price (expressed as a percentage of principal amount) of 110.75% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65.0% of the original principal amount of the Notes must remain outstanding after each such redemption; and provided, further, that each such redemption shall occur within 60 days of the date of closing of the related Public Equity Offering.

     In the case of any partial redemption, selection of the Exchange Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Exchange Note of $1,000 in original principal amount or less shall be redeemed in part. If any Exchange Note is to be redeemed in part only, the notice of redemption relating to such Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Exchange Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

RANKING OF THE EXCHANGE NOTES

     The Exchange Notes will represent senior unsecured obligations of the Company, ranking senior in right and priority of payment to any indebtedness of the Company that by its terms is expressly subordinated to the Exchange Notes. The Exchange Notes will rank pari passu in right and priority of payment with respect to indebtedness under the Bank Facility. The Exchange Notes, however, will be effectively subordinated to secured indebtedness of the Company (including the Bank Facility) with respect to the assets securing such indebtedness. The Bank Facility is secured by a pledge of the stock of all subsidiaries of the Company and a grant of a lien on substantially all of the assets of the Company and its subsidiaries. As of June 9, 1998, after giving effect to the Transactions, the Company and its Restricted Subsidiaries had $33.9 million of secured indebtedness outstanding. In addition, the Company had $20.5 million of additional borrowing availability under the Bank Facility.

GUARANTEES

     Each Guarantor will irrevocably and unconditionally guarantee on a senior unsecured basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Exchange Notes, whether for principal of or interest on the Exchange Notes, expenses, indemnification or otherwise (all such obligations guaranteed by a Guarantor being herein called the "Guaranteed Obligations"). Each Guarantor will agree to pay, on a senior unsecured basis and in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under a Guarantee with respect to a Guarantor.

     The obligations of a Guarantor under its Guarantee are senior unsecured obligations, ranking senior in right of priority and payment to any indebtedness of such Guarantor that by its terms is expressly subordinated to such Guarantor's Guarantee. Any claim by Holders of the Exchange Notes with respect to the assets of any Guarantor will be effectively subordinated to secured indebtedness of such Guarantor with respect to the assets securing such indebtedness. Each Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Guarantor without rendering such Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See "Risk Factors -- Fraudulent Conveyance and Preference Issues."

     Each Guarantee is a continuing Guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Guarantor and (c) inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns. Each Guarantee is a guarantee of payment and not of collection.

     In the event of a sale or other disposition of all of the assets of any Guarantor by way of merger, consolidation, or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, by way of merger, consolidation or otherwise, such Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Guarantor) will be released and relieved of its obligations under its Guarantee or the Person acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will not be required to enter into a Guarantee; provided, in each case, that such transaction is carried out pursuant to and in accordance with "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and, if applicable, "-- Merger and Consolidation."

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each, a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Exchange Notes at a purchase price in cash equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

     (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

     (ii) the Company merges with or into another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person merges with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (x) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and/or (2) cash, securities or other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (y) immediately after such transaction no "person" or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (other than the Permitted Holders) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (1) 50% or more of the voting power of the Voting Stock of the surviving or transferee corporation on a fully diluted basis, after giving effect to the conversion or exercise of all outstanding warrants, options and other securities of such surviving or transferee corporation, convertible into or exercisable for Voting Stock of such surviving or transferee corporation

(whether or not such securities are then currently convertible or exercisable) and (2) a greater percentage of the Voting Stock of such surviving or transferee corporation, calculated on a fully diluted basis, than the percentage beneficially owned by the Permitted Holders; or

     (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

     Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Exchange Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);
(2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Exchange Notes purchased.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenant described under "-- Certain Covenants -- Limitation on Indebtedness." Such restrictions can be waived only with the consent of the holders of a majority in principal amount of the Exchange Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Exchange Notes protection in the event of a highly leveraged transaction.

     So long as any obligations of the Company remain outstanding under the Bank Facility or the commitments under the Bank Facility have not been terminated, the Bank Facility prohibits (unless permitted by the requisite percentage of lenders thereunder) the Company from purchasing any Exchange Notes or making any deposit with the Trustee pursuant to the provisions described under "-- Defeasance." As of June 9, 1998, after giving effect to the Transactions, borrowings of $31.2 million were outstanding under the Bank Facility. The Bank Facility also provides that the occurrence of certain change of control events with respect to the Company will constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Exchange Notes, the Company could seek the consent of the lenders under the Bank Facility to the purchase of Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Exchange Notes. In such case, the Company's failure to purchase tendered Exchange Notes would constitute an Event of Default under the Indenture, which would in turn constitute a default under the Bank Facility.

     Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the

Exchange Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to Holders of Exchange Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company does not, as of the date of this Prospectus, have any indebtedness outstanding (other than the Initial Notes and other than under the Bank Facility) that is pari passu with the Exchange Notes that contains repurchase provisions in the event of a Change of Control. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Exchange Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Exchange Notes then outstanding.

CERTAIN COVENANTS

     The Indenture contains covenants, including, among others, the following:

     LIMITATION ON INDEBTEDNESS: The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness (including without limitation, any Acquired Indebtedness) other than Permitted Indebtedness. Notwithstanding the foregoing, in addition to Permitted Indebtedness, the Company or any Restricted Subsidiary may Incur Indebtedness (including, without limitation, Acquired Indebtedness) if (i) no Default or Event of Default shall have occurred and be continuing on the date of the proposed Incurrence thereof or would result as a consequence of such proposed Incurrence and (ii) immediately after giving effect to such proposed Incurrence, the Consolidated Coverage Ratio of the Company is at least 2.0 to 1.0 for Incurrences on or before June 1, 2000 and 2.25 to 1.0 for all Incurrences thereafter.

     LIMITATION ON RESTRICTED PAYMENTS: (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default or Event of Default shall have occurred and be continuing (or would result therefrom); (2) the Company or such Restricted Subsidiary is not able to Incur, after giving effect to such Restricted Payment, an additional $1.00 of Indebtedness pursuant to the second sentence under "-- Limitation on Indebtedness;" or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued on a cumulative basis during the period (treated as one accounting period) beginning on the first day of the fiscal quarter beginning immediately following the Issue Date to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of, or as a capital contribution in respect of, its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); and (D) an amount equal to the sum of (i) the net reduction in Investments in any Person resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from such Person, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit: (1) if no Default or Event of Default shall have occurred and be continuing, any purchase or redemption of Capital Stock or Subordinated

Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, or capital contribution in respect of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or capital contribution shall be excluded from the calculation of amounts under clause
(3)(B) of paragraph (a) above; (2) if no Default or Event of Default shall have occurred and be continuing, any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be incurred under the "Limitation on Indebtedness" covenant; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, that such dividend shall be included in the calculation of the amount of Restricted Payments; and (4) if no Default or Event of Default shall have occurred and be continuing or would result therefrom, any purchase of any fractional share of Capital Stock of the Company resulting from: (A) any dividend or other distribution on outstanding shares of Capital Stock that is payable in shares of such Capital Stock (including any stock split or subdivision of the outstanding Capital Stock of the Company), (B) any combination of all of the outstanding shares of Capital Stock of the Company,
(C) any reorganization or consolidation of the Company in any merger of the Company with or into any other Person or (D) the conversion of any securities of the Company into shares of Capital Stock of the Company; provided, however, that such purchases shall be included in the calculation of the amount of Restricted Payments.

     LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES: The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by the profits of the Company or such Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) to make any loans or advances to the Company or to any Restricted Subsidiary or (c) to transfer any of its property or assets to the Company or to any Restricted Subsidiary, except any encumbrance or restriction existing under or by reason of (i) the Bank Facility as in effect on the Issue Date; (ii) the Notes, the Indenture or the Guarantees; (iii) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (iv) Refinancing Indebtedness Incurred pursuant to an agreement referred to in clause (i), (ii) or (iii); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement are no less favorable to the Noteholders than encumbrances and restrictions contained in such agreements governing the Indebtedness being refinanced; (v) customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (vi) security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and (vii) applicable law.

     LIMITATION ON LIENS: The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of the Company or of any Restricted Subsidiary, whether now owned or hereafter acquired, or assign or otherwise convey any right to receive any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, other than Permitted Liens, unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes are equally and ratably secured.

     LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK: (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Sale (which fair market value shall be determined in good faith by the Board of Directors for any transaction (or series of transactions) involving in excess of $1.0 million) and at least 75% of the consideration received therefor by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents and is received at the time of such sale and (ii) an amount equal to 100% of the Net Available Cash from such Asset Sale is applied by the Company (or such Restricted Subsidiary, as the case may be) within 270 days from the date of such Asset Sale either (A) to prepay, repay, redeem or purchase any indebtedness that by its terms is not subordinate to the Notes or any Guarantee and, in the case of any such indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, (B) to (1) make an investment in properties or assets that replace the properties or assets that were the subject of such Asset Sale or in properties or assets that will be used in a Related Business or (2) acquire the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock, provided that such Person is, at the time it becomes a Restricted Subsidiary, engaged in a Related Business, or (C) a combination of prepayment and investment permitted by clauses (A) and (B).

     (b) Any Net Available Cash not applied within 270 days after the consummation of an Asset Sale as provided in clauses (A), (B) or (C) of paragraph (a) above will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be obligated to make offers to purchase the Notes in an amount equal to the amount of Excess Proceeds (and not just the amount thereof that exceeds $5.0 million) at a purchase price in cash equal to 100% of the principal amount thereof (without premium) plus accrued and unpaid interest thereon to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an offer to purchase made pursuant to this paragraph is less than the amount of Excess Proceeds, the Company may use such deficiency, or a portion thereof, for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders is greater than the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon the completion of such an offer to purchase, the amount of Excess Proceeds will be reset at zero, subject to any subsequent Asset Sale.

     (c) In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Subsidiaries as an entirety to a Person in a transaction permitted under the caption "Certain Covenants -- Merger and Consolidation" below, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Subsidiaries deemed to be sold shall be deemed to be Net Available Cash for purposes of this covenant.

     (d) If at any time any non-cash consideration received by the Company or any Subsidiary in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Available Cash thereof shall be applied in accordance with this covenant.

     (e) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

     LIMITATION ON AFFILIATE TRANSACTIONS: (a) Except for transactions entered into or existing prior to the Issue Date, the Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,
(2) if such Affiliate Transaction involves an amount in excess of $500,000, (i) are set forth in writing and (ii) have been approved by a majority of the disinterested members of the Board of Directors and (3) if such Affiliate Transaction involves an amount in excess of $3.0 million, have been determined by a nationally recognized investment banking or accounting firm having experience in such matters to be fair, from a financial point of view, to the Company and its Restricted Subsidiaries.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments;" (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans or arrangements approved by the Board of Directors; (iii) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time; (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries; and (vi) any Affiliate Transaction (x) between the Company and a Restricted Subsidiary or (y) between Restricted Subsidiaries; provided that no Affiliate of the Company other than a Restricted Subsidiary owns any Capital Stock in or otherwise has a material financial interest in any such Restricted Subsidiary.

     LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED
SUBSIDIARIES: The Company shall not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except to the Company or a Restricted Subsidiary; provided, however, that this covenant will not prohibit the sale of 100% of the shares of the Capital Stock of any Restricted Subsidiary owned by the Company or any Restricted Subsidiary effected in accordance with the covenants described under "Limitation on Sales of Assets and Subsidiary Stock" and "-- Merger and Consolidation."

     MERGER AND CONSOLIDATION: The Company shall not, and shall not permit any Restricted Subsidiary to, consolidate with or merge with or into any Person (other than the consolidation or merger of a Restricted Subsidiary with another Restricted Subsidiary or into the Company), or sell, assign, convey, transfer, lease or otherwise dispose of (or permit any Subsidiary to sell, assign, convey, transfer, lease or otherwise dispose of), in one transaction or a series of transactions, all or substantially all its assets (determined on a consolidated basis for the Company and its Subsidiaries) to, any Person, unless: (i) the Company, in the case of a transaction involving the Company, or such Restricted Subsidiary in the case of a transaction involving a Restricted Subsidiary, shall be the resulting, surviving or transferee Person or the resulting, surviving or transferee Person (in either case, the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company or such Restricted Subsidiary) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, or the obligation of such Restricted Subsidiary under its Guarantee, as the case may be; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company as a result of such transaction as having been Incurred by such Successor Company at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Company, if the transaction involves a Restricted Subsidiary, or the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to the second sentence under "-- Limitation on Indebtedness"; (iv) in the case of a transaction involving the Company, immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company prior to such transaction; (v) if, as a result of any such transaction, property or assets of the Company or a Restricted Subsidiary would become subject to a Lien securing Indebtedness not excepted from the provisions of the Indenture described above under the caption

"-- Limitation on Liens," the Company, any such Restricted Subsidiary or the Successor Company, as the case may be, shall have secured the Notes and the relevant Guarantees, as required by such provisions; and (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     The Successor Company shall be the successor to the Company or such Restricted Subsidiary, as the case may be, and shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Restricted Subsidiary under the Indenture, but the predecessor Company or Restricted Subsidiary in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

     ADDITIONAL SUBSIDIARY GUARANTEES: The Indenture provides that in the event that any Person shall become a Restricted Subsidiary, the Company shall cause such Restricted Subsidiary (an "Additional Guarantor") to concurrently guarantee (an "Additional Guarantee") the Company's obligations under the Indenture and the Notes to the same extent that the Guarantors have guaranteed the Company's obligations under the Indenture and the Notes; provided, however, that each Additional Guarantor will be automatically and unconditionally released and discharged from its obligations under such Additional Guarantee only in accordance with the last paragraph set forth under "-- Guarantees."

     COMMISSION REPORTS: Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections. In addition, the Company will make available, upon request, to any holder and any prospective purchaser of Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act.

DEFAULTS

     An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,
(iii) the failure by the Company to comply with its obligations under "-- Change of Control" above, or under "-- Merger and Consolidation," "-- Limitation on Sales of Assets and Subsidiary Stock," "-- Limitation on Indebtedness" or
"-- Limitation on Restricted Payments" under "-- Certain Covenants" above, (iv) the failure by the Company to comply for 30 days after notice with its other agreements contained in the Indenture, (v) the failure of the Company or any Subsidiary to pay Indebtedness within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million (the "cross acceleration provision"), (vi) certain events of bankruptcy, insolvency or reorganization of the Company or a Subsidiary (the "bankruptcy provisions"), (vii) any judgment or decree for the payment of money in excess of $5.0 million is rendered against the Company or a Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days (the "judgment default provision") or (viii) the Guarantee of any Guarantor ceases to be in full force and effect (other than in accordance with the terms of such Guarantee) or any Guarantor denies or disaffirms its obligations under its Guarantee. A default under clause
(iv) will not constitute an Event of Default, however, until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing (other than an Event of Default described in clause (vi) of the preceding paragraph with respect to the Company), the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default described in clause (vi) of the preceding paragraph occurs and is continuing with respect to the Company, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Without the consent of each Holder of an outstanding Note affected thereby, however, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional Redemption," (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions or
(viii) make any change in the Guarantees that would adversely affect the Noteholders.

     Without the consent of any Holder of the Notes, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to add Guarantees with respect to the

Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder of the Notes or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to Holders of the Notes a notice briefly describing such amendment. The failure to give such notice to all Holders of the Notes, or any defect therein, however, will not impair or affect the validity of the amendment.

DEFEASANCE

     The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under "-- Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (iii) and (iv) under "-- Certain Covenants -- Merger and Consolidation" (and clause (iii) of the first paragraph under "-- Defaults" as it relates to clauses (iii) and (iv) under "-- Certain Covenants -- Merger and Consolidation") above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iii), (iv) or (viii) under "-- Defaults" above or because of the failure of the Company to comply with clause (iii) or
(iv) under "-- Certain Covenants -- Merger and Consolidation" above. If the Company exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all its obligations with respect to its Guarantee.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     State Street Bank and Trust Company is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

     The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its

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

rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means, with respect to any Person, (i) any Indebtedness or Disqualified Stock of any other Person existing at the time such Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, and in either case for purposes of the Indenture shall be deemed to be incurred by such specified Person at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person or at the time such asset is acquired by such specified Person, as the case may be.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person, including, without limitation, any director or executive officer of such specified Person. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with"), when used with respect to any Person, means (i) the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise or (ii) the beneficial ownership of 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of such Person.

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall be merged with or into the Company or any Restricted Subsidiary or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, lease, assignment, transfer or other disposition for value (including, without limitation, pursuant to any amalgamation, merger or consolidation or pursuant to any sale and leaseback transaction) by the Company or by any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries (any such transaction, a "disposition") of (i) any of the stock of any of the Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of the Company or of any of its Subsidiaries, or
(iii) any other assets (whether tangible or intangible) of the Company or of any of its Subsidiaries, excluding (a) any disposition of Cash Equivalents or inventory in the ordinary course of business or obsolete equipment in the ordinary course of business consistent with past practices of the Company or any of its Subsidiaries or the lease or sublease of any real or personal property in the ordinary course of business, (b) dispositions of stock or assets the aggregate value of which does not exceed $1.0 million less the aggregate value of all other dispositions of stock or assets made subsequent to the Issue Date pursuant to this clause (b), (c) exchanges of properties or assets for other properties or assets, excluding cash or Cash Equivalents but including the Capital Stock of a Person if, as a result of such exchange, such Person becomes a Restricted Subsidiary; provided, that the property or assets so acquired, or the property or assets of the Person the Capital Stock of which is so acquired
(1) are used in a Related Business and (2) have a fair market value at least equal to the fair market value of the assets or properties being exchanged (as evidenced by a resolution of the Company's Board of Directors), and (d) for

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

purposes of "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition made in accordance with "-- Certain
Covenants -- Limitation on Restricted Payments."

     "Bank Facility" means the Loan Agreement dated as of June 9, 1998 among the Company, certain of its subsidiaries, the lenders party thereto and First Union Commercial Corporation as administrative agent thereunder, pursuant to which the Company may borrow up to $75.0 million in the aggregate at any one time outstanding, together with the documents related thereto (including, without limitation, any guarantee agreements and security documents), as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Board of Directors" means, as the context requires, the Board of Directors or comparable governing body of the Company or the applicable Restricted Subsidiary, as the case may be, or any committee thereof duly authorized to act on behalf of such Board. In the case of a limited liability company, the comparable governing body shall be members of such limited liability company or such other body as may be duly authorized by such members generally to manage the business and affairs of the limited liability company.

     "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of Charlotte, North Carolina or New York, New York or is a day on which banking institutions therein located are authorized or required by law or other governmental action to close.

     "Capitalized Lease Obligation" means, as to any person, the obligations of such Person under a lease that are required to be capitalized and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's; and (vi) repurchase agreements with respect to, and which are fully secured by a perfected security interest in, obligations of a type described in clause (i) or clause (ii) above and are with any commercial bank described in clause (iv) above.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of Consolidated EBITDA of the Company during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio (the

"Transaction Date") to Consolidated Fixed Charges of the Company for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis, in accordance with Article 11 of Regulation S-X under the Securities Act, for the period of such calculation to (a) the incurrence or repayment of any Indebtedness of the Company or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (b) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of its Restricted Subsidiaries incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition occurred on the first day of the Four Quarter Period. If the Company or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or such Restricted Subsidiary, as the case may be, had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Coverage Ratio," (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (ii) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (iii) notwithstanding clause
(i) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Agreements shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated EBITDA" means, with respect to the Company, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of the Company and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense and (C) Consolidated Non-Cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charges" means, with respect to the Company for any period, the sum, without duplication, of (a) Consolidated Interest Expense (including any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Company and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness), plus
(b) the product of (i) the amount of all dividend payments on any series of Preferred Stock of the Company (other than dividends paid in Capital Stock that is not Disqualified Stock) paid, accrued or scheduled to be paid or accrued during such period times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then-current effective consolidated federal, state and local income tax rate of the Company, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to the Company for any period, the sum of, without duplication: (i) the aggregate of all cash and non-cash interest expense (minus amortization or write-off of deferred financing costs included in cash or non-cash interest expense) of the Company and its Restricted

Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount,
(b) the net costs under Interest Rate Protection Agreements, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and
(ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains and losses from Asset Sales or abandonment or reserves relating thereto, (b) items classified as extraordinary, nonrecurring or unusual gains, losses or charges, and the related tax effects, each determined in accordance with GAAP, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged or consolidated with the Company or any Restricted Subsidiary of the Company, (d) the net income (but not loss) of any Restricted Subsidiary of the Company to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary of the Company by such Person, (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time after February 27, 1998, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (h) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus
(iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Consolidated Non-Cash Charges" means with respect to the Company, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or
(iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an Asset Sale or Change of Control occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "-- Change of Control" and under "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth (i) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) in statements and pronouncements of the Financial Accounting Standards Board, (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) in the published rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to
Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

     "Indebtedness" means, with respect to any Person on any date of determination, (i) all indebtedness, obligations and liabilities of such Person for borrowed money, (ii) all indebtedness, obligations and liabilities of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all indebtedness, obligations and liabilities of such Person for Capitalized Lease Obligations, (iv) all indebtedness, obligations and liabilities of such Person upon notes payable and drafts accepted representing extensions of credit, whether or not representing obligations for borrowed money, of such Person, (v) all indebtedness, obligations and liabilities of such Person for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months (or a longer period of up to one year, if such terms are available from suppliers in the ordinary course of business) from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (vi) all indebtedness, obligations and liabilities secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person except that "Indebtedness" shall not include trade payables and accrued liabilities Incurred in the ordinary course of business for the purchase of goods or services which are not secured by a Lien other than a Lien permitted pursuant to clause (ii) of the definition of "Permitted Liens" and obligations under Interest Rate Protection Agreements,
(vii) all guarantees of such Person in respect of Indebtedness of other Persons and (viii) all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value to be determined reasonably and in good faith by the board of directors (or comparable governing authority) of the issuer of such Disqualified Stock.

     "Insolvency or Liquidation Proceeding" means (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or its assets, or (ii) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary or whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshaling of assets or liabilities of the Company.

     "Interest Rate Protection Agreement" of any Person means any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of interest hedging agreements in support of the Company's business and not of a speculative nature.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of such Person) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Unrestricted Subsidiary at the time of such redesignation as a Restricted Subsidiary less (y) the portion (proportionate to the Company's equity interest in such Unrestricted Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time of such redesignation as a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means the date on which the Initial Notes were originally issued.

     "Lien" means any mortgage, pledge, assignment, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

     "Net Available Cash" means, with respect to any Asset Sale, payments in cash or Cash Equivalents received therefrom net of bona fide direct costs of sale, including, but not limited to, (i) income taxes reasonably estimated to be actually payable as a result of such Asset Sale within two years of the date of such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on, any Indebtedness that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (iii) out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions) and (iv) any portion of cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments or liabilities relating to the Asset Sale retained by the Company or any of its Restricted Subsidiaries, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments, payable by the Company or any of its Restricted Subsidiaries, shall constitute Net Available Cash on such date.

     "Net Cash Proceeds" with respect to any issuance or sale of Capital Stock means the proceeds of such issuance or sale in the form of cash or Cash Equivalents net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company or any Restricted Subsidiary, as the case may be (or, in the case of any Restricted Subsidiary that is not a corporation, the respective Persons having the duties and authority correlative to the foregoing officers of a corporation).

     "Officers' Certificate" means a certificate signed by two Officers.

     "Permitted Holders" means any or all of James C. Richardson, Jr., David R. Clark and James E. Harris or any Person as to which Messrs. Richardson, Clark and Harris beneficially own, in the aggregate, more than 50% of the Capital Stock of such Person and control more than 50% of the Voting Stock of such Person.

     "Permitted Indebtedness" means each of the following:

          (i) Indebtedness under the Notes, the Indenture and the Guarantees;

          (ii) Indebtedness under the Bank Facility; provided that the aggregate principal amount of Indebtedness outstanding under the Bank Facility at any one time shall not exceed the greater of (a) $75.0 million or (b) the sum of (i) 85% of the book value of accounts receivable of the Company and its Restricted Subsidiaries, plus (ii) an amount equal to the sum of (A) 45% of the book value of inventory of the Company and its Restricted Subsidiaries consisting of ham house raw materials, plus (B) 55% of the book value of inventory of the Company and its Restricted Subsidiaries consisting of bakery raw materials located in Claremont, plus (C) 65% of the book value of inventory of the Company and its Restricted Subsidiaries consisting of raw materials located in Cincinnati, plus (D) 55% of the book value of inventory of the Company and its Restricted Subsidiaries consisting of ham house finished goods, plus (E) 50% of the book value of inventory of the Company and its Restricted Subsidiaries consisting of bakery finished goods located in Claremont, plus (F) 65% of the book value of inventory of the Company and its Restricted Subsidiaries consisting of finished goods located in Cincinnati, plus (iii) 70% of the liquidation value of all equipment of the Company and its Restricted Subsidiaries and the fair market value of all real property of the Company and its Restricted Subsidiaries, provided that at the end of each calendar quarter, the amount in clause (iii) shall be reduced by an amount equal to 1/28th of such amount;

          (iii) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

          (iv) Interest Rate Protection Agreements of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries and Interest Rate Protection Agreements of any Restricted Subsidiary covering Indebtedness of such Restricted Subsidiary; provided, however, that (a) such Interest Rate Protection Agreements are entered into to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Rate Protection Agreements does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Agreements relates and (b) such Interest Rate Protection Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than by reason of fees, indemnities and compensation payable thereunder;

          (v) Indebtedness of a Restricted Subsidiary to the Company or to a Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary; provided that if as of any date any Person other than the Company or a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

          (vi) Indebtedness of the Company to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, subject to no Lien; provided that (a) any Indebtedness of the Company to any Restricted Subsidiary is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and (b) if as of any date any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

          (vii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of day-light overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

          (viii) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (ix) Refinancing Indebtedness Incurred in respect of Indebtedness originally incurred pursuant to the second sentence under "-- Limitation on Indebtedness" or pursuant to this clause (ix) or clause (i) or (ii) of this definition;

          (x) Additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $5.0 million at any one time outstanding for Capitalized Lease Obligations or for purposes of financing the purchase price or construction cost of equipment, fixtures or similar property; and

          (xi) Additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $10.0 million at any one time outstanding.

     "Permitted Investment" means any of the following:

          (i) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary;

          (ii) Investments in the Company by any Restricted Subsidiary; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture;

          (iii) Investments in cash and Cash Equivalents;

          (iv) loans and advances to employees and officers of the Company and its Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding;

          (v) Interest Rate Protection Agreements entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture;

          (vi) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

          (vii) consideration other than cash or Cash Equivalents received by the Company or its Restricted Subsidiaries in connection with an Asset Sale made in compliance with the "-- Limitation on Sales of Assets and Subsidiary Stock" covenant; and

          (vii) Investments not to exceed $5.0 million at any one time outstanding.

     "Permitted Liens" means any of the following:

          (i) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or the Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (iv) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (v) easements, rights-of-way zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of the Subsidiaries;

          (vi) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

          (vii) purchase money Liens to finance property or assets of the Company or a Restricted Subsidiary acquired in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

          (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Restricted Subsidiary, including rights of offset and set-off;

          (xi) Liens securing Interest Rate Protection Agreements which Interest Rate Protection Agreements relate to Indebtedness that is incurred under the Indenture;

          (xii) Liens securing Indebtedness under the Bank Facility or pursuant to clause (xi) of the definition of "Permitted Indebtedness";

          (xiii) Liens existing on the Issue Date and Liens to secure any Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the "-- Limitation on Liens" covenant and which Indebtedness has been incurred in accordance with the "-- Limitation on Indebtedness" covenant; provided that such new Liens
     (A) are no less favorable to the Holders of Notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced and (B) do not extend to any property or assets other than the property or assets securing the Indebtedness refinanced or replaced by such Refinancing Indebtedness; and

          (xiv) Liens securing Acquired Indebtedness incurred in accordance with the second sentence of the "-- Limitation on Indebtedness" covenant; provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and (B) such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than the Liens securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Post-Petition Interest" means all interest accrued or accruing after the commencement of any Insolvency or Liquidation Proceeding (and interest that would accrue but for the commencement of any Insolvency or Liquidation Proceeding) in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

     "Preferred Stock" means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Public Equity Offering" means an underwritten primary public offering of any class of common stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Public Market" means any time after (i) an underwritten Public Equity Offering of the Company has been consummated and (ii) at least 10% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

     "Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary of the Company that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Related Business" means the businesses of the Company and the Restricted Subsidiaries on the Issue Date and any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

     "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Restricted Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary held by any Person (other than the Company or a Restricted Subsidiary), or any warrants, fights or options to acquire shares of any class of such Capital Stock, (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or
(iv) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of the Company or a Restricted Subsidiary of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or the Guarantees pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, limited liability company, association, partnership or other business entity of which more than 50% of the total voting power of outstanding shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however that (A) either (1) the Subsidiary to be so designated has total assets of $1,000 or less or (2) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Limitation on Restricted Payments" and
(B) such Subsidiary to be so designated and each of its Subsidiaries has not at the time of such designation, and does not thereafter, Incur any Indebtedness pursuant to which the lender has recourse to any of the assets or properties of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation, (x) the Company could Incur $1.00 of additional Indebtedness pursuant to the second sentence under "-- Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payments at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain material United States ("U.S.") federal income tax consequences of the purchase, ownership and disposition of Notes by corporate and individual investors that acquire Notes at original issuance for cash at their face value. This discussion does not address the tax consequences to subsequent purchasers of Notes and is limited to investors who hold Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances or to investors subject to special treatment under U.S. federal income tax law (including, without limitation, certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, persons that acquire Notes as part of a straddle, hedge, conversion transaction or other integrated investment or persons whose functional currency is not the U.S. dollar), nor does it address the U.S. federal income tax consequences to any investors that are trusts, estates or partnerships (or other pass through entities) or any beneficiaries, partners or members thereof. This discussion is based on provisions of the Code, United States Treasury Department ("Treasury") regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not describe any tax consequences arising under U.S. federal gift and estate taxes (except to the limited extent set forth below under "U.S. Taxation of Non-U.S. Holders") or out of the tax laws of any state, local or foreign jurisdiction.

     EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL ESTATE OR GIFT TAX LAWS, ANY STATE, LOCAL OR FOREIGN TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The exchange of Initial Notes for Exchange Notes pursuant to the Exchange Offer should not be considered a taxable exchange for U.S. federal income tax purposes because the Exchange Notes should not differ materially in kind or extent from the Initial Notes and because the exchange will occur by operation of the terms of the Notes. Accordingly, such exchange should have no U.S. federal income tax consequences to Holders of Initial Notes. A Holder's adjusted tax basis and holding period in an Exchange Note will be the same as such Holder's adjusted tax basis and holding period, respectively, in the Initial Note exchanged therefor. All references to Notes under the heading "Certain U.S. Federal Income Tax Considerations" in this Prospectus apply equally to Exchange Notes as to Initial Notes.

     Holders considering the exchange of Initial Notes for Exchange Notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations, as well as any consequences arising under state, local or foreign income tax or other tax law.

U.S. TAXATION OF U.S. HOLDERS

     As used herein, the term "U.S. Holder" means a holder of a Note that is, for U.S. federal income tax purposes, (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the U.S. or (ii) a corporation created or organized in or under the laws of the U.S. or of any political subdivision thereof. The term "U.S." for these purposes means the United States of America (comprised of the States and the District of Columbia). The term "Non-U.S. Holder" means a corporate or individual holder of a Note that is not a U.S. Holder.

  Payments of Interest

     Stated interest payable on the Notes generally will be included in the gross income of a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

  Payments on Registration Default

     Because the Notes provide for the payment of liquidated damages under certain circumstances, the Notes may be subject to Treasury regulations applicable to debt instruments that provide for one or more contingent payments. See "Exchange Offer; Registration Rights." Under such Treasury regulations, if the payment of such liquidated damages is, as of the Issue Date, either a "remote" or "incidental" contingency, the payment of liquidated damages would not be considered a contingent payment, and the U.S. federal income tax treatment of such liquidated damages generally would be the same as that described under "Payments of Interest" above. The Company intends to take the position that, solely for these purposes, the payment of liquidated damages is a remote or incidental contingency; such determination is binding on a U.S. Holder unless such holder discloses to the Internal Revenue Service (the "IRS") that it is taking a contrary position.

     If the Company becomes obligated to pay liquidated damages, a U.S. Holder generally would be required to include the initial payment of liquidated damages in income as ordinary income when received or accrued, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes. In addition, the Notes would be treated as having been reissued at such time for their "adjusted issue price" (i.e., generally, the stated principal amount of the Notes). If, at the time of such deemed reissuance, the possibility that the Company would be required to make additional payments of liquidated damages were not a remote or incidental contingency, a U.S. Holder could be required to accrue the projected payments of liquidated damages into income on a constant yield basis, which could result in a holder recognizing income prior to the receipt of the related cash payment. Prospective investors should consult their tax advisors regarding the U.S. federal income tax consequences of the receipt of liquidated damages on the Notes.

  Disposition of the Notes

     Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note (any of the foregoing being a "Disposition"), a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized by such U.S. Holder (except to the extent such amount is attributable to accrued interest, which will be treated as ordinary interest income) and such U.S. Holder's adjusted tax basis in the Note. Such capital gain or loss generally will be long-term capital gain or loss if the holding period for the Note exceeds one year at the time of the Disposition. Individual taxpayers may be taxed at reduced rates of federal income tax in respect of long-term capital gains realized on a Disposition of Notes in certain instances (e.g., generally, long-term capital gain recognized by an individual U.S. Holder would be subject to a maximum tax rate of 20.0% in respect of Notes held for more than twelve months or to a maximum rate of 28.0% in respect of Notes held in excess of one year). Prospective investors should consult their tax advisors regarding the tax consequences of realizing long-term capital gains.

U.S. TAXATION OF NON-U.S. HOLDERS

  Payments of Interest

     In general, payments of interest received by a Non-U.S. Holder will not be subject to U.S. federal income tax (including the withholding tax imposed on certain foreign investors, the "U.S. Withholding Tax"), provided that (i) the Non-U.S. Holder (a) does not actually or constructively own 10.0% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership and

(c) provides, under penalties of perjury (either directly or through a financial institution that holds the Note on behalf of the Non-U.S. Holder and that holds customers' securities in the ordinary course of its trade or business), the Company or its agent with the Non-U.S. Holder's (or, if different, the beneficial owner's) name and address and certifies, under penalties of perjury, that it is not a United States person (as defined by Section 7701(a)(30) of the Code, or (ii) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from such tax and the Non-U.S. Holder complies with certain certification and reporting requirements. In addition, payments of interest received by a Non-U.S. Holder will not be subject to U.S. Withholding Tax if the interest received on the Note is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the U.S. and the Non-U.S. Holder complies with certain certification and reporting requirements. Payments of interest received by a Non-U.S. Holder that are not exempt from U.S. Withholding Tax as described above will be subject to such withholding tax at the rate of 30.0% of the gross amount of such payment (subject to reduction under an applicable income tax treaty if applicable certification on a reporting requirements are met).

  Disposition of the Notes

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) with respect to gain realized on the Disposition of a Note, unless (i) the gain is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year of the Disposition and certain other requirements are satisfied. In addition, an exchange of a Certificated Note for an interest in a Global Note or an exchange of the unredeemed portion of an original Note for a new Note as part of a partial redemption of Notes with the proceeds of one or more Public Equity Offerings will not constitute a taxable exchange of the note for Non-U.S. Holders. See "U.S. Taxation of U.S. Holders -- Disposition of the Notes."

  Effectively Connected Income

     If interest and other payments received by a Non-U.S. Holder with respect to the Notes (including proceeds from the Disposition of the Notes) are effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (or the Non-U.S. Holder is otherwise subject to U.S. federal income taxation on a net basis with respect to such Holder's ownership of the Notes), such Non-U.S. Holder will generally be subject to the rules described above under "U.S. Taxation of U.S. Holders" (subject to possible modification provided under an applicable income tax treaty). Such Non-U.S. Holder also may be subject to the U.S. "branch profits tax" if such Holder is a corporation.

  U.S. Federal Estate Taxes

     A Note beneficially owned by an individual who is a Non-U.S. Holder at the time of his or her death generally will not be subject to U.S. federal estate tax as a result of such death if (i) the Non-U.S. Holder does not actually or constructively own 10.0% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (ii) interest payments with respect to the Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a U.S. trade or business.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Certain individual U.S. Holders may be subject to backup withholding at a rate of 31.0% on payments of principal, premium and interest on, and the proceeds of the Disposition of, the Notes. In general, backup withholding only will be imposed on an individual U.S. Holder if he or she (i) fails to furnish a taxpayer identification number ("TIN"), which would be his or her Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed to report payments of interest or dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that he or she (a) has furnished a correct TIN and (b) has not been notified by the IRS that he or she is subject to backup withholding tax for failure to report interest or dividend payments. In addition, such payments of principal and interest to U.S. Holders will generally be subject to information reporting. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

     Backup withholding generally will not apply to payments made to a Non-U.S. Holder of a Note who provides the certification described under "U.S. Taxation of Non-U.S. Holders -- Payments of Interest" or otherwise establishes an exemption from backup withholding. Payments by a U.S. office of a broker or the proceeds of a disposition of the Notes generally will be subject to backup withholding at a rate of 31.0% unless the Non-U.S. Holder certifies that it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption.

     The amount of any backup withholding imposed on a payment to a holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

RECENTLY ISSUED TREASURY REGULATIONS

     On October 6, 1997, the Treasury issued final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to Non-U.S. Holders after December 31, 1998. The new Treasury regulations would alter the procedures for claiming the benefits of an income tax treaty and may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of a Note. Prospective investors should consult their tax advisors concerning the applicability and effect, if any, of such new Treasury regulations on an investment in the Notes and the subsequent holding and disposition thereof.

     EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE STATE AND LOCAL INCOME AND FRANCHISE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit from any such resale of Exchange Notes and any commissions or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Initial Notes) other than dealers' and brokers' discounts, commissions and counsel fees and will indemnify the holders of the Initial Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Exchange Notes offered hereby has been passed upon for the Company by McGuire, Woods, Battle & Boothe LLP, Charlotte, North Carolina.

                                    EXPERTS

     The consolidated financial statements of Fresh Foods as of February 28, 1997 and February 27, 1998, and for each of the three years in the period ended February 27, 1998, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein dated May 7, 1998, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Pierre as of September 27, 1997 and September 28, 1996, and for each of the three years in the period ended September 27, 1997, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein dated May 1, 1998, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
FRESH FOODS
INDEPENDENT AUDITORS' REPORT................................   F-2
CONSOLIDATED FINANCIAL STATEMENTS:
  Consolidated Balance Sheets as of February 28, 1997 and
     February 27, 1998 and Unaudited as of May 22, 1998.....   F-3
  Consolidated Statements of Earnings for the Years Ended
     February 23, 1996, February 28, 1997 and February 27,
     1998 and Unaudited for the Quarters Ended May 23, 1997
     and May 22, 1998.......................................   F-4
  Consolidated Statements of Shareholders' Equity for the
     Years Ended February 23, 1996, February 28, 1997 and
     February 27, 1998 and Unaudited for the Quarter Ended
     May 22, 1998...........................................   F-5
  Consolidated Statements of Cash Flow for the Years Ended
     February 23, 1996, February 28, 1997 and February 27,
     1998 and Unaudited for the Quarters Ended May 23, 1997
     and May 22, 1998.......................................   F-6
  Notes to Financial Statements.............................   F-7

PIERRE
INDEPENDENT AUDITORS' REPORT................................  F-29
FINANCIAL STATEMENTS:
  Statements of Certain Assets and Liabilities as of
     September 28, 1996 and September 27, 1997 and Unaudited
     as of May 30, 1998.....................................  F-30
  Statements of Revenues and Expenses for the years ended
     September 30, 1995, September 28, 1996 and September
     27, 1997 and Unaudited for the eight months ended May
     31, 1997 and May 30, 1998..............................  F-31
  Notes to Statements of Certain Assets and Liabilities and
     Statements of Revenues and Expenses....................  F-32

                          INDEPENDENT AUDITORS' REPORT

Shareholders and Board of Directors
Fresh Foods, Inc.
Claremont, North Carolina

     We have audited the accompanying consolidated balance sheets of Fresh Foods, Inc. and its subsidiaries (formerly "WSMP, Inc. and subsidiaries") (the "Company") as of February 27, 1998 and February 28, 1997, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three fiscal years in the period ended February 27, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at February 27, 1998 and February 28, 1997, and the results of its operations and its cash flows for each of the three fiscal years in the period ended February 27, 1998 in conformity with generally accepted accounting principles.

     As discussed in Note 22 to the consolidated financial statements, subsequent to February 27, 1998 the Company acquired certain of the net assets of the Pierre Foods Division of Hudson Foods, Inc. and financed such acquisition through the issuance of debt.

DELOITTE & TOUCHE LLP

Charlotte, North Carolina
May 7, 1998
(September 5, 1998 as to Note 22)

                               FRESH FOODS, INC.

                          CONSOLIDATED BALANCE SHEETS
    FEBRUARY 28, 1997 AND FEBRUARY 27, 1998 AND UNAUDITED AS OF MAY 22, 1998

                                                              FEBRUARY 28,    FEBRUARY 27,      MAY 22,
                                                                  1997            1998           1998
                                                              ------------    ------------    -----------
                                                                                              (UNAUDITED)
                                                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 3,995,497     $ 2,818,071     $ 2,430,517
  Marketable equity securities (at fair value; cost of:
    1998 -- $175,790 and 1997 -- $155,768)..................      171,910         206,706         220,766
  Accounts receivable, net (Notes 3, 8 and 19 -- includes
    related party receivables of $181,367 and $278,919 at
    February 27, 1998 and February 28, 1997)................    3,735,936       5,204,700       4,083,905
  Notes receivable -- current, net (includes related party
    notes receivable of $526,592 and $563,644 at February
    27, 1998 and February 28, 1997).........................      973,640       1,150,906       1,615,951
  Inventories (Notes 4 and 8)...............................    6,706,838       7,361,347       7,611,973
  Income taxes refundable (Note 10).........................      343,557         872,157         780,586
  Deferred income taxes (Note 10)...........................      454,259         424,786         413,131
  Prepaid expenses and other current assets.................      108,323         269,222         579,893
                                                              -----------     -----------     -----------
         Total current assets...............................   16,489,960      18,307,895      17,736,722
                                                              -----------     -----------     -----------
PROPERTY, PLANT AND EQUIPMENT, NET (Notes 5 and 8)..........   36,964,110      45,023,793      48,130,675
                                                              -----------     -----------     -----------
OTHER ASSETS:
  Properties held for sale (Notes 6 and 8)..................    3,277,670       1,680,993       1,685,511
  Intangible assets, net (Note 7)...........................      628,186       3,735,866       3,676,992
  Notes receivable (Notes 3 and 19 -- includes related party notes receivable of $1,550,638 and $963,117 at February
    27, 1998 and February 28, 1997).........................    1,433,462       1,886,249       1,065,805
  Investments in affiliates (Note 16).......................      374,533              --              --
  Deferred income taxes (Note 10)...........................           --         685,458         682,808
  Other.....................................................      403,209         335,545         936,576
                                                              -----------     -----------     -----------
         Total other assets.................................    6,117,060       8,324,111       8,047,692
                                                              -----------     -----------     -----------
         Total Assets.......................................  $59,571,130     $71,655,799     $73,915,089
                                                              ===========     ===========     ===========

                                  LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable -- banks (Note 8)...........................  $ 4,487,776     $ 5,105,144     $ 6,351,875
  Current installments of long-term debt (Note 8)...........    1,297,792       2,189,401       2,410,073
  Trade accounts payable (Note 19 -- includes related party
    payables of $218,180 and $115,094 at February 27, 1998
    and February 28, 1997)..................................    4,568,176       6,605,893       8,099,431
  Other accrued liabilities (Note 9)........................    4,021,755       4,904,841       4,755,069
                                                              -----------     -----------     -----------
  Total current liabilities.................................   14,375,499      18,805,279      21,616,448
DEFERRED INCOME TAXES (Note 10).............................    1,425,100              --
LONG-TERM DEBT (Note 8).....................................   12,422,150      13,623,532      12,705,515
COMMITMENTS AND CONTINGENCIES (Notes 11 and 17)
SHAREHOLDERS' EQUITY (Notes 8, 13 and 20):
  Preferred stock -- par value, $.10, authorized 2,500,000,
    no shares issued
  Common stock -- par value $1, authorized 100,000,000
    shares; issued 1998 -- 5,898,449 and
    1997 -- 5,326,948.......................................    5,326,948       5,898,449       5,902,824
  Capital in excess of par value............................   18,868,284      23,647,020      23,665,395
  Retained earnings.........................................    7,143,090       9,662,258      10,001,266
  Unrealized gain on securities available for sale..........       10,059          19,261          23,641
                                                              -----------     -----------     -----------
         Total shareholders' equity.........................   31,348,381      39,226,988      39,593,126
                                                              -----------     -----------     -----------
         Total Liabilities and Shareholders' Equity.........  $59,571,130     $71,655,799     $73,915,089
                                                              ===========     ===========     ===========

                See notes to consolidated financial statements.

                               FRESH FOODS, INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS
     YEARS ENDED FEBRUARY 23, 1996, FEBRUARY 28, 1997 AND FEBRUARY 27, 1998
       AND UNAUDITED FOR THE QUARTERS ENDED MAY 23, 1997 AND MAY 22, 1998

                                                   FEBRUARY 23,   FEBRUARY 28,   FEBRUARY 27,     MAY 23,        MAY 22,
                                                       1996           1997           1998           1997           1998
                                                   ------------   ------------   ------------   ------------   ------------
                                                                                                        (UNAUDITED)
REVENUES (Notes 1, 3 and 15):
  Food processing................................  $ 50,868,707   $ 58,615,493   $ 66,245,345   $ 15,300,168   $ 13,394,846
  Restaurant operations and franchising (Note
    19 -- includes related party transactions
    totaling $315,000 in 1998, $1,004,000 in 1997
    and $1,162,000 in 1996)......................    62,667,763     71,318,432     92,166,216     21,135,430     21,799,595
                                                   ------------   ------------   ------------   ------------   ------------
        Total revenues...........................   113,536,470    129,933,925    158,411,561     36,435,598     35,194,441
                                                   ------------   ------------   ------------   ------------   ------------
COSTS AND EXPENSES:
  Cost of goods sold (Note 19 -- includes related
    party transactions totaling $429,000 in 1998,
    $513,000 in 1997 and $474,000 in 1996).......    69,647,206     79,451,764     93,017,228     21,478,981     20,227,927
  Restaurant operating expenses (Note
    19 -- includes related party transactions
    totaling $3,682,000 in 1998, $2,744,000 in
    1997 and $2,665,000 in 1996).................    26,560,293     29,821,561     39,796,313      9,019,966      9,799,996
  Selling, general and administrative expenses
    (Note 19 -- includes related party
    transactions totaling $2,206,000 in 1998,
    $2,070,000 in 1997 and $2,551,000 in 1996)...    10,587,620     11,650,618     15,592,569      2,915,953      2,765,919
  Depreciation and amortization (Note 2).........     3,476,152      3,600,317      5,004,310      1,015,764      1,126,334
                                                   ------------   ------------   ------------   ------------   ------------
        Total costs and expenses.................   110,271,271    124,524,260    153,410,420     34,430,664     33,920,176
                                                   ------------   ------------   ------------   ------------   ------------
OPERATING INCOME.................................     3,265,199      5,409,665      5,001,141      2,004,934      1,274,265
                                                   ------------   ------------   ------------   ------------   ------------
OTHER INCOME (EXPENSE):
  Other income (including interest) (Note 19 --
    includes related party transactions totaling
    $146,000 in 1998, $114,000 in 1997 and
    $102,000 in 1996)............................       736,855      1,125,745        744,121        167,228        180,633
  Net gain (loss) on dispositions of assets (net
    of writedowns) (Notes 7 and 19 includes gains
    (losses) on sales of assets to related
    parties totaling $710,000 in 1998, $103,000
    in 1997 and ($360,000) in 1996)..............       105,367        345,930        639,966        (46,047)      (261,564)
  Equity in earnings (loss) of affiliates........      (385,366)      (107,000)         3,000         18,000         (7,964)
  Interest expense (Note 19 -- includes related
    party transactions totaling $110,000 in 1998
    and $32,000 in 1997).........................    (2,162,547)    (1,867,948)    (1,762,363)      (414,396)      (419,668)
  Other expense (Note 19 -- includes related
    party transactions totaling $147,000 in 1998,
    $99,000 in 1997 and $80,000 in 1996).........      (688,580)      (871,388)      (647,857)      (107,660)      (221,548)
                                                   ------------   ------------   ------------   ------------   ------------
        Net other expense........................    (2,394,271)    (1,374,661)    (1,023,133)      (382,875)      (730,111)
                                                   ------------   ------------   ------------   ------------   ------------
EARNINGS BEFORE INCOME TAXES AND EXTRAORDINARY
  ITEM...........................................       870,928      4,035,004      3,978,008      1,622,059        544,154
PROVISION FOR INCOME TAXES (BENEFIT) (Note 10)...    (1,139,430)     2,009,999      1,728,008        620,047        205,146
                                                   ------------   ------------   ------------   ------------   ------------
EARNINGS BEFORE EXTRAORDINARY ITEM...............     2,010,358      2,025,005      2,250,000      1,002,012        339,008
EXTRAORDINARY GAIN FROM EARLY EXTINGUISHMENT OF
  DEBT (Net of income taxes of $251,000)(Note
  8).............................................            --        414,784             --             --             --
                                                   ------------   ------------   ------------   ------------   ------------
NET EARNINGS.....................................  $  2,010,358   $  2,439,789   $  2,250,000   $  1,002,012   $    339,008
                                                   ============   ============   ============   ============   ============
EARNINGS PER COMMON SHARE -- BASIC (Notes 1 and
  2):
  Earnings before extraordinary item.............  $       0.42   $       0.40   $       0.40   $       0.18   $       0.06
  Extraordinary gain from early extinguishment of
    debt.........................................            --           0.08             --             --             --
                                                   ------------   ------------   ------------   ------------   ------------
        Net earnings.............................  $       0.42   $       0.48   $       0.40   $       0.18   $       0.06
                                                   ============   ============   ============   ============   ============
EARNINGS PER COMMON SHARE -- DILUTED (Notes 1 and
  2):
  Earnings before extraordinary item.............  $       0.41   $       0.37   $       0.37   $       0.17   $       0.05
  Extraordinary gain from early extinguishment of
    debt.........................................            --           0.08             --             --             --
                                                   ------------   ------------   ------------   ------------   ------------
        Net earnings.............................  $       0.41   $       0.45   $       0.37   $       0.17   $       0.05
                                                   ============   ============   ============   ============   ============

                See notes to consolidated financial statements.

                               FRESH FOODS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
     YEARS ENDED FEBRUARY 23, 1996, FEBRUARY 28, 1997 AND FEBRUARY 27, 1998
                AND UNAUDITED FOR THE QUARTER ENDED MAY 22, 1998

                                                                            UNREALIZED
                                                                            GAIN (LOSS)
                                                             CAPITAL IN    ON SECURITIES
                                                  COMMON      EXCESS OF      AVAILABLE      RETAINED
                                                  STOCK       PAR VALUE      FOR SALE       EARNINGS
                                                ----------   -----------   -------------   -----------
BALANCE AT FEBRUARY 24, 1995..................  $2,828,009   $12,368,730      $(5,214)     $ 7,462,521
  Net earnings................................          --            --           --        2,010,358
  Issuance of common stock -- Sagebrush, Inc.
     (30,529 shares)..........................      30,529       949,473           --               --
  Common stock options exercised (100,000
     shares) (Note 13)........................     100,000       190,000           --               --
  Capital contributions.......................          --       264,310           --               --
  S Corporation dividends and distributions --
     Sagebrush, Inc...........................          --            --           --       (3,881,390)
  Unrealized gain on securities available for
     sale.....................................          --            --       10,492               --
                                                ----------   -----------      -------      -----------
BALANCE AT FEBRUARY 23, 1996..................   2,958,538    13,772,513        5,278        5,591,489
  Net earnings................................          --            --           --        2,439,789
  Common stock options exercised (158,750
     shares) (Note 13)........................     158,750       561,750           --               --
  Payments to and exchanges with shareholders
     related to Sagebrush, Inc.
     reorganization...........................   1,478,900    (6,475,119)          --               --
  Net proceeds of Sagebrush, Inc. public
     offering (Note 1)........................     687,960    10,337,242           --               --
  Issuance of common stock -- Sagebrush, Inc.
     (42,800 shares)..........................      42,800       671,898           --               --
  S Corporation dividends and distributions --
     Sagebrush, Inc...........................          --            --           --         (888,188)
  Unrealized gain on securities available for
     sale.....................................          --            --        4,781               --
                                                ----------   -----------      -------      -----------
BALANCE AT FEBRUARY 28, 1997..................   5,326,948    18,868,284       10,059        7,143,090
  Net earnings................................          --            --           --        2,250,000
  Net earnings of Sagebrush, Inc. for period
     from January 4, 1997 to February 28, 1997
     (Note 2).................................          --            --           --          269,168
  Common stock options exercised (391,000
     shares) (Note 13)........................     391,000       919,700           --               --
  Purchase of common stock (143,325 shares)...    (143,325)   (1,840,425)          --               --
  Issuance of common stock (323,826 shares)...     323,826     2,599,040           --               --
  Tax benefit of stock options exercised
     (Notes 10 and 13)........................          --     3,100,421           --               --
  Unrealized gain on securities available for
     sale.....................................          --            --        9,202               --
                                                ----------   -----------      -------      -----------
BALANCE AT FEBRUARY 27, 1998..................   5,898,449    23,647,020       19,261        9,662,258
  Net earnings................................          --            --           --          339,008
  Common Stock options exercised (4,375
     shares)..................................       4,375        18,375           --               --
  Unrealized gain on securities available for
     sale.....................................          --            --        4,380               --
                                                ----------   -----------      -------      -----------
BALANCE AT MAY 22, 1998 (Unaudited)...........  $5,902,824   $23,665,395      $23,641      $10,001,266
                                                ==========   ===========      =======      ===========

                See notes to consolidated financial statements.

                               FRESH FOODS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOW
     YEARS ENDED FEBRUARY 23, 1996, FEBRUARY 28, 1997 AND FEBRUARY 27, 1998
       AND UNAUDITED FOR THE QUARTERS ENDED MAY 23, 1997 AND MAY 22, 1998

                                                   FEBRUARY 23,   FEBRUARY 28,   FEBRUARY 27,     MAY 23,        MAY 22,
                                                       1996           1997           1998           1997           1998
                                                   ------------   ------------   ------------   ------------   ------------
                                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings...................................  $  2,010,358   $  2,439,789   $  2,250,000   $  1,002,011   $    339,008
                                                   ------------   ------------   ------------   ------------   ------------
  Adjustments to reconcile net earnings to net
    cash provided by operating activities:
    Extraordinary gain on extinguishment of debt
      (before effect of income taxes) (Note 8)...            --       (665,646)            --             --             --
    Depreciation and amortization................     3,476,152      3,600,317      5,004,311      1,015,763      1,126,334
    Depreciation on properties leased to
      others.....................................       282,104        293,894        225,733         42,225         91,057
    Deferred income taxes, net...................    (1,133,463)       582,224     (2,081,085)            --         11,655
    Net (gain) loss on dispositions of assets
      (net of writedowns)........................      (105,367)      (345,930)      (639,966)        46,047        261,565
    Provision for losses on receivables..........       216,039        223,358        300,979         12,810          3,157
    Tax benefit of stock options.................            --             --      3,100,421             --             --
    Equity in (earnings) loss of affiliates......       385,366        107,000         (3,000)            --             --
    Other noncash adjustments to earnings........       152,598       (183,475)       (78,140)       (35,676)       (81,576)
    Changes in operating assets and liabilities
      (net of effects from purchase of restaurant
      companies) providing (using) cash:
    Receivables..................................       102,755        246,740     (1,780,815)    (2,323,109)     1,117,637
    Inventories..................................      (463,691)      (741,522)      (544,001)      (128,912)      (250,626)
    Income taxes refundable, prepaid expense and
      other assets...............................      (619,536)        35,703       (673,905)        19,123        (14,748)
    Trade accounts payable and other accrued
      liabilities................................         6,119        902,488      2,654,178      1,972,626      1,139,412
                                                   ------------   ------------   ------------   ------------   ------------
        Total adjustments........................     2,299,076      4,055,151      5,484,710        620,897      3,403,867
                                                   ------------   ------------   ------------   ------------   ------------
        Net cash provided by operating
          activities.............................     4,309,434      6,494,940      7,734,710      1,622,908      3,742,875
                                                   ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures to related parties........      (612,578)      (563,294)    (1,752,565)      (178,060)      (452,364)
  Capital expenditures -- other..................    (3,357,550)    (9,138,245)   (10,839,058)    (1,642,604)    (4,562,565)
  Proceeds from sales of assets to related
    parties......................................     1,079,955        150,000      1,350,000             --             --
  Proceeds from sales of assets to others........     2,028,335      1,208,447      2,185,787          5,220         15,550
  Deposits, net of refunds.......................      (121,554)        47,942         34,931       (123,958)       (51,555)
  Decrease (increase) in marketable equity
    securities...................................        13,575        (15,213)       (20,022)        (2,591)        (7,030)
  Decrease in related party notes receivables....       203,874        289,913        179,452        179,452        257,284
  Decrease in other notes receivable.............       287,897        220,164        355,852         25,120         98,115
  Other investing activities, net................      (202,989)       (92,322)            --             --             --
                                                   ------------   ------------   ------------   ------------   ------------
        Net cash used in investing activities....      (681,035)    (7,892,608)    (8,505,623)    (1,737,421)    (4,702,565)
                                                   ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds (repayments) under short-term
    borrowing agreements.........................     1,000,000         27,776       (935,382)     1,181,452      1,246,731
  Proceeds from issuance of long-term debt.......     1,414,629      8,585,000      5,894,000             --             --
  Principal payments on long-term debt...........    (4,445,189)   (11,948,322)    (4,971,615)    (1,097,007)      (697,345)
  Cash restricted for secured letter of credit
    (Note 17)....................................       500,000             --             --             --             --
  Proceeds from issuance of common stock.........            --     11,472,779             --             --             --
  S Corporation distribution dividend............    (3,962,390)      (888,188)            --             --             --
  Proceeds from exercise of stock options........       290,000        720,500      1,310,700         65,000         22,750
  Acquisition of treasury stock..................            --             --     (1,983,750)    (1,983,750)            --
  Purchase of assets related to reorganization...            --     (1,652,500)            --             --             --
  Cash paid to shareholders related to
    reorganization...............................            --     (3,412,902)            --             --             --
  Capital contributions..........................     1,481,312             --             --             --             --
                                                   ------------   ------------   ------------   ------------   ------------
        Net cash provided by (used in) financing
          activities.............................    (3,721,638)     2,904,143       (686,047)    (1,834,305)       572,136
                                                   ------------   ------------   ------------   ------------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................       (93,239)     1,506,475     (1,456,960)    (1,948,818)      (387,554)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.....     2,582,261      2,489,022      4,275,031      4,275,031      2,818,071
                                                   ------------   ------------   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, END OF YEAR...........  $  2,489,022   $  3,995,497   $  2,818,071   $  2,326,213   $  2,430,517
                                                   ============   ============   ============   ============   ============

                See notes to consolidated financial statements.

                               FRESH FOODS, INC.

                         NOTES TO FINANCIAL STATEMENTS
     YEARS ENDED FEBRUARY 23, 1996, FEBRUARY 28, 1997 AND FEBRUARY 27, 1998
       AND UNAUDITED FOR THE QUARTERS ENDED MAY 23, 1997 AND MAY 22, 1998

1.  BASIS OF PRESENTATION

     Business Combination. Effective January 30, 1998, WSMP, Inc. ("WSMP"), which subsequently changed its name to Fresh Foods, Inc. ("Fresh Foods"), completed a merger with Sagebrush, Inc. ("Sagebrush") through issuance of 2,264,535 shares of Fresh Foods common stock for all of the outstanding common stock of Sagebrush. Each share of Sagebrush common stock was converted into
 .3822 shares of Fresh Foods common stock. The outstanding Sagebrush employee stock options were converted at the .3822 exchange ratio into options to purchase 120,317 shares of WSMP common stock. Fresh Foods and its subsidiaries, together with Sagebrush and its subsidiaries after giving effect to such merger, are referred to herein collectively as the "Company".

     The merger qualifies as a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined financial position, results of operations and cash flows of Sagebrush.

     Transactions between Fresh Foods and Sagebrush prior to the combination have been eliminated. Adjustments recorded to conform Sagebrush's accounting policies were immaterial, except for restaurant pre-opening costs. Prior to the consummation of the merger, Sagebrush deferred restaurant pre-opening costs and amortized these costs over 12 months. The accompanying financial statements have been restated to conform to Fresh Foods' policy which is to expense these costs as incurred. In addition, certain reclassifications were made to the Sagebrush financial statements to conform to Fresh Foods' presentation.

     The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements follow:

                                                   YEAR           YEAR           YEAR
                                                  ENDED          ENDED          ENDED
                                               FEBRUARY 27,   FEBRUARY 28,   FEBRUARY 23,
                                                   1998           1997           1996
                                               ------------   ------------   ------------
Operating revenues:
  Fresh Foods................................  $105,625,836   $ 87,753,073   $ 79,439,210
  Sagebrush..................................    52,785,725     42,180,852     34,097,260
  Combined...................................   158,411,561    129,933,925    113,536,470
Extraordinary gain:
  Fresh Foods................................            --        414,784             --
  Sagebrush..................................            --             --             --
  Combined...................................            --        414,784             --
Net income:
  Fresh Foods................................      (456,591)     1,120,696     (1,494,989)
  Sagebrush..................................     2,706,591      2,112,331      3,611,995
  Eliminations...............................            --       (793,238)      (106,648)
  Combined...................................     2,250,000      2,439,789      2,010,358

     Transaction costs of approximately $1,400,000 incurred in connection with the merger with Sagebrush, primarily for investment banking, accounting and legal fees, are included in the accompanying statement of operations for the fiscal year ended February 27, 1998.

     Organization and Business. The Company is a producer and remarketer of fully-cooked branded and private label meat and poultry products and prepackaged microwaveable sandwiches for the foodservice

                               FRESH FOODS, INC.

markets. The Company owns and operates 57, and franchises an additional 43, restaurants operating under the Sagebrush, Western Steer, Prime Sirloin and Bennett's concepts.

     Sagebrush's 1998 fiscal year end was restated to conform with Fresh Food's fiscal year which ends on the last Friday in February. Sagebrush's fiscal 1998 results of operations and cash flows include the period from March 1, 1997 through February 27, 1998. Fiscal 1997 and 1996 for Sagebrush were not restated and end on the Friday nearest December 31. Sagebrush's fiscal 1998 and 1996 represent 52-week periods, while 1997 reflects a 53-week period.

     A summary of fiscal year ends as restated is shown as follows:

                                   FISCAL 1998        FISCAL 1997        FISCAL 1996
                                   -----------        -----------        -----------
Fresh Foods...................  February 27, 1998  February 28, 1997  February 23, 1996
                                   (52-weeks)         (53-weeks)         (52-weeks)
Sagebrush.....................  February 27, 1998   January 3, 1997   December 29, 1995
                                   (52-weeks)         (52-weeks)         (53-weeks)

     A summary of the Sagebrush's results of operations for the two months ended February 28, 1997 follows:

Restaurant operations and franchising revenue...............  $7,043,659
Operating income............................................     452,438
Net income..................................................     269,168

     In January 1996, Sagebrush completed an initial public offering of stock in which it sold 1,800,000 shares of common stock, raising $11,025,202 net proceeds. Prior to the completion of this initial public offering, Sagebrush was structured as 22 operating restaurant corporations using the name "Sagebrush Steakhouse & Saloon" and certain operations relating to a restaurant management company ("the combining companies"). In connection with this initial public offering, a reorganization took place in which the combining companies either became wholly owned subsidiaries of, or transferred all of their assets to, Sagebrush. This reorganization was accounted for at historical costs in a manner similar to a pooling of interests due to the entities being under common management and control and the absence of significant monetary consideration to the related shareholders.

     In connection with the Sagebrush reorganization and its completion of the public offering, certain of its operating corporations formerly operating as S Corporations became subject to corporate income taxation as C Corporations and salaries payable to certain executive officers were adjusted to more representative levels as a result of the termination of the S Corporation elections and elimination of related distributions.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation. The accompanying consolidated financial statements include Fresh Foods, Inc. and subsidiaries in which it has an ownership percentage greater than 50%. All intercompany transactions have been eliminated.

     Fiscal Year. The Company's fiscal year ends on the last Friday in February. Fiscal years 1998 and 1996 represent fifty-two week periods while fiscal 1997 represents a fifty-three week period.

     Cash and Cash Equivalents. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Investments. The Company classifies its investments in debt and equity securities as available-for-sale. Securities classified as available-for-sale are carried at fair market value with unrealized gains and losses excluded from earnings but shown as a separate component of shareholders' equity. All investments of the Company are comprised of marketable equity securities held in broker managed accounts.

                               FRESH FOODS, INC.

     Inventories. Inventories, representing food items, supplies and hams in curing process are stated at the lower of cost (first-in, first-out) or market.

     Property, Plant and Equipment. Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs which do not significantly extend useful lives of assets are charged to earnings whereas additions and betterments, including interest costs incurred during construction, are capitalized. Gains and losses on dispositions are reflected in other income except for gains and losses on traded properties which are reflected in the basis of the new asset.

     Depreciation of property, plant and equipment is provided over the estimated useful lives of the respective assets on the straight-line basis. Leasehold improvements are depreciated over the shorter of their estimated useful lives or terms of the respective leases. Property under capital leases is amortized in accordance with the Company's normal depreciation policy. Depreciation on properties leased to others is combined with other expenses related to rental income and reported as other expense.

     Effective February 28, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The Company evaluated the carrying values of its long-lived assets based on the criteria set forth in this statement and recorded a charge to 1998 pretax earnings of $394,000 for the writedown of buildings, machinery and equipment and furniture and fixtures. The fair value of the items considered to be impaired was determined based on information about sales and purchases of similar assets. The writedown is included in fiscal 1998 in depreciation expense.

     Intangible Assets. Intangible assets consist of the excess cost over the fair value of net asset of businesses acquired and covenants not to compete which are being amortized over forty and fifteen years, respectively. The Company assesses the recoverability of the excess cost over the assigned value of net assets acquired by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations.

     Investments in Affiliates. Investments in common stock of unconsolidated affiliates are accounted for using the equity method.

     Costs and Expenses. Cost of goods sold includes the direct and indirect costs of tangible products sold by the food processing segment and the direct costs of tangible products sold through restaurant operations. Operating expenses include additional indirect costs such as labor, insurance and occupancy costs, other than depreciation, associated with restaurant product sales and other revenues. Selling, general and administrative expenses reflect costs of marketing, selling and general administration not included in cost of goods sold or operating expenses.

     Advertising Costs. The Company expenses advertising costs as incurred. Advertising expense for fiscal 1998, fiscal 1997 and fiscal 1996 was $2,815,845, $2,887,677 and $2,698,076, respectively.

     Pre-opening Expenses. Preopening expenses associated with new restaurant openings are expensed as incurred.

     Income Taxes. Income taxes are provided for temporary differences between the tax and financial accounting basis of assets and liabilities using the asset and liability method. The tax effects of such differences are reflected in the balance sheet at the enacted tax rate applicable to the years when such differences are scheduled to reverse. The effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date.

                               FRESH FOODS, INC.

     Franchise, Royalty and Other Fees. Initial franchise fees are recognized as revenue when substantially all of the services required of the Company by the franchise agreement have been performed, which is generally the date the franchised unit opens. At the time the Company has substantially performed all obligations for initial service relating to the restaurant, the Company recognizes the pro rata portion of the fee allocated to the option to develop that particular restaurant. Royalty and other fees are accrued as earned based on franchisees' sales.

     Earnings Per Share. In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings per Share, which was required to be adopted for both interim and year-end financial statement periods ending after December 15, 1997. The Company adopted this new method of computing earnings per share and restated earnings per share for all prior periods. The following is a reconciliation between basic and diluted earnings per share (in thousands except per share amounts):

                                                           NET                   PER SHARE
                                                          INCOME      SHARES      AMOUNT
                                                        ----------   ---------   ---------
YEAR ENDED FEBRUARY 27, 1998
Earnings per common share -- basic....................  $2,250,000   5,653,988    $ 0.40
Stock-based compensation awards.......................          --     463,045     (0.03)
                                                        ----------   ---------    ------
Earnings per common share -- diluted..................  $2,250,000   6,117,033    $ 0.37
                                                        ==========   =========    ======
YEAR ENDED FEBRUARY 28, 1997
Earnings per common share -- basic....................  $2,439,789   5,135,352    $ 0.48
Stock-based compensation awards.......................          --     316,564     (0.03)
                                                        ----------   ---------    ------
Earnings per common share -- diluted..................  $2,439,789   5,451,916    $ 0.45
                                                        ==========   =========    ======
YEAR ENDED FEBRUARY 23, 1996
Earnings per common share -- basic....................  $2,010,358   4,774,580    $ 0.42
Stock-based compensation awards.......................          --     168,886     (0.01)
                                                        ----------   ---------    ------
Earnings per common share -- diluted..................  $2,010,358   4,943,466    $ 0.41
                                                        ==========   =========    ======

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Interim Financial Information. The accompanying unaudited financial information for the quarters ended May 23, 1997 and May 22, 1998 has been prepared on substantially the same basis as the audited financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The results of interim periods are not necessarily indicative of the results to be expected for the entire fiscal year.

     Impact of New Accounting Standards. In June 1997, FASB issued SFAS No. 130, Reporting Comprehensive Income. This standard establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement will be effective for the Company's fiscal year ending February 26, 1999, and the Company does not intend to adopt this statement prior to the effective date. Had the Company early adopted this statement, comprehensive income for each of the three fiscal years ended February 27, 1998 would not have differed materially from reported net earnings.

     In June 1997, FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This standard redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The statement is effective

                               FRESH FOODS, INC.

for fiscal years beginning after December 15, 1997. The Company has not yet completed its analysis of the effect of this new standard on its financial statement disclosures.

3.  ACCOUNTS AND NOTES RECEIVABLE

     Accounts and notes receivable consist of the following:

                                                              FEBRUARY 27,   FEBRUARY 28,
                                                                  1998           1997
                                                              ------------   ------------
Accounts receivable:
  Trade accounts receivable (less allowance for doubtful
     receivables of $30,000 in 1998 and $35,000 in 1997)....   $4,785,503     $3,082,228
  Accounts receivable -- franchisees (less allowance for
     doubtful receivables of $76,000 in 1998 and $20,000 in
     1997)..................................................      145,086        247,993
  Accounts receivable -- other..............................       92,744        126,796
                                                               ----------     ----------
                                                                5,023,333      3,457,017
Accounts receivable -- related parties (less allowance for
  doubtful receivables of $6,000 in 1998) (see Note 19).....      181,367        278,919
                                                               ----------     ----------
          Total accounts receivable.........................   $5,204,700     $3,735,936
                                                               ==========     ==========
Notes receivables:
  Notes receivable -- related parties; interest rates 4.5%
     to 12% (see Note 19)...................................   $2,077,230     $1,526,761
  Less current portion......................................      526,592        563,644
                                                               ----------     ----------
Noncurrent notes receivable -- related parties..............    1,550,638        963,117
                                                               ----------     ----------
Notes receivable -- other; interest rates 6.0% to 12.0%
  (less allowance for doubtful receivables of $201,723 in
  1998 and $58,323 in 1997).................................      959,925        880,341
  Less current portion......................................      624,314        409,996
                                                               ----------     ----------
Noncurrent notes receivable -- other........................      335,611        470,345
                                                               ----------     ----------
          Total noncurrent notes receivable.................   $1,886,249     $1,433,462
                                                               ==========     ==========

     Noncurrent notes receivable have maturities ranging from 1998 to 2004. Notes receivable maturities are as follows:

FISCAL YEAR                                                     AMOUNT
-----------                                                   ----------
1999........................................................  $1,150,906
2000........................................................     885,591
2001........................................................     171,341
2002........................................................     151,067
2003........................................................     152,637
Later years.................................................     727,336
                                                              ----------
                                                              $3,238,878
                                                              ==========

     Trade accounts receivable are generated mainly by sales of the food processing segment and have terms ranging between fourteen and thirty days. Receivables from one customer (Pierre, see Note 21) totaled $1,572,000 and $1,392,622 and represent 32.6% and 44.7% of the total trade receivables at February 27, 1998 and at February 28, 1997, respectively.

                               FRESH FOODS, INC.

     An analysis of the allowance for doubtful notes and accounts receivable is as follows:

                                                          ADDITIONS
                                            BALANCE AT     CHARGED                      BALANCE
                                            BEGINNING    TO COSTS AND    DEDUCTIONS      AT END
FISCAL YEAR ENDED                            OF YEAR       EXPENSES          (1)        OF YEAR
-----------------                           ----------   ------------   -------------   --------
1998......................................   $113,538      $300,979       $101,103      $313,414
1997......................................   $587,007      $223,358       $696,827      $113,538
1996......................................   $542,000      $216,039       $171,032      $587,007

---------------

(1) Uncollectible receivables charged against the allowance.

4.  INVENTORIES

     A summary of inventories, by major classification, follows:

                                                  MAY 22,       FEBRUARY 27,    FEBRUARY 28,
                                                    1998            1998            1997
                                                ------------    ------------    ------------
Hams in curing process........................   $1,289,765      $1,211,799      $1,326,420
Other food (includes cured hams)..............    4,794,092       4,649,591       3,971,615
Supplies......................................    1,528,116       1,499,957       1,408,803
                                                 ----------      ----------      ----------
          Totals..............................   $7,611,973      $7,361,347      $6,706,838
                                                 ==========      ==========      ==========

5.  PROPERTY, PLANT AND EQUIPMENT

     The major components of property, plant and equipment are as follows:

                                                   ESTIMATED
                                                  USEFUL LIFE      1998          1997
                                                  -----------   -----------   -----------
Land............................................                $ 8,067,964   $ 6,453,848
Land improvements...............................  10-15 years     1,947,574     1,497,537
Buildings.......................................  20-40 years    20,522,287    18,479,371
Leasehold improvements..........................   5-20 years     7,596,517     6,242,534
Machinery and equipment.........................   5-15 years    23,283,557    20,025,126
Machinery and equipment under capital leases....   5-15 years     1,521,117       972,939
Furniture and fixtures..........................   5-10 years     7,029,614     5,630,502
Automotive equipment............................    2-5 years       571,765       597,586
Construction in progress........................                  1,015,258       874,945
                                                                -----------   -----------
          Total.................................                 71,555,653    60,774,388
Less accumulated depreciation...................                 26,531,860    23,810,278
                                                                -----------   -----------
Property, plant and equipment, net..............                $45,023,793   $36,964,110
                                                                ===========   ===========

     Depreciation and amortization expense of property, plant and equipment was $4,961,910, $3,850,077 and $3,721,206 for fiscal 1998, fiscal 1997 and fiscal
1996, respectively. Accumulated depreciation applicable to property under capital leases was $260,347, $105,355 and $544,391 for fiscal 1998, fiscal 1997 and fiscal 1996, respectively. Interest costs capitalized in fiscal 1998 were $58,903.

6.  PROPERTIES HELD FOR SALE

     The Company has closed various stores and transferred the related real properties, in addition to certain undeveloped land holdings, from the classification of property, plant and equipment to other assets as properties held for sale. The Company is selling these properties as reasonable purchase offers are received. At

                               FRESH FOODS, INC.

February 27, 1998 and February 28, 1997, the Company recorded $1,680,993 and $3,277,670, respectively, in properties held for sale. These properties are being carried at their estimated fair value less estimated selling costs.

7.  INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                              FEBRUARY 27,    FEBRUARY 28,
                                                                  1998            1997
                                                              ------------    ------------
Excess of cost over fair value of net assets of business
  acquired..................................................   $3,572,693      $1,095,214
Noncompete agreement........................................      829,500              --
Less accumulated amortization...............................     (666,327)       (467,028)
                                                               ----------      ----------
          Total.............................................   $3,735,866      $  628,186
                                                               ==========      ==========

     On March 1, 1997, the Company acquired fourteen franchised restaurants from various corporations predominantly owned by a former executive officer of the Company for a total purchase price of $3,767,500 (accounted for as a purchase). The purchase price was payable as follows: $500 in cash; $309,500 in assumed current liabilities; $645,000 in assumed long-term liabilities; $2,012,500 in the Company's common stock; and a two-year 5% promissory note in the amount of $800,000. As part of this transaction, 223,611 shares of the Company's common stock were issued. Existing lease agreements for eleven of the restaurant properties were assigned to the Company, and the Company signed new lease agreements on the remaining three properties.

     Also, as part of this transaction, the former executive officer, who was also the Company's single largest franchisee, entered into a fifteen-year noncompete agreement with the Company in exchange for 98,750 shares of the Company's common stock. These shares are restricted securities and their resale is subject to certain conditions.

     The purchase price of this acquisition (including transaction costs) was allocated to the assets and liabilities acquired at their estimated fair market value at the acquisition date as follows:

Inventory and supplies......................................  $  151,313
Property and equipment......................................   1,203,413
Excess of cost over fair value of net assets acquired.......   2,477,481
                                                              ----------
          Total.............................................  $3,832,207
                                                              ==========

     The following unaudited pro forma financial data is presented as if this acquisition had been consummated at February 24, 1996. Pro forma results of operations for 1998 are not presented because this acquisition occurred on March 1, 1997, and is therefore included for the entire year ended February 27, 1998. This pro forma information is not necessarily indicative of the operating results that would have occurred had this acquisition been consummated as of February 24, 1996, nor is it necessarily indicative of the results of future operations:

                                                              YEAR ENDED
                                                             FEBRUARY 28,
                                                                 1997
                                                             ------------
Operating revenues.........................................  $143,259,145
Net earnings...............................................     3,067,934
Earnings per common share -- basic.........................           .60
Earnings per common share -- diluted.......................           .56

                               FRESH FOODS, INC.

8. FINANCING ARRANGEMENTS

     Notes payable to banks consisted of the following:

                                                              FEBRUARY 27,    FEBRUARY 28,
                                                                  1998            1997
                                                              ------------    ------------
Revolving credit facility, maximum borrowings of up to $3.0
  million, advances are unsecured and limited to short-term
  working capital, expires July 31, 1998, interest at bank's
  prime rate (8.5% at February 27, 1998)....................   $1,742,750      $       --
Revolving credit facility, maximum borrowings of $6.0
  million, secured by Fresh Foods' manufacturing inventory
  and receivables (approximately $10,883,000 in aggregate),
  expires on November 23, 1998, interest at bank's prime
  rate (8.5% at February 27, 1998)..........................    3,092,394       4,027,776
Construction line of credit, advances equal to 75% of the
  construction cost, limited to $1,000,000, principal plus
  interest payable upon completion of construction, secured
  by property under construction interest at bank's prime
  rate (8.5% at February 27, 1998)..........................      270,000              --
Revolving credit facility, expired in January 1997..........           --         460,000
                                                               ----------      ----------
                                                               $5,105,144      $4,487,776
                                                               ==========      ==========

     During 1998, the Company obtained commitments for two construction lines of credit. Advances are limited to 75% of construction costs up to $1,000,000 for each line of credit, interest at prime. As of February 27, 1998, no amounts were outstanding on these lines of credit.

     Long-term debt is comprised of the following:

                                                            FEBRUARY 27,    FEBRUARY 28,
                                                                1998            1997
                                                            ------------    ------------
Variable rate Industrial Revenue Bonds maturing in 2005...  $ 2,515,000     $ 2,845,000
Prime plus 1% bank note maturing 2002.....................    4,126,631       4,979,808
Prime plus 1% bank note maturing 2003.....................      909,315       1,900,000
Prime plus  1/2% to 1 1/2% notes payable to banks maturing
  1998 to 2012............................................      654,687       1,043,278
4.5% Settlement Notes maturing in 1998 (see Note 19)......      250,000         430,000
6.0% to 11.0% other notes payable maturing 1998 to 2005...    1,981,481       1,666,301
9.25% to 11.5% capitalized lease obligations maturing in
  1998 to 2004 (see Note 11)..............................    1,186,522         855,555
Notes payable to bank in monthly installments, plus
  interest at the bank's prime rate, with final maturities
  ranging from 2007 to 2008...............................    4,189,297              --
                                                            -----------     -----------
     Total long-term debt.................................   15,812,933      13,719,942
     Less current installments............................    2,189,401       1,297,792
                                                            -----------     -----------
Long-term debt, excluding current installments............  $13,623,532     $12,422,150
                                                            ===========     ===========

     The applicable prime interest rate at February 27, 1998 was 8.5%. The variable rate payable on the Industrial Revenue Bonds at February 27, 1998 was 3.67%. At February 27, 1998, the net book value of the Company's property, plant and equipment and properties held for sale pledged as collateral under the above obligations was $17,945,954.

                               FRESH FOODS, INC.

     During fiscal 1997, the Company replaced its Senior Note obligations, which were scheduled to mature on October 1, 1997, with long-term note agreements with two banks. One of the agreements, with $4,126,631 outstanding, provides financing in the amount of $5 million at a rate of "prime" plus 1% for a five year term with principal payments to be made on a ten-year amortization basis with a final balloon payment on January 15, 2002. The second agreement, with $909,315 outstanding, provides financing of $1.9 million at a rate of "prime" plus 1% and is payable on December 30, 1998. The notes are collateralized by deeds of trusts on certain real property which previously collateralized the Senior Note obligations. In addition, the Company is required to meet certain financial requirements regarding tangible net worth, working capital, debt ratio and interest coverage.

     During fiscal 1997, the Company recognized an extraordinary gain of $414,784, net of income taxes of $250,862, on the early extinguishment of debt evidenced by Senior Notes. The two major life insurance companies which held the Senior Notes agreed to a discount totaling $787,651 upon the early retirement of this debt. In addition, as part of this refinancing, the Company wrote off unamortized loan costs relating to the Senior Notes totaling $73,208. Also during fiscal 1997, the Company incurred a prepayment penalty totaling $48,797 upon the early payment of a Small Business Association loan which was secured by a restaurant property sold during the year.

     At February 27, 1998, the Company was not in compliance with certain covenants relating to the Industrial Revenue Bonds and the new term bank debt. These violations relate to the working capital requirements. The Company has received waivers of these violations from its lenders.

     Long-term debt maturities, including capital leases (Note 11), subsequent to February 27, 1998 are as follows:

FISCAL YEAR                                                     AMOUNT
-----------                                                   -----------
1999........................................................  $ 2,189,401
2000........................................................    2,736,992
2001........................................................    2,044,766
2002........................................................    3,944,939
2003........................................................    1,192,707
Later years.................................................    3,704,128
                                                              -----------
          Total.............................................  $15,812,933
                                                              ===========

9.  OTHER ACCRUED LIABILITIES

     Other accrued liabilities consist of the following:

                                                              FEBRUARY 27,   FEBRUARY 28,
                                                                  1998           1997
                                                              ------------   ------------
Accrued salaries and wages..................................   $1,709,927     $  803,855
Accrued insurance claims....................................      614,846        833,028
Taxes, other than income....................................      607,004        739,347
Accrued interest............................................       86,426         19,717
Gift certificates outstanding...............................      427,238        491,463
Other.......................................................    1,459,400      1,134,345
                                                               ----------     ----------
          Total.............................................   $4,904,841     $4,021,755
                                                               ==========     ==========

                               FRESH FOODS, INC.

10.  INCOME TAXES

     The provision for income taxes (benefit) is summarized as follows:

                                                                   YEAR ENDED
                                                   ------------------------------------------
                                                   FEBRUARY 27,   FEBRUARY 28,   FEBRUARY 23,
                                                       1998           1997           1996
                                                   ------------   ------------   ------------
Current:
  Federal........................................  $   478,867     $1,040,744    $   (66,838)
  Charge equivalent to tax benefit of stock
     option exercises............................    3,100,421             --             --
  State..........................................      229,805        244,716         60,871
                                                   -----------     ----------    -----------
          Total current..........................    3,809,093      1,285,460         (5,967)
                                                   -----------     ----------    -----------
Deferred:
  Federal........................................   (1,718,853)       644,948       (935,436)
  State..........................................     (362,232)        79,591       (198,027)
                                                   -----------     ----------    -----------
          Total deferred.........................   (2,081,085)       724,539     (1,133,463)
                                                   -----------     ----------    -----------
          Total provision for income taxes.......  $ 1,728,008     $2,009,999    $(1,139,430)
                                                   ===========     ==========    ===========

     Actual provisions for income tax expense (benefit) are different from amounts computed by applying a statutory federal income tax rate to earnings before income taxes. The computed amount is reconciled to total income tax expense (benefit) as follows:

                                         1998                      1997                       1996
                                -----------------------   -----------------------   ------------------------
                                             PERCENT OF                PERCENT OF                 PERCENT OF
                                               PRETAX                    PRETAX                     PRETAX
                                  AMOUNT      EARNINGS      AMOUNT      EARNINGS      AMOUNT       EARNINGS
                                ----------   ----------   ----------   ----------   -----------   ----------
Computed tax at statutory
  rate........................  $1,352,523      34.0%      1,371,902      34.0%         296,116       34.0%
Tax effect resulting from:
  State income taxes net of
     federal tax benefit......     200,553       5.0         193,749       4.8         (123,736)     (14.2)
  Nondeductible merger
     expenses.................     385,419       9.7              --        --               --         --
  New general business credits
     (net)....................    (120,608)     (3.0)        (21,285)     (0.5)         (96,867)     (11.1)
  Permanent differences.......      87,386       2.2         418,707      10.4           16,340        1.9
  S Corporation earnings
     non-taxable..............          --        --              --        --       (1,157,620)    (132.9)
  Reduction in valuation
     allowance................    (119,178)     (3.0)                                   (22,390)      (2.6)
  Other.......................     (58,087)     (1.5)         46,926       1.1          (51,273)      (5.9)
                                ----------      ----      ----------      ----      -----------     ------
Provision for income taxes
  (benefits)..................  $1,728,008      43.4%      2,009,999      49.8%      (1,139,430)    (130.8)%
                                ==========      ====      ==========      ====      ===========     ======

                               FRESH FOODS, INC.

     The approximate tax effect of each type of temporary difference and carryforward that gave rise to the Company's deferred income tax assets and liabilities for fiscal 1998 and fiscal 1997 is as follows:

                                            FEBRUARY 27, 1998                        FEBRUARY 28, 1997
                                  --------------------------------------   --------------------------------------
                                    ASSETS     LIABILITIES      TOTAL        ASSETS     LIABILITIES      TOTAL
                                  ----------   -----------   -----------   ----------   -----------   -----------
Current:
  Allowance for doubtful
    receivables.................  $  141,027   $        --   $   141,027   $   42,789   $        --   $    42,789
  Inventory.....................      86,582            --        86,582       67,226            --        67,226
  Accrued promotional expense...       5,400            --         5,400       67,836            --        67,836
  Accrued vacation pay..........     102,022            --       102,022       51,254            --        51,254
  Reserve for returns...........      49,047            --        49,047       60,299            --        60,299
  Installment sales.............          --            --            --           --       (93,748)      (93,748)
  Unrealized gain on securities
    available for sale..........          --       (11,655)      (11,655)          --        (6,083)       (6,083)
  Prepaid expenses..............          --       (15,650)      (15,650)          --            --            --
  Veba costs....................      68,013            --        68,013
  State loss carryforward.......          --            --            --      139,686            --       139,686
  General business credit
    carryforward................          --            --            --      125,000            --       125,000
                                  ----------   -----------   -----------   ----------   -----------   -----------
         Total current..........     452,091       (27,305)      424,786      554,090       (99,831)      454,259
                                  ----------   -----------   -----------   ----------   -----------   -----------
Noncurrent:
  Property, plant and
    equipment...................                (2,347,809)   (2,347,809)          --    (2,069,326)   (2,069,326)
  Basis write-up
    (reorganization)............     132,614                     132,614      116,679            --       116,679
  Installment sales.............                  (190,036)     (190,036)          --            --            --
  Writedown of property held for
    sale........................     258,282                     258,282       54,646            --        54,646
  Earnings in unconsolidated
    subsidiaries................                   (23,398)      (23,398)          --       (21,105)      (21,105)
  General business credit
    carryforward................     373,350                     373,350      206,351            --       206,351
  Alternative minimum tax credit
    carryforward................     293,771                     293,771      293,771            --       293,771
  Federal loss carryforward.....   1,682,716                   1,682,716      107,668            --       107,668
  Pre-acquisition (SRLY) loss
    carryforward................      57,184                      57,184       57,184            --        57,184
  State loss carryforward.......     830,257                     830,257      335,800            --       335,800
  Other.........................                                                   --        (6,117)       (6,117)
  Less valuation allowance......    (381,473)                   (381,473)    (500,651)           --      (500,651)
                                  ----------   -----------   -----------   ----------   -----------   -----------
         Total noncurrent.......   3,246,701    (2,561,243)      685,458      671,448    (2,096,548)   (1,425,100)
                                  ----------   -----------   -----------   ----------   -----------   -----------
         Total current and
           noncurrent...........  $3,698,792   $(2,588,548)  $ 1,110,244   $1,225,538   $(2,196,379)  $  (970,841)
                                  ==========   ===========   ===========   ==========   ===========   ===========

     As of February 27, 1998, federal and state operating loss carryovers of approximately $4,315,000 and $12,500,000 are available to offset future federal and state taxable income. The carryover periods range from five to fifteen years, which will result in expirations of varying amounts beginning in fiscal 1998 and continuing through fiscal 2013.

11.  LEASED PROPERTIES

     The Company operates certain machinery and equipment under leases classified as capital leases. The machinery and equipment leases have original terms ranging from one to eight years. The assets covered under

                               FRESH FOODS, INC.

these leases have carrying values of $1,260,770 and $867,585 at February 27, 1998 and February 28, 1997, respectively.

     Certain land and restaurant locations occupied by the Company and machinery and equipment are under operating leases with terms that are effective for varying periods until 2012, except for one land lease which expires in 2022. Certain of these leases have remaining renewal clauses, exercisable at the option of the lessee. In addition, most of these leases contain terms that provide for scheduled increases in base rents and certain leases contain provisions providing for contingent rentals based on a percentage of gross sales. Leases with related parties are discussed in Note 19.

     As of February 27, 1998, minimum rental payments required under operating and capital leases are summarized as follows:

                                               OPERATING LEASES
                                    --------------------------------------
                                                   MINIMUM
                                      MINIMUM      SUBLEASE                   CAPITAL
FISCAL YEAR                          PAYMENTS      RECEIPTS       TOTAL        LEASES        TOTAL
-----------                         -----------   ----------   -----------   ----------   -----------
1999..............................  $ 3,708,526   $  206,215   $ 3,502,311   $  458,490   $ 3,960,801
2000..............................    3,314,262      206,215     3,108,047      410,365     3,518,412
2001..............................    2,851,729      169,000     2,682,729      376,873     3,059,602
2002..............................    2,680,108      169,000     2,511,108       79,659     2,590,767
2003..............................    2,207,442      169,000     2,038,442       56,640     2,095,082
Later years.......................    5,773,179      591,583     5,181,596       49,807     5,231,403
                                    -----------   ----------   -----------   ----------   -----------
Total minimum lease payments......  $20,535,246   $1,511,013   $19,024,233   $1,431,834   $20,456,067
                                    ===========   ==========   ===========                ===========
Less amount representing
  interest........................                                              245,312
                                                                             ----------
Present value of minimum lease
  payments under capital leases
  (see Note 8)....................                                           $1,186,522
                                                                             ==========

     Rental expenses charged to earnings are as follows:

                                                    1998          1997          1996
                                                 ----------    ----------    ----------
Real estate....................................  $3,672,552    $2,475,103    $2,342,615
Less sublease rentals..........................    (206,215)     (199,760)     (202,760)
Equipment......................................     338,915       304,817       226,330
                                                 ----------    ----------    ----------
Total..........................................  $3,805,252    $2,580,160    $2,366,185
                                                 ==========    ==========    ==========

     Real estate rental expenses includes contingent rentals of $188,690, $197,760 and $162,915 for fiscal 1998, 1997 and 1996, respectively.

12.  EMPLOYEE BENEFITS

     On March 1, 1994, Fresh Foods established an employee stock purchase plan through which employees, after meeting minimum eligibility requirements, may contribute up to 10% of their base earnings toward the purchase of Fresh Foods' common stock. The plan provides that Fresh Foods will make matching contributions of 25% of the employee's contribution. Participation in the plan is voluntary and all contributions of Fresh Foods are funded monthly and vest immediately. Fresh Foods' contributions to the plan totaled $19,260, $12,569, and $17,046 in fiscal 1998, fiscal 1997 and fiscal 1996, respectively.

     Fresh Foods also maintains a 401(k) Retirement Plan for its employees. The Plan provides that Fresh Foods will make a matching contribution of up to 25% of an employee's voluntary contribution, limited to the

                               FRESH FOODS, INC.

lesser of 8% of that employee's annual compensation or $9,500 for fiscal 1998. Fresh Foods' contributions to this Plan were $86,360, $77,132 and $71,340 in fiscal 1998, fiscal 1997 and fiscal 1996, respectively.

     Fresh Foods also provides employee health insurance benefits under a 501-c(9) trust arrangement. These benefits are partially self-funded by Fresh Foods. Fresh Foods has $45,000 per claim and $1,000,000 annual aggregate stop loss coverage on group medical claims with an insurance carrier. A third-party administrator handles all claims. Fresh Foods contributions to this plan were $587,543, $434,648 and $466,116 in fiscal 1998, fiscal 1997 and fiscal 1996, respectively. Certain officers of Fresh Foods are trustees of the stock purchase plan, the retirement plan and the employee health plan.

     Sagebrush provides employee health insurance benefits under a 419(e) trust arrangement. These benefits are partially funded by Sagebrush. Sagebrush has $25,000 per participant and $1,000,000 annual aggregate stop loss coverage on group medical claims with an insurance carrier. A third-party administrator handles all claims. Sagebrush's contributions to this plan were approximately $126,464, $121,000 and $121,000 in fiscal 1997, 1996 and 1995, respectively.

13.  CAPITAL STOCK

STOCK OPTIONS

     The Company's 1987 Incentive Stock Option Plan, as amended, provides for the issuance of up to 625,000 shares of the Company's common stock to key employees, including officers and directors of the Company. The Company may grant incentive stock options ("ISOs") or nonqualified stock options to eligible employees.

     The Company's 1987 Special Stock Option Plan, as amended, provides for the issuance of up to 625,000 shares of the Company's common stock to key management employees, including officers of the Company. All options granted under this Plan are nonqualified stock options. During fiscal 1994, options for 100,000 shares were repriced from $9.50 to the fair market value at the date of repricing.

     Fresh Foods assumed the Sagebrush 1995 Stock Option Plan, which provided 314,801 shares of Sagebrush's common stock to key management employees, including former officers of Sagebrush. All options granted under this plan are nonqualified stock options and are included in the Incentive Stock Option Plans in the tables below. Prior to the merger with Fresh Foods, Sagebrush repriced options of 342,300 shares from $8.875 to $5.50.

     All options must be granted at not less than 100% of the fair market value of the Company's common stock at the date of the grant and must be exercised no later than ten years from the date of grant.

                               FRESH FOODS, INC.

     A summary of the changes in shares under option and the weighted-average exercise prices for these Plans follows. The number of shares and exercise prices give retroactive recognition of the five-for-four stock split, effected in the form of a stock dividend, declared in 1995.

                                                   INCENTIVE STOCK             SPECIAL STOCK
                                                     OPTION PLANS               OPTION PLAN
                                                 --------------------      ---------------------
                                                             WEIGHTED                   WEIGHTED
                                                             AVERAGE                    AVERAGE
                                                             EXERCISE                   EXERCISE
                                                  SHARES      PRICE         SHARES       PRICE
                                                 --------    --------      ---------    --------
Balance at February 24, 1995...................   309,375     $ 4.12         562,500     $ 3.41
  Cancelled....................................   (12,500)      2.90              --         --
  Exercised....................................  (100,000)      2.90              --         --
                                                 --------                  ---------
Balance at February 23, 1996...................   196,875       4.82         562,500       3.41
  Cancelled....................................   (20,893)     14.60              --         --
  Issued.......................................   198,103      18.84          50,000       5.88
  Exercised....................................   (33,750)      4.31        (125,000)      4.60
                                                 --------                  ---------
Balance at February 28, 1997...................   340,335      12.43         487,500       3.36
  Cancelled....................................   (51,662)     14.40              --         --
  Issued.......................................   157,566      15.81         875,000      16.00
  Exercised....................................   (78,500)      4.63        (312,500)      3.03
                                                 --------                  ---------
Balance at February 27, 1998...................   367,739      11.92       1,050,000      13.99
                                                 ========                  =========

     A summary of the range of exercise prices and weighted average remaining life for options outstanding under each Plan at February 27, 1998 is as follows:

                                                                                AVERAGE
                                                    EXERCISE      SHARES       REMAINING
                                                     PRICE      OUTSTANDING       LIFE
                                                    --------    -----------    ----------
Special Stock Option Plan.........................   $ 2.90         12,500      34 months
                                                       3.20        112,500      44 months
                                                       5.88         50,000     100 months
                                                      16.00        875,000     120 months
Incentive Stock Option Plans......................   $ 5.20         74,625      84 months
                                                       5.88         50,000     100 months
                                                      14.39        118,114     100 months
                                                      16.00        125,000     120 months

     A summary of the number of shares exercisable and the weighted average exercise price at February 27, 1998 is as follows:

                                                                            WEIGHTED AVERAGE
                                                       SHARES EXERCISABLE    EXERCISE PRICE
                                                       ------------------   ----------------
Special Stock Option Plan............................        175,000             $ 3.94
                                                             875,000              16.00
                                                           ---------
                                                           1,050,000              13.99
                                                           =========
Incentive Stock Option Plans.........................         25,875             $ 5.20
                                                              10,000               5.88
                                                           ---------
                                                              35,875               5.39
                                                           =========

     Fresh Foods applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for stock-based compensation relating to options granted in fiscal 1998 and 1997 since the exercise

                               FRESH FOODS, INC.

price of the option approximated the fair market value on the date of grant. Had compensation for stock options granted been determined consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net earnings and earnings per common share amounts for fiscal 1998 and 1997 would approximate the following pro forma amounts:

                                                              YEAR ENDED
                                         ----------------------------------------------------
                                             FEBRUARY 27, 1998          FEBRUARY 28, 1997
                                         -------------------------   ------------------------
                                         AS REPORTED    PRO FORMA    AS REPORTED   PRO FORMA
                                         -----------   -----------   -----------   ----------
  Net earnings.........................  $2,250,000    $(2,857,510)  $2,439,789    $2,203,033
  Earnings per common share -- basic...        0.40          (0.51)        0.48          0.43
  Earnings per common
     share -- diluted..................        0.37          (0.47)        0.45          0.40
  Weighted average fair value of the
     options...........................                       9.08                       3.90

     The fair value of options granted under Fresh Foods' and Sagebrush's stock option plans during fiscal 1997 and 1998 were estimated on the date of grant using the Black-Scholes option pricing model. In February 1998, the Company issued options to certain executives; the fair value of those options was based on Fresh Foods weighted-average assumptions.

     The weighted-average assumptions used were as follows:

                                                 FISCAL 1998                FISCAL 1997
                                           ------------------------   ------------------------
                                           FRESH FOODS    SAGEBRUSH   FRESH FOODS    SAGEBRUSH
                                           -----------    ---------   -----------    ---------
Dividend yield...........................        --            --           --            --
Expected volatility......................     44.20%        25.00%       44.20%        25.00%
Risk free interest rate..................      6.65%         6.50%        6.65%         6.50%
Expected lives...........................       6.0           4.5          6.0           4.5

     Contributed capital was increased $3,100,421 in fiscal 1998 representing the income tax benefits the Company realized from stock options exercised during fiscal 1998.

SHAREHOLDER RIGHTS PLAN

     In fiscal 1998, Fresh Foods adopted a shareholder rights plan pursuant to which the holder of each share of Fresh Foods common stock also holds a Right that may be exercised for Fresh Foods preferred stock or Fresh Foods common stock upon the occurrence of certain "triggering events" specified in a Rights Agreement dated as of September 2, 1997 between Fresh Foods and American Stock Transfer and Trust Company.

     On August 28, 1997, the Fresh Foods Board declared a dividend distribution of one Right for each share of Fresh Foods common stock to Fresh Foods shareholders of record at the close of business on September 10, 1997. Each Right entitles the record holder to purchase from Fresh Foods one one-hundredth of a share of Junior Participating Preferred Stock, Series A, of Fresh Foods at a purchase price of $30. The Rights are attached to the Fresh Foods common stock and are not exercisable except under the limited circumstances set forth in the Rights Agreement relating to the acquisition of, or the commencement of a tender offer for, 15% or more of the Fresh Foods common stock. The rights may be redeemed at a price of $.001 per Right by Fresh Foods any time prior to any person or group acquiring 15% or more of Fresh Foods' common stock and will expire on September 10, 2007. Until the Rights separate from Fresh Foods' common stock, each newly-issued share of such common stock will have a Right attached. The Rights do not have voting or dividend rights.

                               FRESH FOODS, INC.

14.  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

     The estimated fair values of the financial instruments listed below have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required, however, to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                    FEBRUARY 27, 1998
                                                              -----------------------------
                                                              CARRYING AMOUNT   FAIR VALUE
                                                              ---------------   -----------
Assets:
  Cash and cash equivalents.................................    $ 2,818,071     $ 2,818,071
  Marketable equity securities..............................        206,706         206,706
  Accounts receivable.......................................      5,204,700       5,204,700
  Notes receivable..........................................      3,037,155       2,953,434
Liabilities:
  Accounts payable..........................................      6,605,893       6,605,893
  Short-term debt...........................................      5,105,144       5,105,144
  Long-term debt (excluding capital leases).................     14,626,413      14,621,667

                                                                    FEBRUARY 28, 1997
                                                              -----------------------------
                                                              CARRYING AMOUNT   FAIR VALUE
                                                              ---------------   -----------
Assets:
  Cash and cash equivalents.................................    $ 3,995,497     $ 3,995,497
  Marketable equity securities..............................        171,910         171,910
  Accounts receivable.......................................      3,735,936       3,735,936
  Notes receivable..........................................      2,407,102       2,524,859
Liabilities:
  Accounts payable..........................................      4,568,176       4,568,176
  Short-term debt...........................................      4,487,776       4,487,776
  Long-term debt (excluding capital leases).................     12,864,387      12,854,189

     The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and short-term debt are a reasonable estimate of their fair value. Marketable equity securities are classified as available-for-sale and carried at their fair value. The fair value of notes receivable is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for long-term debt instruments using discounted cash flows.

                               FRESH FOODS, INC.

15.  LINES OF BUSINESS

     The Company operates in two principal lines of business. Segment information is presented as follows:

                                               1998                      1997                      1996
                                      ----------------------    ----------------------    ----------------------
                                         AMOUNT      PERCENT       AMOUNT      PERCENT       AMOUNT      PERCENT
                                      ------------   -------    ------------   -------    ------------   -------
Revenues:
  Restaurant operations.............  $ 92,166,216     58.1%    $ 71,318,432     54.8%    $ 62,667,763     55.1%
  Food processing...................    66,493,061     42.0       58,872,627     45.3       51,085,716     45.0
                                      ------------    -----     ------------    -----     ------------    -----
                                       158,659,277    100.2      130,191,059    100.2      113,753,479    100.2
  Elimination of inter-segment
    sales(1)........................      (247,716)    (0.2)        (257,134)    (0.2)        (217,009)    (0.2)
                                      ------------    -----     ------------    -----     ------------    -----
                                      $158,411,561    100.0%    $129,933,925    100.0%    $113,536,470    100.0%
                                      ============    =====     ============    =====     ============    =====
Operating profit:
  Restaurant operations.............  $  9,881,781     74.2%    $  9,936,554     84.3%    $  7,570,509     90.7%
  Food processing...................     3,437,649     25.8        1,845,188     15.7          778,407      9.3
                                      ------------    -----     ------------    -----     ------------    -----
                                        13,319,430    100.0%      11,781,742    100.0%       8,348,916    100.0%
                                                      -----                     -----                     -----
  Corporate expenses................    (8,318,289)               (6,372,077)               (5,083,717)
  Other income......................       739,230                   493,287                  (231,724)
  Interest expense..................     1,762,363                (1,867,948)               (2,162,547)
                                      ------------              ------------              ------------
  Earnings before income taxes and
    extraordinary item..............  $  3,978,008              $  4,035,004              $    870,928
                                      ============              ============              ============
Identifiable assets:
  Restaurant operations.............  $ 38,660,911     54.0%    $ 27,746,944     46.6%    $ 25,392,968     48.8%
  Food processing...................    23,302,472     32.5       22,094,616     38.1       18,809,910     36.2
  Corporate.........................     9,692,416     13.5        9,729,570     16.3        7,791,213     15.0
                                      ------------    -----     ------------    -----     ------------    -----
                                      $ 71,655,799    100.0%    $ 59,571,130    100.0%    $ 51,994,091    100.0%
                                      ============    =====     ============    =====     ============    =====
Depreciation and amortization:
  Restaurant operations.............  $  3,339,860     66.7%    $  2,109,837     58.6%    $  1,995,745     57.4%
  Food processing...................     1,456,155     29.1        1,259,365     35.0        1,256,931     36.2
  Corporate.........................       208,295      4.2          231,115      6.4          223,476      6.4
                                      ------------    -----     ------------    -----     ------------    -----
                                      $  5,004,310    100.0%    $  3,600,317    100.0%    $  3,476,152    100.0%
                                      ============    =====     ============    =====     ============    =====
Capital expenditures:
  Restaurant operations.............  $ 12,178,573     84.6%    $  9,207,775     82.3%    $  3,209,729     76.5%
  Food processing...................     2,042,549     14.2        1,543,382     13.8          774,615     18.5
  Corporate.........................       172,006      1.2          432,611      3.9          209,241      5.0
                                      ------------    -----     ------------    -----     ------------    -----
                                      $ 14,393,128    100.0%    $ 11,183,768    100.0%    $  4,193,585    100.0%
                                      ============    =====     ============    =====     ============    =====

---------------

(1) Intersegment sales are recorded based on prevailing prices and relate solely to the food processing segment.

     During each of the three fiscal years ended February 27, 1998, a single customer (Pierre, see Note 21) of the Company's bakery products accounted for 58%, 61% and 57%, respectively, of the food processing segment sales and 24%, 28% and 26%, respectively, of the Company's total operating revenues.

                               FRESH FOODS, INC.

16.  INVESTMENT IN AFFILIATES

     During fiscal years 1998 and 1997, the Company maintained investments in several companies which operated Prime Sirloin restaurants, Mom 'n' Pop's Buffet & Bakery restaurants, Western Steer Family Restaurants and Bennett's Smokehouse & Saloons. The Company maintained ownership of these entities under 50%, and therefore these were accounted for under the equity method. In fiscal year 1998, the Company sold all but the investment in Georgia Buffet Restaurants, Inc., which formerly operated two Mom 'n' Pop's Buffet & Bakery restaurants. The equity investees and related ownership percentages are as follows:

                                                                PERCENTAGE         PERCENTAGE
                                                                 OWNED AT           OWNED AT
                                                               FEBRUARY 27,       FEBRUARY 28,
                                                                   1998               1997
                                                              ---------------    ---------------
Georgia Buffet Restaurants, Inc.............................        50%                50%
Primo Foods, Inc............................................        --                 50
Starke Foods, Inc...........................................        --                 50

     Summarized financial information for the above companies is as follows:

                                                    1998          1997          1996
                                                 ----------    ----------    ----------
Current assets.................................  $    2,236    $  300,576    $  224,938
Noncurrent assets..............................     138,651     1,419,930     1,215,960
Current liabilities............................     106,180       597,738     1,096,908
Noncurrent liabilities.........................     188,105       415,371        25,018
Operating revenue..............................   1,489,205     5,190,358     5,720,963
Gross profit...................................     902,033     3,076,669     3,417,113
Net earnings (loss)............................    (146,436)       53,469       114,584

     Dividends received from these companies totaled $10,000 in fiscal 1996. No dividends were received in fiscal 1998 or fiscal 1997.

17.  COMMITMENTS AND CONTINGENCIES

     The Company guarantees a loan obligation of one of its franchisees in an amount not to exceed $612,000. The loan is collateralized by certain restaurant equipment purchased by the franchisee.

     The Company provides two secured letters of credit in the amounts of $500,000 and $400,000 and one unsecured letter of credit for $700,000 to its insurance carrier for outstanding worker's compensation and general liability claims.

     The Company is involved in various legal proceedings. Management believes that the outcome of such proceedings will not have a materially adverse effect on the Company's financial position or future results of operations and cash flows.

18.  SUPPLEMENTAL CASH FLOW INFORMATION

     Cash paid for interest and income taxes is as follows:

                                                                1998         1997         1996
                                                             ----------   ----------   ----------
Interest...................................................  $1,621,404   $1,933,528   $2,153,964
Income taxes...............................................   2,211,998    1,911,308      339,259

     The Company received accounts and notes receivable totaling $1,110,000, $355,000 and $1,198,392 from the sale of property, plant and equipment in fiscal 1998, 1997 and 1996, respectively.

                               FRESH FOODS, INC.

     The Company acquired machinery and equipment totaling $660,662, $694,298 and $278,641 through capital leases or debt during 1998, 1997 and 1996, respectively. In fiscal 1997, the Company purchased a restaurant property by exchanging land with a book value of $260,236 and assuming a note payable in the amount of $527,695.

     As discussed in Note 7, on March 1, 1997 the Company acquired fourteen franchise restaurants through the issuance of common stock and assumption of liabilities. The purchase price was allocated to inventory and supplies in the amount of $151,313, property and equipment in the amount of $1,203,413, and excess of cost over fair value of net assets acquired in the amount of $2,477,481.

     Accounts receivable from certain franchisees totaling $23,074, $84,762 and $46,173 in fiscal 1998, fiscal 1997 and fiscal 1996, respectively, were converted into notes receivable.

     In fiscal 1997 the Company issued common stock in exchange for cash and a note receivable totaling $78,388 and $705,493, respectively. The Company issued common stock in exchange for notes receivable of $27,000 in fiscal 1996.

19.  TRANSACTIONS WITH RELATED PARTIES

     Related party transactions during fiscal 1998, fiscal 1997 and fiscal 1996 arose in connection with the following relationships:

     Certain current and past officers, directors and principal shareholders of the Company have ownership interests in franchisee companies as well as an insurance company, a marketing services company, a management service company, a travel agency, and certain other companies that transact business with the Company. In addition, immediate family members of a director and principal shareholders have ownership interests in companies from which the Company purchases restaurant equipment, furnishings and supplies.

     Under a contract with a management services company owned by certain officers and directors, the Company receives general management services, which include, among other things, the review and supervision of financing, cost analysis services and review of franchise relationships. Management fees paid under this contract are in lieu of salary compensation for certain of the Company's senior executives. This contract expires in 2002 at an annual maximum management fee of $1,500,000, payable quarterly in advance.

     The Company has mutual leasing agreements with certain related individuals and with certain corporations in which the Company's principal shareholders have a substantial ownership interest. During fiscal 1997, the Company sold a restaurant property to an individual who is an executive officer and principal shareholder of the Company at a price of $150,000, giving the Company a gain of $103,000. During 1998, the Company sold four restaurant properties to an individual who is an executive officer and principal shareholder of the Company for a total price of $1,900,000, giving the Company a net gain of $600,000. During 1998, the Company sold an 80% consolidated subsidiary to the same individual for a price of $160,000, giving the Company a gain of $78,000. During 1998, the Company sold its 50% interests in two equity affiliates to the majority owner for a price of $272,000 and $235,000, respectively, giving the Company gains of $22,000 and $12,000, respectively.

     During fiscal 1996, the Company advanced $43,938 to the employee stock purchase plan to allow the plan to purchase 9,500 shares of the Company's common stock from an outside investor. This advance was repaid in fiscal 1997 as the plan received contributions and the shares were allocated to participant accounts.

     During fiscal 1997, the Company sold certain restricted equity securities of Sagebrush common stock to a corporation which is owned by two principal shareholders and executive officers of the Company for cash totaling $78,388 and an 8.5% two-year promissory note in the amount of $705,493. The promissory note is supported by personal guarantees received from the two principal shareholders and executive officers.

                               FRESH FOODS, INC.

     During fiscal 1996, the Company sold certain secured promissory notes without recourse to an individual who is an executive officer and principal shareholder of the Company. Most of the notes were secured by purchase money mortgages and were generated through various sales of real estate. The notes, which had face values totaling $1,440,000, were sold without recourse and the Company received cash proceeds from the sale totaling $1,080,000.

     Litigation involving an unrelated party holding a security interest in the trade receivables of a bankrupt company, which was one of the Company's significant customers and vendors, was settled in May 1993. Under the terms of this settlement, the Company agreed to pay $1,200,000, comprised of an initial payment of $230,000 in 1993, four annual payments of $180,000 each on April 1 beginning in 1994 and a final payment of $250,000 on April 1, 1998. Interest on the unpaid principal balance is payable quarterly at 4.5%. Under the terms of a guaranty and hold harmless agreement with the Company's chief executive officer, who was a former principal of the bankrupt company, the Company obtained unsecured promissory notes from such officer in amounts sufficient to reimburse the Company for all payments of principal and interest required by the settlement agreement and to liquidate the net receivable and accrued interest thereon arising from the initial set-off discussed above. The terms of the promissory notes correspond to the payment terms stipulated by the settlement agreement. The Company's financial statements as of February 27, 1998 reflect both the remaining settlement liability of $250,000 and the related receivable.

     The Company's related party transactions are summarized as follows:

                                                        1998         1997         1996
                                                     ----------   ----------   ----------
Franchise, royalty and other fees from related
  party franchisee companies.......................  $  315,000   $1,004,000   $1,162,000
Management services expense........................   1,500,000    1,500,000    1,500,000
Rents paid/lease expense...........................   1,805,000    1,287,000    1,136,000
Purchases of restaurant equipment, furnishings and
  construction.....................................   1,753,000    1,348,000      613,000
Purchases of other services and supplies...........     937,000      817,000    1,114,000
Casualty insurance premiums........................   2,221,000    1,822,000    2,020,000
Sales of restaurant properties.....................   1,900,000      150,000           --
Sale of notes receivable...........................          --           --    1,080,000

     Related party accounts receivable arise in the ordinary course of business and relate to unpaid franchise, royalty and other fees as well as short-term advances to 50%-owned affiliates. Other related party receivables primarily consist of receivables from other restaurants managed by the Company's management services company. Notes receivable from related parties relate primarily to long-term advances to 50%-owned affiliates, notes generated from the sales of assets to related parties and the settlement notes from the Company's chief executive officer. Related party accounts payable relate to transactions in the normal course of business with related individuals and corporations as described above. Related party receivables and payables are as follows:

                                                                 1998         1997
                                                              ----------   ----------
Accounts receivable.........................................  $  181,367   $  278,919
Notes receivable (interest rates ranging from 4.5% to 12%,
  payable over 1 to 5 years)................................   2,077,230    1,526,761
Accounts payable............................................     218,180      115,094

20.  CAPITAL STOCK

     The Company is authorized to issue 2,500,000 shares of preferred stock with a par value of ten cents per share in one or more series. All rights and preferences of each series are to be established by the Company prior to issuance. There are no issues of this class of stock outstanding at February 27, 1998.

                               FRESH FOODS, INC.

21.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                              QUARTERS ENDED
                                        ----------------------------------------------------------
                                          5/23/97        8/15/97        11/7/97      2/27/1998 (1)
                                        -----------    -----------    -----------    -------------
Operating revenues....................  $36,432,340    $39,772,488    $35,963,331     $46,243,402
Gross profit..........................  $ 6,180,748    $ 6,502,510    $ 5,926,837     $ 1,987,925
Pretax earnings (loss)................  $ 1,622,058    $ 2,178,172    $ 1,874,232     $(1,696,454)
Provision for income tax..............  $   620,047    $   823,710    $   705,022     $   420,771
Net earnings (loss)...................  $ 1,092,011    $ 1,354,462    $ 1,169,211     $(1,365,684)
Earnings (loss) per common
  share -- basic......................  $      0.18    $      0.24    $      0.20     $     (0.22)
Earnings (loss) per common share --
  diluted.............................  $      0.17    $      0.22    $      0.19     $     (0.21)

                                                              QUARTERS ENDED
                                        ----------------------------------------------------------
                                          5/17/96        8/9/96         11/1/96      2/28/1997 (1)
                                        -----------    -----------    -----------    -------------
Operating revenues....................  $28,229,485    $27,079,531    $30,656,677     $43,968,232
Gross profit..........................  $ 5,934,790    $ 5,335,615    $ 6,328,590     $ 3,061,605
Pretax earnings (loss)................  $ 1,137,215    $   681,293    $   840,048     $ 1,376,448
Provision for income tax..............  $   449,489    $    10,866    $   479,815     $ 1,069,829
Extraordinary gain (net of tax).......  $        --    $        --    $        --     $   414,784
Net earnings (loss)...................  $   687,726    $   670,427    $   360,233     $   721,403
Earnings (loss) per common
  share -- basic......................  $      0.13    $      0.13    $      0.07     $      0.15
Earnings (loss) per common share --
  diluted.............................  $      0.13    $      0.13    $      0.07     $      0.12

---------------

(1) There were no material fourth quarter adjustments in fiscal 1997.

22.  SUBSEQUENT EVENTS

     On April 10, 1998, the Company entered into an Asset Purchase Agreement (the "Agreement") with Hudson Foods, Inc. ("Hudson"), a wholly owned subsidiary of Tyson Foods, Inc., to purchase certain of the net operating assets of the Pierre Foods Division ("Pierre") of Hudson for $122,000,000 and to assume certain of Hudson's liabilities, consisting principally of trade payables and other similar liabilities (estimated at $8.1 million in the aggregate as of February 28, 1998).

     This transaction (the "Acquisition") was consummated on June 9, 1998 and will be accounted for as a purchase in the second quarter of fiscal 1999. The purchase was financed by the proceeds of an institutional private placement of $115.0 million aggregate principal amount of the Company's 10 3/4% Senior Notes Due 2006 (the "Senior Notes") and an initial borrowing under a new five-year, $75.0 million, revolving bank credit facility (the "Bank Facility"), with availability subject to a borrowing base formula. In addition, borrowings under the Bank Facility were used to extinguish all existing indebtedness of the Company for borrowed money, with the exception of outstanding industrial revenue bonds and certain capital lease obligations.

     The Senior Notes are unsecured obligations of the Company, unconditionally guaranteed on a senior unsecured basis by all existing subsidiaries of the Company. Interest on the Senior Notes is payable on June 1 and December 1 of each year, commencing December 1, 1998. The Senior Notes mature on June 1, 2006, unless previously redeemed, and are not subject to any sinking fund requirement. The Company has agreed to

                               FRESH FOODS, INC.

file and process a Registration Statement on Form S-4 covering substantially identical notes to be offered in exchange for the Senior Notes.

     The Bank Facility provides for a revolving line of credit under which the Company may borrow up to an amount equal to the lesser of $75.0 million or a borrowing base (comprised of eligible accounts receivable, inventory, machinery and equipment and real property). Borrowings under the Bank Facility will bear interest at floating rates based upon the interest rate option selected from time to time by the Company. The borrowings are secured by a first priority security interest in substantially all of the personal property of the Company and its subsidiaries, together with all real property included in the borrowing base.

     On September 5, 1998, the Company completed a reorganization, consisting of a series of stock and asset transfers, mergers and liquidations among and involving the parent corporation and its subsidiaries, designed to simplify the corporate structure. As a result of this reorganization, Fresh Foods, Inc. is a holding company with no assets or operations other than investments in its subsidiaries. All subsidiaries of Fresh Foods, Inc. are wholly owned, directly or indirectly, by Fresh Foods, Inc., and serve as guarantors of the Bank Facility and Senior Notes. In addition, all guarantors of the Bank Facility and Senior Notes are subsidiaries of Fresh Foods, Inc.

     As a result of the September 5, 1998 reorganization, separate financial statements of the subsidiary guarantors are not presented because (a) the subsidiary guarantors have jointly and severally guaranteed the Senior Notes on a full and unconditional basis, (b) the aggregate assets, liabilities, earnings and equity of the subsidiary guarantors are substantially equivalent to the assets, liabilities, earnings and equity of the parent on a consolidated basis and (c) management has determined that such information is not material to investors.

                          INDEPENDENT AUDITORS' REPORT

To the Management of
Pierre Foods Division of Hudson Foods, Inc.:

     We have audited the accompanying statements of certain assets and liabilities of Pierre Foods Division of Hudson Foods, Inc. ("Pierre") as of September 27, 1997 and September 28, 1996, and the related statements of revenues and expenses for each of the periods ended September 27, 1997, September 28, 1996 and September 30, 1995 (collectively, the "statements"). These statements are the responsibility of Pierre's management. Our responsibility is to express an opinion on the statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audits provide a reasonable basis for our opinion.

     The assets, liabilities and operations covered by the statements referred to above are a part of Hudson Foods, Inc. and have no separate legal status or existence. As described in Note 1, these statements have been prepared from Pierre's financial statement records and allocations of certain costs and expenses have been made. These allocations are not necessarily indicative of the costs and expenses that would have been incurred by Pierre on a stand-alone basis.

     In our opinion, the statements referred to above present fairly, in all material respects, the certain assets and liabilities of Pierre as of September 27, 1997 and September 28, 1996, and its revenues and expenses for each of the periods ended September 27, 1997, September 28, 1996 and September 30, 1995 in conformity with generally accepted accounting principles.

     As discussed in Note 2, the accompanying statements do not include provisions for income tax expense or benefit or related payables, receivables or deferrals.

DELOITTE & TOUCHE LLP

Cincinnati, Ohio
May 1, 1998

                   PIERRE FOODS (A BUSINESS OF HUDSON FOODS)

                  STATEMENTS OF CERTAIN ASSETS AND LIABILITIES
              AS OF SEPTEMBER 28, 1996 AND SEPTEMBER 27, 1997 AND
                          UNAUDITED AS OF MAY 30, 1998

                                                        SEPTEMBER 28,   SEPTEMBER 27,     MAY 30,
                                                            1996            1997           1998
                                                        -------------   -------------   -----------
                                                                                        (UNAUDITED)
                                              ASSETS
CURRENT ASSETS:
  Cash................................................   $ 1,162,496     $ 1,237,000    $ 1,596,743
  Accounts receivable, net of allowance for doubtful
     accounts: $319,500 in 1996, $469,175 in 1997 and
     $210,712 in 1998.................................    11,499,176      13,796,597      7,944,094
  Inventories (Notes 2, 3)............................    20,488,073      18,152,960     22,569,014
  Prepaid expenses and other current assets...........        39,765          31,520         49,034
                                                         -----------     -----------    -----------
          Total current assets........................    33,189,510      33,218,077     32,158,885
PROPERTY, PLANT AND EQUIPMENT, net (Notes 2, 4).......    26,498,589      24,686,709     22,792,967
                                                         -----------     -----------    -----------
TOTAL ASSETS..........................................    59,688,099      57,904,786     54,951,852
                                                         -----------     -----------    -----------

                                    LIABILITIES AND NET ASSETS
CURRENT LIABILITIES:
  Trade accounts payable..............................     5,543,658       6,619,211      4,386,492
  Accrued payroll, bonuses and other compensation.....     1,527,477       1,610,195        794,077
  Accrued marketing and advertising...................       784,137       1,282,075      2,549,862
  Accrued workers compensation........................       542,000         765,000        845,000
  Other accrued liabilities...........................       110,778          86,972        394,079
                                                         -----------     -----------    -----------
          Total current liabilities...................     8,508,050      10,363,453      8,969,510
                                                         -----------     -----------    -----------
COMMITMENTS AND CONTINGENCIES (Note 5)
NET ASSETS............................................   $51,180,049     $47,541,333    $45,982,342
                                                         ===========     ===========    ===========

 See notes to statements of certain assets and liabilities and of revenues and expenses.

                   PIERRE FOODS (A BUSINESS OF HUDSON FOODS)

                      STATEMENTS OF REVENUES AND EXPENSES
  FOR THE YEARS ENDED SEPTEMBER 30, 1995, SEPTEMBER 28, 1996 AND SEPTEMBER 27,
                                      1997
     AND UNAUDITED FOR THE EIGHT MONTHS ENDED MAY 31, 1997 AND MAY 30, 1998

                                                                                  EIGHT MONTHS ENDED
                                                                              ---------------------------
                              SEPTEMBER 30,   SEPTEMBER 28,   SEPTEMBER 27,     MAY 31,        MAY 30,
                                  1995            1996            1997            1997           1998
                              -------------   -------------   -------------   ------------   ------------
                                                                                      (UNAUDITED)
REVENUES....................  $148,572,219    $136,632,797    $149,349,685    $102,200,583   $99,826,780
COST OF GOODS SOLD..........    85,384,322      86,672,845      96,474,057      67,740,078    64,133,053
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES...    36,832,427      34,472,587      40,282,206      27,432,645    27,199,103
DEPRECIATION................     4,407,170       4,467,491       4,319,906       2,870,264     3,011,393
                              ------------    ------------    ------------    ------------   -----------
EXCESS OF REVENUES OVER
  EXPENSES BEFORE CORPORATE
  CHARGE....................    21,948,300      11,019,874       8,273,516       4,157,596     5,483,231
CORPORATE CHARGE (Note 7)...     5,152,721       4,747,727       4,699,222       3,210,699     3,317,639
                              ------------    ------------    ------------    ------------   -----------
EXCESS OF REVENUES OVER
  EXPENSES BEFORE INCOME
  TAXES.....................  $ 16,795,579    $  6,272,147    $  3,574,294    $    946,897   $ 2,165,592
                              ============    ============    ============    ============   ===========
PRO FORMA PROVISION FOR
  INCOME TAXES (Note 2).....                                  $  1,475,000                   $   906,000
                                                              ============                   ===========
PRO FORMA NET EXCESS OF
  REVENUES OVER EXPENSES
  (Note 2)..................                                  $  2,099,094                   $ 1,259,592
                                                              ============                   ===========

 See notes to statements of certain assets and liabilities and of revenues and expenses.

                   PIERRE FOODS (A BUSINESS OF HUDSON FOODS)

                   NOTES TO STATEMENTS OF CERTAIN ASSETS AND
              LIABILITIES AND STATEMENTS OF REVENUES AND EXPENSES

1.  BASIS OF PRESENTATION

     On April 10, 1998, Hudson Foods, Inc. ("Hudson") (a wholly-owned subsidiary of Tyson Foods, Inc. ("Tyson")) announced its plans to sell certain assets and the related business of the Pierre Foods Division of Hudson to Fresh Foods, Inc. ("Fresh Foods"). Such assets and related business are referred to herein as "Pierre" or the "Pierre Business." Pierre is an unincorporated business of Hudson, which merged with Tyson in January 1998. The historical basis in assets and liabilities of Pierre have been carried over. Pierre primarily processes and markets beef, pork and poultry products which are sold domestically in five primary markets: schools, foodservice, vending, club stores and convenience stores. Pierre's products are also sold internationally to wholesalers primarily in Canada. The accompanying statements present the assets and liabilities of the Pierre Business that Hudson intends to sell on June 6, 1998 to Fresh Foods and related revenues and expenses for the periods presented.

     Hudson does not account for the Pierre Business as a separate entity. The statements have been prepared from Pierre's financial statement records and allocations of certain costs and expenses have been made. These allocations are not necessarily indicative of the costs and expenses that would have been incurred by Pierre on a stand-alone basis.

     The statements of certain assets and liabilities and statements of revenues and expenses are presented in the accompanying statements in accordance with generally accepted accounting principles. The unaudited statements of certain assets and liabilities as of May 30, 1998 and statements of revenues and expenses for the eight-month periods ended May 31, 1997 and May 30, 1998 have been prepared on substantially the same basis as the audited financial statements, and contain all adjustments, consisting only of normal recurring adjustments, necessary for a consistent presentation of the financial information for such periods. Revenues and expenses for interim periods are not necessarily indicative of results to be expected for an entire year.

2.  SIGNIFICANT ACCOUNTING POLICIES

     Revenue Recognition. Revenue from the sale of products is recognized at the time the products are shipped.

     Use of Estimates. The preparation of the statements of certain assets and liabilities and statements of operations in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management's best knowledge of current events and actions Pierre may undertake in the future, actual results could differ from those estimates.

     Concentrations of Credit Risk. Financial instruments which subject Pierre to concentrations of credit risk consist primarily of trade receivables from large domestic companies. Pierre generally does not require collateral from its customers. Such credit risk is considered by management to be limited due to Pierre's broad customer base.

     Inventories. Inventories are stated at the lower of cost (first-in, first-out method) or market, net of applicable allowances. Inventory cost includes the cost of raw materials and all applicable costs of processing.

     Property, Plant and Equipment. Property, plant and equipment are stated at cost. When assets are sold or retired, the costs of the assets and the related accumulated depreciation are removed from the accounts and the resulting gains or losses are recognized as other income. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

                   PIERRE FOODS (A BUSINESS OF HUDSON FOODS)

                   NOTES TO STATEMENTS OF CERTAIN ASSETS AND
       LIABILITIES AND STATEMENTS OF REVENUES AND EXPENSES -- (CONTINUED)

     In 1997, Pierre adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of." Under the pronouncement, the carrying value of property, plant and equipment is reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Assets determined to be impaired based on estimated future net cash flows are reduced to estimated fair value.

     New Accounting Standard. In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." This standard establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement will be effective for Pierre's fiscal year ending October 2, 1999, and Pierre does not intend to adopt this statement prior to the effective date. Had Pierre early adopted this statement, comprehensive income for the years ended September 27, 1997, September 28, 1996 and September 30, 1995, respectively, would not have differed materially from reported net earnings.

     Income Taxes. The operations of Pierre are included in the consolidated United States federal, state, local and non-United States income tax returns of Hudson. Hudson did not allocate specific tax liabilities to Pierre. The accompanying statements do not include provisions for such income taxes or related payables, receivables or deferrals.

     The pro forma provision for income taxes and the pro forma net excess of revenues over expenses for the year ended September 27, 1997 and the eight months ended May 30, 1998 reflect amounts that would have been recorded had Pierre's income been taxed for federal and state purposes as if it were a stand alone corporation.

     Fiscal Year. Pierre utilizes a 52-53 week accounting period, which ends on the Saturday closest to September 30.

     Marketing, Advertising and Promotional Allowances. Pierre expenses such costs in the period incurred. Expenses amounted to approximately $7,400,000, $6,100,000 and $7,430,000 for fiscal years 1997, 1996 and 1995, respectively.

     Interim Financial Information. The accompanying unaudited financial information for the eight months ended May 30, 1998 and May 31, 1997 has been prepared on substantially the same basis as the audited financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The results of interim periods are not necessarily indicative of results to be expected for the entire fiscal year.

3.  INVENTORIES

     Inventories consist of the following:

                                                  SEPTEMBER 28,   SEPTEMBER 27,     MAY 30,
                                                      1996            1997           1998
                                                  -------------   -------------   -----------
                                                                                  (UNAUDITED)
Raw materials and work in process...............   $ 2,601,539     $ 2,896,084    $ 2,439,694
Packaging and other.............................     1,507,660       1,419,253      1,361,767
Finished products...............................    16,378,874      13,837,623     18,767,553
                                                   -----------     -----------    -----------
Total...........................................   $20,488,073     $18,152,960    $22,569,014
                                                   ===========     ===========    ===========

                   PIERRE FOODS (A BUSINESS OF HUDSON FOODS)

                   NOTES TO STATEMENTS OF CERTAIN ASSETS AND
       LIABILITIES AND STATEMENTS OF REVENUES AND EXPENSES -- (CONTINUED)

4.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is comprised of the following:

                                                            SEPTEMBER 28,    SEPTEMBER 27,
                                                                1996             1997
                                                            -------------    -------------
Land......................................................   $ 1,274,789      $ 1,274,789
Buildings and improvements................................    17,484,369       17,619,327
Machinery and equipment...................................    28,185,256       29,656,305
Construction in progress..................................       158,577        1,193,924
                                                             -----------      -----------
Total.....................................................    47,102,991       49,744,345
Less accumulated depreciation.............................    20,604,402       25,057,636
                                                             -----------      -----------
Property, plant and equipment, net........................   $26,498,589      $24,686,709
                                                             ===========      ===========

5.  COMMITMENTS AND CONTINGENCIES

     Pierre leases transportation and delivery equipment, processing equipment and distribution facilities under operating leases. Management expects that in the normal course of business, the leases will be renewed or replaced by other leases or property acquisitions.

     Total rental expense was approximately $1,066,000 in 1997; $986,000 in 1996; and $866,000 in 1995.

     At September 27, 1997, future minimum rental payments required under leases that have initial or remaining noncancellable terms in excess of one year are approximately $305,000 in 1998. Effective with the purchase of Hudson by Tyson in January 1998, all items used for the manufacturing process which were under operating leases were purchased by Tyson, thus removing any significant operating lease liability from Pierre.

     Pierre is involved in litigation incidental to its business. Such litigation is not considered by management to be significant.

6.  EMPLOYEE BENEFITS

     Hudson's 1990 Employee Stock Purchase Plan (the "Purchase Plan") made available to eligible employees a means of purchasing up to 1,500,000 shares of Hudson's common stock at current market prices. Under the terms of the Purchase Plan, Hudson contributed, annually, cash or Class A stock equal in value to 15% of the undistributed total of participants' contributions for the past ten years. All full-time employees of Hudson (except those owning 10% or more of Hudson's Class A stock) were eligible to participate in the Purchase Plan. The Purchase Plan was discontinued after the acquisition of Hudson by Tyson.

     Hudson provides a 401(k) Plan which includes a matching of 50% of contributions not exceeding 4% of each participant's salary. Pierre's contribution was approximately $409,000, $372,000 and $323,000 in fiscal year 1997, 1996 and 1995, respectively.

     Self-insurance costs for workers' compensation are accrued based upon the aggregate of the liability for reported claims and an estimated liability for claims incurred but not yet reported.

7.  RELATED PARTY TRANSACTIONS

     Pierre is part of Hudson's vertically integrated business of producing chicken and turkey products, including the breeding, hatching, growing, processing and packaging of those product lines. In addition, Hudson processes beef and pork products. As part of the production process, Pierre received and shipped product among the various Hudson plants. In conjunction therewith, the Pierre Business' costs include

                   PIERRE FOODS (A BUSINESS OF HUDSON FOODS)

                   NOTES TO STATEMENTS OF CERTAIN ASSETS AND
       LIABILITIES AND STATEMENTS OF REVENUES AND EXPENSES -- (CONTINUED)

purchases from other Hudson plants; however, the amounts are not determinable. Included in revenues in the accompanying statements of revenues and expenses are revenues to other Hudson plants of approximately $9,300,000, $10,100,000 and $9,200,000 in fiscal 1997, 1996 and 1995, respectively.

     Hudson directly charges research and development, leases, depreciation, insurance, employee benefits and other miscellaneous services to Pierre. In the statements of revenues and expenses, these direct costs are included in costs of goods sold, selling, general and administrative and depreciation, as appropriate. In the opinion of management, such direct expenses are reasonable to cover the services provided to Pierre.

     In addition, Hudson charges Pierre an amount which is based primarily on 9.5% times the book value of accounts receivable, inventory, property, plant and equipment and other assets, less accounts payable, plus certain corporate sales. This amount is reflected as "Corporate Charge" in the statement of revenues and expenses.

     All services provided to or received from other Hudson divisions are transferred at cost, with no intercompany profit or loss being recognized between the divisions. Pierre has historically carried an intercompany payable for the net services, property and products received from various other Hudson facilities. Net payables for these intercompany transactions, which are not included in the statements of certain assets and liabilities, were as follows for the period ended:

                                                              INTERCOMPANY
                                                                PAYABLE
                                                                BALANCE
                                                              ------------
September 30, 1995..........................................  $23,580,188
September 28, 1996..........................................  $16,733,084
September 27, 1997..........................................  $10,963,072
May 31, 1997 (unaudited)....................................  $10,195,257
May 30, 1998 (unaudited)....................................  $ 3,797,003

8.  SUBSEQUENT EVENT

     On April 10, 1998, Hudson entered into an Asset Purchase Agreement (the "Agreement") with a wholly-owned subsidiary of Fresh Foods, Inc. ("Fresh Foods") whereby Fresh Foods will purchase substantially all of the assets of Pierre for $122,000,000.

     Pierre and Fresh Foods have an existing business relationship whereby product is shipped from Pierre to Fresh Foods for further manufacturing process. Such transactions are recorded by Pierre as a transfer of inventory and are not reflected in gross sales. The product is then shipped back to Pierre for ultimate sale to a third party. Related payments to Fresh Foods are reflected in cost of goods sold. Total amounts paid to Fresh Foods which are included in cost of goods sold were $17,510,338, $15,421,856 and $13,458,921 for fiscal 1997,
1996 and 1995, respectively. Net payables to Fresh Foods were $589,561, $148,096 and $82,418 for fiscal 1997, 1996 and 1995, respectively.

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  NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS
                             ---------------------

                                        PAGE
                                        ----
Prospectus Summary....................     1
Risk Factors..........................    13
The Acquisition.......................    19
Use of Proceeds.......................    20
Capitalization of the Company.........    21
Unaudited Pro Forma Combined Financial
  Information of the Company..........    22
Selected Historical Financial
  Information of Fresh Foods..........    29
Selected Historical Financial
  Information of Pierre...............    30
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    31
The Exchange Offer....................    38
Business..............................    47
Certain Relationships and Related
  Party Transactions..................    59
Management............................    62
Principal Stockholders................    68
Description of Bank Facility..........    70
Description of the Exchange Notes.....    71
Certain U.S. Federal Income Tax
  Considerations......................    93
Plan of Distribution..................    97
Legal Matters.........................    97
Experts...............................    97
Index to Financial Statements.........   F-1

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
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                              --------------------
                                   PROSPECTUS
                              --------------------
                                  $115,000,000

                            (FRESH FOODS, INC. LOGO)

                               FRESH FOODS, INC.
                            OFFER TO EXCHANGE UP TO
                              $115,000,000 OF ITS
                         10 3/4% SENIOR NOTES DUE 2006
                             FOR ANY AND ALL OF ITS
                            OUTSTANDING $115,000,000
                         10 3/4% SENIOR NOTES DUE 2006
                                October 1, 1998

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